                               HEARTSTREAM, INC.
                         2401 FOURTH AVENUE, SUITE 300
                           SEATTLE, WASHINGTON 98121

                            ------------------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON MARCH 26, 1998

                            ------------------------

TO THE STOCKHOLDERS OF HEARTSTREAM, INC.:

    NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders (the "Heartstream Stockholders Meeting") of Heartstream, Inc., a Delaware corporation ("Heartstream"), will be held on Thursday, March 26, 1998 at 9:00 a.m., local time, at The Edgewater, 2411 Alaskan Way, Seattle, Washington 98121, to consider and vote upon the following proposal:

           To (i) approve and adopt the Agreement and Plan of Reorganization (the "Reorganization Agreement"), dated as of December 29, 1997, among Heartstream, Hewlett-Packard Company, a California corporation ("HP"), and Whistler Acquisition Corporation, a Delaware corporation and wholly-owned subsidiary of HP ("Merger Sub"), and (ii) approve the merger of Merger Sub with and into Heartstream pursuant to which Heartstream will become a wholly-owned subsidiary of HP and all outstanding shares of Heartstream Common Stock will be converted into shares of HP Common Stock.

    Information relating to the above proposal is set forth in the attached Proxy Statement/Prospectus. Stockholders of record at the close of business on February 18, 1998 are entitled to notice of, and to vote at, the Heartstream Stockholders Meeting and any adjournments or postponements thereof. Approval and adoption of the Reorganization Agreement and approval of the merger described above will require the affirmative vote of the holders of a majority of the shares of Heartstream Common Stock outstanding on the record date. All stockholders are cordially invited to attend the Heartstream Stockholders Meeting in person.

                                          By order of the Board of Directors

                                          /s/ James R. Shay

                                          James R. Shay
                                          CHIEF LEGAL COUNSEL AND SECRETARY

Seattle, Washington
February 25, 1998

    WHETHER OR NOT YOU EXPECT TO ATTEND THE HEARTSTREAM STOCKHOLDERS MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE IN ORDER TO ASSURE REPRESENTATION OF YOUR SHARES. NO POSTAGE NEED BE AFFIXED IF THE PROXY CARD IS MAILED IN THE UNITED STATES.

   [LOGO]

                                                                  [LOGO]
                               HEARTSTREAM, INC.
                                PROXY STATEMENT
                            ------------------------

                            HEWLETT-PACKARD COMPANY
                                   PROSPECTUS
                            ------------------------

    Hewlett-Packard Company, a California corporation ("HP"), Heartstream, Inc., a Delaware corporation ("Heartstream"), and Whistler Acquisition Corporation, a Delaware corporation and wholly-owned subsidiary of HP ("Merger Sub"), have entered into an Agreement and Plan of Reorganization, dated as of December 29, 1997 (the "Reorganization Agreement"). In accordance with the Reorganization Agreement, Merger Sub will merge into Heartstream, Heartstream will become a wholly-owned subsidiary of HP and all outstanding shares of common stock of Heartstream, $0.001 par value per share ("Heartstream Common Stock"), will be converted into shares of the common stock of HP, $1.00 par value per share ("HP Common Stock") (all such actions being referred to herein collectively as the "Merger").

    Upon consummation of the Merger, each issued and outstanding share of Heartstream Common Stock (other than shares owned by HP, Heartstream, Merger Sub or any direct or indirect wholly-owned subsidiary of HP or Heartstream) will be converted into the right to receive that fraction (the "Exchange Ratio") of a share of HP Common Stock as is determined by dividing $11.00 by the average closing price of HP Common Stock for the five trading day period ending on the trading day immediately prior to the Effective Time (as defined herein) (the "Average Closing Price"), as such prices are reported on the New York Stock Exchange, Inc. ("NYSE") Composite Transactions Tape. Holders of Heartstream Common Stock will receive cash in lieu of any fractional shares of HP Common Stock to which such Heartstream stockholder would have been entitled. Immediately prior to the Effective Time, all outstanding options to purchase Heartstream Common Stock under the stock option plans of Heartstream will become fully vested and exercisable, and upon the consummation of the Merger, all options not exercised immediately prior to the Effective Time will terminate.

    This Proxy Statement/Prospectus is being furnished to stockholders of Heartstream in connection with the solicitation of proxies by the Heartstream Board of Directors (the "Heartstream Board") for use at the special meeting of Heartstream stockholders to be held on Thursday, March 26, 1998 at The Edgewater, 2411 Alaskan Way, Seattle, Washington 98121, commencing at 9:00 a.m., local time, and at any adjournment or postponement thereof (the "Heartstream Stockholders Meeting").

    HP Common Stock is listed on the NYSE under the symbol "HWP." It is a condition of the obligations of HP and Heartstream to consummate the Merger that the shares of HP Common Stock to be issued in the Merger be approved for listing on the NYSE. Following consummation of the Merger, Heartstream Common Stock will be removed from registration under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and will no longer be listed on the Nasdaq National Market ("Nasdaq").

    This Proxy Statement/Prospectus constitutes the prospectus of HP for use in connection with the issuance of shares of HP Common Stock to be issued in the Merger in exchange for the Heartstream Common Stock. This Proxy
Statement/Prospectus and the accompanying proxy card are first being mailed to stockholders of Heartstream on or about February 26, 1998.
                            ------------------------

 THE ABOVE MATTERS ARE DISCUSSED IN DETAIL IN THIS PROXY STATEMENT/PROSPECTUS. THE PROPOSED MERGER IS A COMPLEX TRANSACTION. STOCKHOLDERS OF HEARTSTREAM ARE
  URGED TO READ AND CONSIDER CAREFULLY THIS PROXY STATEMENT/PROSPECTUS IN ITS
     ENTIRETY, INCLUDING THE MATTERS REFERRED TO BEGINNING ON PAGE 12 UNDER
                                "RISK FACTORS."
                            ------------------------

THE SECURITIES TO BE ISSUED PURSUANT TO THIS PROXY STATEMENT/PROSPECTUS HAVE NOT
 BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE
  "SEC") OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SEC OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY
    STATEMENT/ PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL
     OFFENSE.
                            ------------------------

    NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS IN CONNECTION WITH THE SOLICITATION OF PROXIES OR THE OFFERING OF SECURITIES MADE HEREBY, AND, IF GIVEN, ANY SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY HP, HEARTSTREAM OR ANY OTHER PERSON. THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION TO OR FROM ANY PERSON TO OR FROM WHOM IT IS NOT LAWFUL TO MAKE ANY SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROXY STATEMENT/ PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES HEREUNDER SHALL CREATE UNDER ANY CIRCUMSTANCES ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF HP OR HEARTSTREAM SINCE THE DATE HEREOF, OR THAT ANY INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE AS OF WHICH SUCH INFORMATION IS PROVIDED.
                            ------------------------

       The date of this Proxy Statement/Prospectus is February 25, 1998.

                               TABLE OF CONTENTS

                                                                                                                PAGE
                                                                                                                -----
AVAILABLE INFORMATION......................................................................................           1

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE............................................................           1

SUMMARY....................................................................................................           3
  The Companies............................................................................................           3
  Special Meeting of Stockholders of Heartstream...........................................................           4
  Risk Factors.............................................................................................           5
  Opinion of Heartstream's Financial Advisor...............................................................           5
  Interests of Certain Persons in the Merger...............................................................           5
  Certain Federal Income Tax Considerations................................................................           5
  Governmental and Regulatory Matters......................................................................           6
  Accounting Treatment.....................................................................................           6
  No Appraisal Rights......................................................................................           6
  The Merger...............................................................................................           6
  Market and Price Data....................................................................................           9

SELECTED FINANCIAL INFORMATION.............................................................................          10

RISK FACTORS...............................................................................................          12
  Risks Related to HP's Business...........................................................................          12
  Risks Related to Heartstream's Business..................................................................          15
  Risks Related to the Merger..............................................................................          15

COMPARATIVE PER SHARE DATA.................................................................................          16

MARKET PRICE INFORMATION...................................................................................          17

HEARTSTREAM STOCKHOLDERS MEETING...........................................................................          18
  Date, Time and Place of Heartstream Stockholders Meeting.................................................          18
  Purpose..................................................................................................          18
  Record Date and Outstanding Shares.......................................................................          18
  Vote Required............................................................................................          18
  Proxies..................................................................................................          18
  Solicitation of Proxies; Expenses........................................................................          19
  Recommendation of Heartstream Board of Directors.........................................................          19

SECURITY OWNERSHIP OF MANAGEMENT AND PRINCIPAL STOCKHOLDERS OF HEARTSTREAM.................................          20

APPROVAL OF THE MERGER AND RELATED TRANSACTIONS............................................................          22
  HP's Reasons for the Merger..............................................................................          22
  Heartstream's Reasons for the Merger; Recommendation of Heartstream Board of Directors...................          22
  Material Contacts and Board Deliberations................................................................          24
  Opinion of Heartstream's Financial Advisor...............................................................          26
  Interests of Certain Persons in the Merger...............................................................          29
  Certain Federal Income Tax Considerations................................................................          31
  Governmental and Regulatory Matters......................................................................          32
  Accounting Treatment.....................................................................................          33
  No Appraisal Rights......................................................................................          33

                                                                                                                PAGE
                                                                                                                -----
TERMS OF THE MERGER........................................................................................          34
  Effective Time...........................................................................................          34
  Manner and Basis for Converting Shares...................................................................          34
  Treatment of Employee Equity Benefit Plans...............................................................          35
  Effect of the Merger.....................................................................................          36
  Representations and Warranties...........................................................................          36
  Conduct of Heartstream's Business Prior to the Merger....................................................          36
  Heartstream Rights Plan..................................................................................          38
  No Solicitation..........................................................................................          38
  Conditions to the Merger.................................................................................          40
  Termination of the Reorganization Agreement..............................................................          41
  Effect of Termination....................................................................................          41
  Break-Up Fee.............................................................................................          42
  Indemnification and Insurance............................................................................          43
  Affiliate Agreements.....................................................................................          43

COMPARISON OF CAPITAL STOCK................................................................................          43
  Description of HP Capital Stock..........................................................................          43
  Description of Heartstream Capital Stock.................................................................          44
  Heartstream Rights Plan..................................................................................          45
  Comparison of Capital Stock..............................................................................          45

LEGAL MATTERS..............................................................................................          52

EXPERTS....................................................................................................          52

ANNEX A-- Agreement and Plan of Reorganization, dated as of December 29, 1997, among HP, Merger Sub and
         Heartstream
ANNEX B-- Opinion of Goldman, Sachs & Co.

                             AVAILABLE INFORMATION

    HP and Heartstream are subject to the information reporting requirements of the Exchange Act, and in accordance therewith file reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's regional offices located at Seven World Trade Center, Suite 1300, New York, New York 10048, and at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material may be obtained by mail from the Public Reference Section of the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The SEC also maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC at the address http://www.sec.gov. HP Common Stock is listed on the NYSE, and such reports, proxy statements and other information can also be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005. Heartstream Common Stock is listed on Nasdaq and such reports, proxy statements and other information can also be inspected at the offices of The National Association of Securities Dealers, Inc., Reports Section, 1735 K Street, N.W., Washington, D.C. 20006. After the consummation of the Merger, Heartstream will no longer file reports, proxy statements or other information with the SEC or Nasdaq. Instead such information will be provided, to the extent required, in filings made by HP.

    HP has filed with the SEC a registration statement on Form S-4 (herein referred to, together with all amendments and exhibits, as the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"). This Proxy Statement/Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information, reference is hereby made to the Registration Statement. Copies of the Registration Statement and the exhibits and schedules are available as described above.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following documents previously filed with the SEC by HP pursuant to the Exchange Act are incorporated by reference in this Proxy Statement/Prospectus:

    1. HP's Annual Report on Form 10-K for the fiscal year ended October 31, 1997; and

    2. The description of HP Common Stock contained in HP's Registration Statement filed with the SEC on or about November 6, 1957 and the Amended and Restated Articles of Incorporation of HP which appeared as Exhibit 3(a) to the Annual Report on Form 10-K for the fiscal year ended October 31, 1996.

    The following documents previously filed with the SEC by Heartstream pursuant to the Exchange Act are incorporated by reference in this Proxy Statement/Prospectus:

    1. Heartstream's Annual Report on Form 10-K for the fiscal year ended December 31, 1996;

    2. Heartstream's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997;

    3. Heartstream's Quarterly Report on Form 10-Q for the quarter ended June 30, 1997;

    4. Heartstream's Quarterly Report on Form 10-Q for the quarter ended September 30, 1997;

    5.  Heartstream's Current Report on Form 8-K dated January 15, 1998; and

    6. The description of Heartstream Common Stock contained in Heartstream's Registration Statement on Form 8-A filed with the SEC on December 1, 1995.

    All documents and reports filed by HP and by Heartstream pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this Proxy Statement/Prospectus and the date of the Heartstream Stockholders Meeting shall be deemed to be incorporated by reference in this Proxy

Statement/Prospectus and to be part hereof from the dates of filing of such documents and reports. Statements contained in this Proxy Statement/Prospectus as to the contents of any contract or other document referred to herein are not necessarily complete and, in each instance, reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or incorporated by reference therein, each such statement being qualified in all respects by such reference.

    Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document that is or is deemed to be incorporated by reference herein) modifies or supersedes such previous statement. Any statement so modified or superseded shall not be deemed to constitute a part hereof except as so modified or superseded.

    All information contained or incorporated by reference in this Proxy Statement/Prospectus relating to HP has been supplied by HP and all such information relating to Heartstream has been supplied by Heartstream.

    THIS PROXY STATEMENT/PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE THAT ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS (OTHER THAN EXHIBITS TO SUCH DOCUMENTS, UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE HEREIN) ARE AVAILABLE, WITHOUT CHARGE, UPON ORAL OR WRITTEN REQUEST BY ANY PERSON TO WHOM THIS PROXY STATEMENT/PROSPECTUS HAS BEEN DELIVERED, IN THE CASE OF DOCUMENTS RELATING TO HP, FROM HP, 3000 HANOVER STREET, PALO ALTO, CALIFORNIA 94304, ATTENTION: INVESTOR RELATIONS; TELEPHONE NUMBER: (650) 857-1501, AND, IN THE CASE OF DOCUMENTS RELATING TO HEARTSTREAM, FROM HEARTSTREAM, 2401 FOURTH AVENUE, SUITE 300, SEATTLE, WASHINGTON 98121,
ATTENTION: INVESTOR RELATIONS; TELEPHONE NUMBER: (206) 443-7630. IN ORDER TO ASSURE TIMELY DELIVERY OF THE DOCUMENTS PRIOR TO THE HEARTSTREAM STOCKHOLDERS MEETING, ANY SUCH REQUEST SHOULD BE MADE BY MARCH 19, 1998.

    This Proxy Statement/Prospectus contains trademarks of HP and Heartstream and may contain trademarks of others.

                                    SUMMARY

    OTHER THAN STATEMENTS OF HISTORICAL FACT, STATEMENTS MADE IN THIS PROXY STATEMENT/PROSPECTUS, INCLUDING STATEMENTS AS TO THE BENEFITS EXPECTED TO RESULT FROM THE MERGER AND AS TO FUTURE FINANCIAL PERFORMANCE AND CERTAIN OF THE ANALYSES PERFORMED BY THE FINANCIAL ADVISOR TO HEARTSTREAM, ARE FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT AND SECTION 21E OF THE EXCHANGE ACT. ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN SUCH FORWARD-LOOKING STATEMENTS AS A RESULT OF CERTAIN FACTORS, INCLUDING THOSE SET FORTH IN "RISK FACTORS" BELOW, WHICH HEARTSTREAM STOCKHOLDERS SHOULD CAREFULLY REVIEW.

    THE FOLLOWING CONTAINS A SUMMARY OF CERTAIN INFORMATION CONTAINED ELSEWHERE IN THIS PROXY STATEMENT/ PROSPECTUS. THIS SUMMARY DOES NOT CONTAIN A COMPLETE STATEMENT OF ALL MATERIAL ELEMENTS OF THE PROPOSAL TO BE VOTED ON AND IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION APPEARING ELSEWHERE IN THIS PROXY STATEMENT/PROSPECTUS AND IN THE INFORMATION AND DOCUMENTS ANNEXED HERETO.

THE COMPANIES

    HEWLETT-PACKARD COMPANY

    HP was incorporated in 1947 under the laws of the State of California as the successor to a partnership founded in 1939 by William R. Hewlett and David Packard.

    On a worldwide basis, HP designs, manufactures and services products and systems for measurement, computation and communications. HP offers a wide variety of systems and stand-alone products, including computer systems, personal computers ("PCs"), printers and other hardcopy and imaging products, calculators and other personal information products, electronic test equipment and systems, medical electronic equipment, components based on optoelectronic, silicon and compound semiconductor technologies, and instrumentation for chemical analysis. Services such as systems integration, network systems outsourcing management, consulting, education, product financing and rentals, as well as customer support and maintenance, are also an integral part of HP's offerings. These products and services are used in industry, business, engineering, science, medicine and education.

    HP's computer systems, computers, personal information products and hardcopy and imaging products are used in a variety of applications, including scientific and engineering computation and analysis, instrument control and business information management. HP's core computing products and technologies include its PA-RISC architecture for systems and workstations; its Explicitly Parallel Instruction Computing technology, jointly developed with Intel Corporation, that will provide the foundation for next-generation, 64-bit high-end systems; and software infrastructure for open systems. HP's general-purpose computers and computer systems include scalable families of PCs, servers and systems for use in homes, home offices and small offices, small workgroups, larger departments and entire enterprises. Key product families include the HP 9000 series, which runs HP-UX, HP's implementation of the UNIX operating system, and comprises multiuser computers for both technical and commercial applications as well as workstations with powerful computational and graphics capabilities; the HP NetServer series of PC servers; the HP Vectra series of PCs for use in business, engineering, manufacturing and chemical analysis; and the HP Pavilion multimedia home PCs.

    In addition to services such as systems integration, network systems management outsourcing, consulting, education, product financing and rentals, HP provides service for its equipment, systems, and hardcopy and imaging products. This service includes support and maintenance services, parts and supplies for the following: design and manufacturing systems, office and information systems, general-purpose instruments, computers and computer systems, networking, hardcopy and imaging products.

    HP's hardcopy and imaging products include a variety of system and desktop printers, such as the HP LaserJet family, and the HP DeskJet family, which is based on HP's thermal inkjet technology. HP also markets large-format printers, scanners, PC photography products and all-in-one products that perform copying, printing, scanning and faxing functions.

    HP also produces systems that are used for a wide range of testing and measurement functions in electronics, medicine and chemical analysis. HP also makes electronic component products, consisting principally of microwave semiconductor, fiber-optic and optoelectronic devices, including light-emitting diodes (LEDs). These products are sold primarily to other manufacturers for use in their electronic products, but many of HP's products incorporate them as well.

    HP's executive offices are located at 3000 Hanover Street, Palo Alto, California 94304, and its telephone number is (650) 857-1501.

    HEARTSTREAM, INC.

    Heartstream was incorporated in 1992 under the laws of the State of Delaware. Heartstream manufactures and markets an automatic external defibrillator ("AED") designed to improve survival rates from sudden cardiac arrest ("SCA"), the leading cause of death in the United States.

    Heartstream's AED, the ForeRunner-Registered Trademark-, is designed to provide advanced technology to a greater number of trained responders, thereby expanding the market for AEDs and making early defibrillation widely available. In 1996, Heartstream received the required regulatory approvals to market the ForeRunner AED and its accessories in several countries, including the United States, Canada and 18 countries in the European Economic Area. With the completion of ForeRunner's development process and required regulatory approvals, Heartstream initiated commercial shipments of the ForeRunner AED and its accessories in November 1996.

    Heartstream's executive offices are located at 2401 Fourth Avenue, Suite 300, Seattle, Washington 98121, and its telephone number is (206) 443-7630.

    WHISTLER ACQUISITION CORPORATION

    Merger Sub is a corporation recently organized under the laws of the State of Delaware by HP for the purpose of effecting the Merger. It has no material assets and has not engaged in any activities except in connection with the Merger. Merger Sub's executive offices are located at 3000 Hanover Street, Palo Alto, California 94304, and its telephone number is (650) 857-1501.

SPECIAL MEETING OF STOCKHOLDERS OF HEARTSTREAM

    TIME, DATE, PLACE AND PURPOSE

    The Heartstream Stockholders Meeting will be held at The Edgewater, 2411 Alaskan Way, Seattle, Washington 98121, on Thursday, March 26, 1998 at 9:00 a.m., local time. The purpose of the Heartstream Stockholders Meeting is to allow Heartstream stockholders to vote upon a proposal to approve and adopt the Reorganization Agreement and approve the Merger. See "Heartstream Stockholders Meeting--Date, Time and Place of Heartstream Stockholders Meeting" and "--Purpose."

    RECORD DATE AND VOTE REQUIRED

    Only holders of record of Heartstream Common Stock at the close of business on February 18, 1998 (the "Record Date") are entitled to notice of and to vote at the Heartstream Stockholders Meeting. Pursuant to the Delaware General Corporation Law ("DGCL") and the Heartstream Restated Certificate of Incorporation, the affirmative vote of the holders of a majority of Heartstream Common Stock outstanding as of the Record Date is required to approve and adopt the Reorganization Agreement and to approve the Merger. Certain stockholders of Heartstream (who as of the Record Date collectively owned approximately 17.5% of the outstanding shares of Heartstream Common Stock), including each of Heartstream's directors and executive officers, have entered into agreements with HP which obligate them to vote all shares of Heartstream Common Stock held by them in favor of the proposal to approve and adopt the Reorganization Agreement and approve the Merger.

    As of the Record Date, there were approximately 422 stockholders of record of Heartstream Common Stock and 11,866,783 shares of Heartstream Common Stock outstanding, with each share entitled to one vote on the matter to be acted upon at the Heartstream Stockholders Meeting. See "Heartstream Stockholders Meeting--Vote Required."

    RECOMMENDATION OF HEARTSTREAM BOARD OF DIRECTORS

    The Heartstream Board has unanimously approved the Reorganization Agreement and the transactions contemplated thereby and has determined that the Merger is fair to and in the best interests of Heartstream and its stockholders. After careful consideration, the Heartstream Board unanimously recommends a vote in favor of approval and adoption of the Reorganization Agreement and approval of the Merger. Stockholders should read this Proxy Statement/Prospectus carefully prior to voting. See "Heartstream Stockholders Meeting--Recommendation of Heartstream Board of Directors," "Approval of the Merger and Related Transactions--Heartstream's Reasons For the Merger; Recommendation of Heartstream Board of Directors," and "--Material Contacts and Board Deliberations."

RISK FACTORS

    See "Risk Factors" for a discussion of certain factors pertaining to the Merger and the businesses of HP and Heartstream.

OPINION OF HEARTSTREAM'S FINANCIAL ADVISOR

    On December 28, 1997, Goldman, Sachs & Co. ("Goldman Sachs") delivered to the Heartstream Board its oral opinion that, as of such date, the Exchange Ratio pursuant to the Reorganization Agreement was fair from a financial point of view to the holders of Heartstream Common Stock. Goldman Sachs subsequently delivered its written opinion dated December 29, 1997 to the Heartstream Board that, as of such date, the Exchange Ratio pursuant to the Reorganization Agreement was fair from a financial point of view to the holders of Heartstream Common Stock.

    The full text of the written opinion of Goldman Sachs dated December 29, 1997, which sets forth assumptions made, matters considered and limitations on the review undertaken in connection with the opinion, is attached hereto as Annex B and is incorporated herein by reference. Holders of Heartstream Common Stock are urged to, and should, read such opinion in its entirety. See "Approval of the Merger and Related Transactions--Opinion of Heartstream's Financial Advisor" and Annex B hereto.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

    In considering the recommendation of the Heartstream Board with respect to the Reorganization Agreement and the Merger, holders of Heartstream Common Stock should be aware that members of the Heartstream Board and the executive officers of Heartstream have certain interests in the Merger that are in addition to the interests of holders of Heartstream Common Stock generally. In particular, certain executive officers and key employees of Heartstream have severance agreements with Heartstream under which they will receive cash payments if they are terminated without cause or voluntarily terminate their employment under certain circumstances within two years of a change of control of Heartstream. See "Approval of the Merger and Related Transactions--Interests of Certain Persons in the Merger."

CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

    The Merger is intended to qualify as a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), in which case no gain or loss generally should be recognized by the holders of shares of Heartstream Common Stock on the conversion of their shares of Heartstream Common Stock solely into shares of HP Common Stock in the Merger. As a condition to the consummation of the Merger, HP and Heartstream will have received an opinion from their respective tax counsel that the Merger will constitute a reorganization under Section 368(a) of the Code. However, all Heartstream stockholders are urged to consult their own tax advisors. See "Approval of the Merger and Related Transactions--Certain Federal Income Tax Considerations" and "Terms of the Merger--Conditions to the Merger."

GOVERNMENTAL AND REGULATORY MATTERS

    Consummation of the Merger is subject to compliance with the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"). The notifications required under the HSR Act were furnished to the Federal Trade Commission (the "FTC") and the Antitrust Division of the Department of Justice (the "Antitrust Division") and the specified waiting period under the HSR Act for the Merger expired on February 8, 1998. The Merger must also satisfy the requirements of federal and certain state securities laws. Neither Heartstream nor HP is aware of any other regulatory approvals that have not been received that are required for the consummation of the Merger. See "Approval of the Merger and Related Transactions--Governmental and Regulatory Matters."

ACCOUNTING TREATMENT

    HP intends to account for the Merger under the purchase method of accounting in accordance with generally accepted accounting principles. Under this method of accounting, the purchase price will be allocated to assets acquired and liabilities assumed based on their estimated fair values at the Effective Time. HP's results of operations will not include the results of Heartstream prior to the Effective Time.

NO APPRAISAL RIGHTS

    The stockholders of Heartstream are not entitled to appraisal rights in connection with the Merger under applicable state law. See "Approval of the Merger and Related Transactions--No Appraisal Rights."

THE MERGER

    TERMS OF THE MERGER; EXCHANGE RATIO

    At the Effective Time (as defined below), Merger Sub will merge with and into Heartstream and Heartstream will become a wholly-owned subsidiary of HP. Once the Merger is consummated, Merger Sub will cease to exist as a corporation and Heartstream will remain as a wholly-owned subsidiary of HP (the "Surviving Corporation"). As a result of the Merger, each outstanding share of Heartstream Common Stock, other than shares owned by Heartstream, HP, Merger Sub or any direct or indirect wholly-owned subsidiary of HP or Heartstream, will be converted into the right to receive a fraction of a share of HP Common Stock equal to the Exchange Ratio. Holders of Heartstream Common Stock will receive cash in lieu of any fractional shares of HP Common Stock to which such Heartstream stockholder would have been entitled. In establishing the manner in which the Exchange Ratio is to be calculated, the parties recognized that it would fluctuate depending on the changes in the trading prices of the HP Common Stock between the execution of the Reorganization Agreement and the closing of the Merger. Given its fluctuating nature, the final Exchange Ratio may not be known at the time Heartstream stockholders are asked to consider and vote upon the Reorganization Agreement and the Merger at the Heartstream Stockholders Meeting. It is anticipated by the parties, however, that the closing of the Merger will occur as soon as practicable following the Heartstream Stockholders Meeting, with a view toward causing the proposed transaction to be consummated on the day of such meeting. In order to provide Heartstream stockholders with current information regarding the Exchange Ratio during the period prior to the Effective Time of the Merger, the parties have established a toll-free telephone number at (800) 323-5574 that interested parties may call.

    As an example of the way in which the Exchange Ratio would be calculated, if the Average Closing Price were to have been calculated based on the average closing price for HP Common Stock for the five trading day period ending on February 20, 1998, the last practicable trading day before the printing of this

Proxy Statement/Prospectus, the Average Closing Price for purposes of establishing the Exchange Ratio would have been $63.30. An Average Closing Price of $63.30 would result in an Exchange Ratio of approximately .174 under the terms of the Reorganization Agreement. To further illustrate this pricing formula, the table set forth below presents certain assumed Average Closing Prices together with the resulting approximate Exchange Ratios:

  AVERAGE CLOSING
       PRICE           EXCHANGE RATIO
--------------------  -----------------
       $55.00                  .200
       $60.00                  .183
       $65.00                  .169
       $70.00                  .157

Of course the actual Exchange Ratio and the total number of shares of HP Common Stock to be received by each Heartstream stockholder may be greater or less than the numbers indicated above, depending on the actual trading prices for HP Common Stock in the period preceding the Effective Time of the Merger.

    Immediately prior to the consummation of the Merger, all outstanding options to purchase Heartstream Common Stock under the stock option plans of Heartstream will become fully vested and exercisable, and upon the consummation of the Merger, all options not exercised or exchanged for cash as provided by the terms of the Reorganization Agreement immediately prior to the consummation of the Merger will terminate. Pursuant to the Heartstream employee stock purchase plan, the purchase period during which participants in the plan may acquire shares of Heartstream Common Stock shall close immediately prior to the Effective Time. See "Terms of the Merger--Manner and Basis for Converting Shares" and "--Treatment of Employee Equity Benefit Plans."

    EFFECTIVE TIME OF THE MERGER

    The Merger will become effective upon the filing of a Certificate of Merger (the "Certificate of Merger") with the Secretary of State of the State of Delaware or at such later time as may be agreed in writing by HP, Heartstream and Merger Sub and specified in the Certificate of Merger (the "Effective Time"). Assuming all conditions to the Merger are met or waived prior thereto, it is currently anticipated that the Effective Time will be on the date of the Heartstream Stockholders Meeting. See "Terms of the Merger--Effective Time."

    EXCHANGE OF HEARTSTREAM STOCK CERTIFICATES

    Promptly after the Effective Time, HP, acting through Harris Trust and Savings Bank as its exchange agent (the "Exchange Agent"), will deliver to each Heartstream stockholder of record as of the Effective Time by U.S. mail at its address of record a letter of transmittal with instructions to be used by such stockholder in surrendering certificates which, prior to the Merger, represented shares of Heartstream Common Stock. CERTIFICATES SHOULD NOT BE SURRENDERED BY THE HOLDERS OF HEARTSTREAM COMMON STOCK UNTIL SUCH HOLDERS RECEIVE THE LETTER OF TRANSMITTAL FROM THE EXCHANGE AGENT, AND THEN ONLY IN ACCORDANCE WITH THE TERMS OF SUCH LETTER OF TRANSMITTAL.

    BOARD OF DIRECTORS; MANAGEMENT FOLLOWING THE MERGER

    The Board of Directors of the Surviving Corporation will consist of the directors of Merger Sub immediately prior to the Effective Time. The officers of Heartstream immediately prior to the Effective Time will be the officers of the Surviving Corporation, until their successors are duly appointed.

    CONDUCT OF BUSINESS PRIOR TO THE MERGER

    Pursuant to the Reorganization Agreement, Heartstream has agreed that, until the earlier of the termination of the Reorganization Agreement pursuant to its terms and the Effective Time, subject to certain exceptions, and except to the extent that HP otherwise consents in writing, Heartstream will carry on its business diligently and in accordance with good commercial practice and in the usual, regular and ordinary course, in substantially the same manner as heretofore conducted and in compliance in all material respects with all applicable laws and regulations, pay its debts and taxes when due subject to good faith disputes over such debts or taxes, pay or perform other material obligations when due, and use its reasonable best efforts consistent with past practices and policies to (i) preserve intact its present business organization,
(ii) keep available the services of its present officers and employees, (iii) preserve its relationships with customers, suppliers, distributors, licensors, licensees and others with which it has business dealings and (iv) keep its shares of Common Stock quoted on Nasdaq. In addition, Heartstream will promptly notify HP of any material event involving its business or operations. In addition, subject to certain exceptions, Heartstream has agreed that, without the prior written consent of HP, it will not perform or engage in certain activities in the conduct of its business. See "Terms of the Merger--Conduct of Heartstream's Business Prior to the Merger."

    NO SOLICITATION

    Pursuant to the Reorganization Agreement, except under certain limited circumstances, Heartstream has agreed that, until the earlier of the termination of the Reorganization Agreement pursuant to its terms and the Effective Time, Heartstream will not (i) solicit or knowingly encourage submission of, any proposals or offers by any person, entity or group (other than HP and its affiliates, agents and representatives) or (ii) participate in any discussions or negotiations with, or disclose any non-public information concerning Heartstream to, or afford any access to the properties, books or records of Heartstream to, or otherwise assist or facilitate, or enter into any agreement or understanding with, any person entity or group, in connection with any alternate acquisition proposal. See "Terms of the Merger--No Solicitation."

    CONDITIONS TO THE MERGER

    Consummation of the Merger is subject to certain conditions, including (i) declaration by the SEC of the effectiveness of the Registration Statement, (ii) approval and adoption of the Reorganization Agreement and approval of the Merger by the stockholders of Heartstream at the Heartstream Stockholders Meeting,
(iii) absence of any law or order prohibiting consummation of the Merger, (iv) receipt by HP and Heartstream of legal opinions that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code, (v) the shares of HP Common Stock issuable to stockholders of Heartstream pursuant to the Reorganization Agreement having been authorized for listing on the NYSE,
(vi) subject to certain materiality thresholds, the accuracy of the representations and warranties made by each party in the Reorganization Agreement, (vii) performance of all covenants required by the Reorganization Agreement in all material respects, (viii) the absence of a material adverse effect with regard to either HP or Heartstream and (ix) Heartstream having obtained all material consents, waivers and approvals required in connection with the consummation of the Merger. See "Terms of the Merger--Conditions to the Merger."

    TERMINATION; FEES

    The Reorganization Agreement may be terminated under certain circumstances. Heartstream has agreed that, if the Merger is not consummated under certain circumstances, it will pay HP a fee of $6 million. See "Terms of the Merger--Termination of the Reorganization Agreement" and "--Break-Up Fee."

    AFFILIATE AGREEMENTS

    Heartstream will use its reasonable best efforts to have each of the members of the Heartstream Board and certain officers of Heartstream, who may be deemed to be affiliates of Heartstream, enter into agreements restricting sales or dispositions with respect to the shares of Heartstream Common Stock held by them prior to the Merger and the shares of HP Common Stock to be received by them in the Merger so as to comply with the requirements of applicable federal securities laws.

MARKET AND PRICE DATA

    HP Common Stock is traded on the NYSE under the symbol "HWP." On December 26, 1997, the last trading day before announcement of the execution and delivery of the Reorganization Agreement, the closing price of HP Common Stock as reported on the NYSE was $60.375 per share. On February 20, 1998, the closing price of HP Common Stock as reported on the NYSE was $64 15/16 per share. There can be no assurance as to the actual price of HP Common Stock prior to, at or at any time following the Effective Time of the Merger.

    Heartstream Common Stock is traded on Nasdaq under the symbol "HTST." On December 26, 1997, the last day before announcement of the execution of the Reorganization Agreement, the closing price of Heartstream Common Stock as reported on Nasdaq was $11.88 per share. Following the Merger, Heartstream Common Stock will no longer be traded on Nasdaq. On February 20, 1998, the closing price of Heartstream Common Stock as reported on Nasdaq was $10 7/8 per share. There can be no assurance as to the actual price of Heartstream Common Stock prior to, or at the Effective Time of the Merger, or in the event the Merger is not consummated. See "Risk Factors," "Market Price Information" and "Comparison of Capital Stock."

                         SELECTED FINANCIAL INFORMATION

    The following selected historical annual financial information of HP and Heartstream (except for information pertaining to orders and numbers of employees) has been derived from their respective audited historical financial statements and should be read in conjunction with such financial statements and notes thereto. The consolidated financial statements and notes thereto of HP for each of the fiscal years ended October 31, 1995, 1996 and 1997 and of Heartstream for each of the fiscal years ended December 31, 1994, 1995 and 1996 are incorporated by reference in this Proxy Statement/Prospectus. The selected historical financial information of Heartstream as of September 30, 1997 and for the nine-month periods ended September 30, 1996 and 1997 has been derived from the unaudited financial statements of Heartstream which are incorporated by reference in this Proxy Statement/Prospectus, and, in the opinion of Heartstream's management, reflects all adjustments necessary for the fair presentation of such unaudited interim financial information. The results of operations for interim periods are not necessarily indicative of the results to be expected for the entire year.

                  HP SELECTED HISTORICAL FINANCIAL INFORMATION
        (IN MILLIONS, EXCEPT PER SHARE AMOUNTS AND NUMBERS OF EMPLOYEES)

                                                                          YEAR ENDED OCTOBER 31,
                                                         --------------------------------------------------------
                                                           1993       1994        1995        1996        1997
                                                         ---------  ---------  ----------  ----------  ----------
HISTORICAL CONSOLIDATED OPERATIONS DATA:
U.S. orders............................................  $   9,462  $  11,692  $   14,686  $   17,181  $   18,837
International orders...................................     11,310     13,658      17,999      21,708      24,316
                                                         ---------  ---------  ----------  ----------  ----------
Total orders...........................................  $  20,772  $  25,350  $   32,685  $   38,889  $   43,153

Net revenue............................................  $  20,317  $  24,991  $   31,519  $   38,420  $   42,895
Earnings from operations...............................  $   1,879  $   2,549  $    3,568  $    3,726  $    4,339
Net earnings...........................................  $   1,177  $   1,599  $    2,433  $    2,586  $    3,119

Per share amounts:
  Net earnings.........................................  $    1.16  $    1.54  $     2.31  $     2.46  $     2.95
  Cash dividends.......................................  $    .225  $    .275  $      .35  $      .44  $      .52

                                                                               OCTOBER 31,
                                                         --------------------------------------------------------
                                                           1993       1994        1995        1996        1997
                                                         ---------  ---------  ----------  ----------  ----------
HISTORICAL CONSOLIDATED BALANCE SHEET AND EMPLOYEE
  DATA:
Total assets...........................................  $  16,736  $  19,567  $   24,427  $   27,699  $   31,749
Long-term debt.........................................  $     667  $     547  $      663  $    2,579  $    3,158
Employees..............................................     96,200     98,400     102,300     112,000     121,900

             HEARTSTREAM SELECTED HISTORICAL FINANCIAL INFORMATION
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                               NINE MONTHS ENDED
                                                          YEAR ENDED DECEMBER 31,                SEPTEMBER 30,
                                                -------------------------------------------  ----------------------
                                                  1993       1994       1995        1996        1996        1997
                                                ---------  ---------  ---------  ----------  ----------  ----------
HISTORICAL STATEMENT OF OPERATIONS DATA:
Net sales.....................................  $  --      $  --      $  --      $      957  $   --      $    6,306
Gross margin..................................     --         --         --             362      --           2,272
Operating expenses:
  Research and development....................        956      2,549      5,167       6,397       4,602       3,981
  General and administrative..................        370      1,020      2,218       5,009       3,528       4,592
  Sales and marketing.........................         94        347        763       3,559       2,087       7,339
Loss from operations..........................     (1,420)    (3,916)    (8,148)    (14,603)    (10,217)    (13,640)
Net loss......................................     (1,438)    (3,851)    (7,474)    (12,007)     (8,259)    (12,000)
Net loss per share............................  $   (0.55) $   (1.46) $   (2.77) $    (1.12) $    (0.79) $    (1.02)
Shares used to calculate net loss per share...      2,601      2,633      2,700      10,768      10,494      11,731
Pro forma (unaudited) net loss per share(1)...  $   (0.40) $   (0.66) $   (1.01) $    (1.07) $    (0.75) $    (1.02)
Shares used to calculate pro forma net loss
  per share(1)................................      3,639      5,847      7,379      11,176      11,039      11,731

                                                                       DECEMBER 31,
                                                       --------------------------------------------  SEPTEMBER 30,
                                                         1993       1994        1995        1996         1997
                                                       ---------  ---------  ----------  ----------  -------------
HISTORICAL BALANCE SHEET DATA:
Cash, cash equivalents and securities available-
  for-sale...........................................  $     321  $   3,540  $   13,839  $   50,080   $    34,722
Working capital......................................        122      3,310      13,355      50,077        38,592
Total assets.........................................        556      4,928      16,864      55,290        43,972
Accumulated deficit..................................     (1,438)    (5,289)    (12,757)    (24,779)      (36,768)
Total stockholders' equity...........................        201      3,830      15,054      52,465        40,868

------------------------

(1) Pro forma net loss per share is computed based on the weighted average number of common shares outstanding and gives effect to the following adjustments: common equivalent shares are not included in the per-share calculation where the effect of their inclusion would be antidilutive, except that, in accordance with SEC requirements, common and common equivalent shares issued during the 12-month period prior to the filing of an initial public offering have been included in the calculation as if they were outstanding for all periods using the treasury stock method and the initial public offering price of $13 per share even though their inclusion would be antidilutive.

                                  RISK FACTORS

    THIS PROXY STATEMENT/PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT AND SECTION 21E OF THE EXCHANGE ACT. ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE PROJECTED IN THE FORWARD-LOOKING STATEMENTS AS A RESULT OF THE RISK FACTORS SET FORTH BELOW AND ELSEWHERE IN THIS PROXY STATEMENT/PROSPECTUS. THE FOLLOWING FACTORS SHOULD BE CONSIDERED CAREFULLY BY HOLDERS OF HEARTSTREAM COMMON STOCK IN EVALUATING WHETHER TO APPROVE AND ADOPT THE REORGANIZATION AGREEMENT AND APPROVE THE MERGER. THESE FACTORS SHOULD BE CONSIDERED IN CONJUNCTION WITH THE OTHER INFORMATION INCLUDED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT/PROSPECTUS, INCLUDING IN CONJUNCTION WITH FORWARD-LOOKING STATEMENTS MADE HEREIN. FOR PERIODS FOLLOWING THE MERGER, REFERENCES TO HP SHOULD BE CONSIDERED TO REFER TO HP AND ITS SUBSIDIARIES, INCLUDING HEARTSTREAM, UNLESS THE CONTEXT OTHERWISE REQUIRES.

RISKS RELATED TO HP'S BUSINESS

    COMPETITION. HP encounters aggressive competition in all areas of its business activity. HP's competitors are numerous, ranging from some of the world's largest corporations to many relatively small and highly specialized firms. HP competes primarily on the basis of technology, performance, price, quality, reliability, distribution and customer service and support. Product life cycles are short, and, to remain competitive, HP will be required to develop new products, periodically enhance its existing products and compete effectively on the basis of the factors described above. In particular, HP anticipates that it will have to continue to adjust prices of many of its products to stay competitive and it will have to effectively manage financial returns with reduced gross margins.

    NEW PRODUCT INTRODUCTIONS. HP's future operating results may be adversely affected if HP is unable to continue to develop, manufacture and market innovative products and services rapidly that meet customer requirements for performance and reliability. The process of developing new high technology products and solutions is inherently complex and uncertain. It requires accurate anticipation of customers' changing needs and emerging technological trends. HP consequently must make long-term investments and commit significant resources before knowing whether its predictions will eventually result in products that achieve market acceptance. After a product is developed, HP must quickly manufacture sufficient volumes at acceptable costs. This is a process that requires accurate forecasting of volumes, mix of products and configurations. Moreover, the supply and timing of a new product or service must match customers' demand and timing for the particular product or service. Given the wide variety of systems, products and services HP offers, the process of planning production and managing inventory levels becomes increasingly difficult.

    INVENTORY MANAGEMENT. Inventory management has become increasingly complex as HP continues to sell a greater mix of products, especially printers and personal computers, through third-party distribution channels. Resellers constantly adjust their ordering patterns in response to HP's and its competitors' supply into the channel and the timing of their new product introductions and relative feature sets, as well as seasonal fluctuations in end-user demand such as the back-to-school and holiday selling periods. Resellers may increase orders during times of shortages, cancel orders if the channel is filled with currently available products, or delay orders in anticipation of new products. Any excess supply could result in price reductions and inventory writedowns, which in turn could adversely affect HP's gross margins.

    SHORT PRODUCT LIFE CYCLES. The short life cycles of many of HP's products pose a challenge for the effective management of the transition from existing products to new products and could adversely affect HP's future operating results. Product development or manufacturing delays, variations in product costs, and delays in customer purchases of existing products in anticipation of new product introductions are among the factors that make a smooth transition from current products to new products difficult. In addition, the timing of competitors' introductions of new products and services may negatively affect HP's future operating results, especially when these introductions coincide with periods leading up to HP's own introduction of new or enhanced products. Furthermore, some of HP's own new products may replace or compete with certain of HP's current products.

    INTELLECTUAL PROPERTY. HP generally relies upon patent, copyright, trademark and trade secret laws in the United States and in selected other countries to establish and maintain its proprietary rights in its technology and products. However, there can be no assurance that any of HP's proprietary rights will not be challenged, invalidated or circumvented, or that any such rights will provide significant competitive advantages. Moreover, because of the rapid pace of technological change in the information technology industry, many of HP's products rely on key technologies developed by others. There can be no assurance that HP will be able to continue to obtain licenses to such technologies. In addition, from time to time HP receives notices from third parties regarding patent or copyright claims. Any such claims, with or without merit, could be time-consuming to defend, result in costly litigation, divert management's attention and resources and cause HP to incur significant expenses. In the event of a successful claim of infringement against HP and failure or inability of HP to license the infringed technology or to substitute similar non-infringing technology, HP's business could be adversely affected.

    RELIANCE ON SUPPLIERS. Portions of HP's manufacturing operations are dependent on the ability of suppliers to deliver quality components, subassemblies and completed products in time to meet critical manufacturing and distribution schedules. HP periodically experiences constrained supply of certain component parts in some product lines as a result of strong demand in the industry for those parts. Such constraints, if persistent, may adversely affect HP's operating results until alternate sourcing can be developed. In order to secure components for production and introduction of new products, HP at times makes advance payments to certain suppliers, and often enters into noncancelable purchase commitments with vendors for such components. Volatility in the prices of these component parts, the possible inability of HP to secure enough components at reasonable prices to build new products in a timely manner in the quantities and configurations demanded or, conversely, a temporary oversupply of these parts, could adversely affect HP's future operating results.

    RELIANCE ON THIRD-PARTY DISTRIBUTION CHANNELS. HP continues to expand into third-party distribution channels to accommodate changing customer preferences. As a result, the financial health of resellers of HP's products, and HP's continuing relationships with such resellers, are becoming more important to HP's success. Some of these companies are thinly capitalized and may be unable to withstand changes in business conditions. HP's financial results could be adversely affected if the financial condition of certain of these resellers substantially weakens or if HP's relationship with such resellers deteriorates.

    INTERNATIONAL. Sales outside the United States make up more than half of HP's revenues. In addition, a portion of HP's product and component manufacturing, along with key suppliers, are located outside the United States. Accordingly, HP's future results could be adversely affected by a variety of factors, including changes in a specific country's or region's political or economic conditions, trade protection measures, import or export licensing requirements, the overlap of different tax structures, unexpected changes in regulatory requirements and natural disasters.

    DERIVATIVE FINANCIAL INSTRUMENTS. HP is also exposed to foreign currency exchange rate risk inherent in its sales commitments, anticipated sales and assets and liabilities denominated in currencies other than the U.S. dollar, as well as interest rate risk inherent in HP's debt, investment and finance receivable portfolios. As more fully described in the "Off-balance-sheet foreign exchange risk" and "Borrowings" notes to HP's financial statements (incorporated by reference in this Proxy Statement/Prospectus), HP's risk management strategy utilizes derivative financial instruments, including forwards, swaps, and purchased options to hedge certain foreign currency and interest rate exposures, with the intent of offsetting gains and losses that occur on the underlying exposures with gains and losses on the derivative contracts hedging them. HP does not enter into derivatives for trading purposes.

    HP has performed a sensitivity analysis assuming a hypothetical 10% adverse movement in foreign exchange rates and interest rates applied to the hedging contracts and underlying exposures described above. As of October 31, 1997, the analysis indicated that such market movements would not have a material effect on HP's consolidated financial position, results of operations or cash flows. Actual gains and losses in the future may differ materially from that analysis, however, based on changes in the timing and amount of interest rate and foreign currency exchange rate movements and HP's actual exposures and hedges.

    ACQUISITIONS, STRATEGIC ALLIANCES, JOINT VENTURES AND DIVESTITURES. As a matter of course, HP frequently engages in discussions with a variety of parties relating to possible acquisitions, strategic alliances, joint ventures and divestitures. Although consummation of any transaction is unlikely to have a material effect on HP's results as a whole, the implementation or integration of a transaction may contribute to HP's results differing from the investment community's expectation in a given quarter. Divestitures may result in the cancellation of orders and charges to earnings. Acquisitions and strategic alliances may require, among other things, integration or coordination with a different company culture, management team organization and business infrastructure. They may also require the development, manufacture and marketing of product offerings with HP's products in a way that enhances the performance of the combined business or product line. Depending on the size and complexity of the transaction, successful integration depends on a variety of factors, including the hiring and retention of key employees, management of geographically separate facilities, and the integration or coordination of different research and development and product manufacturing facilities. All of these efforts require varying levels of management resources, which may temporarily adversely impact other business operations.

    EARTHQUAKE. A portion of HP's research and development activities, its corporate headquarters, other critical business operations and certain of its suppliers are located near major earthquake faults. The ultimate impact on HP, its significant suppliers and the general infrastructure is unknown, but operating results could be materially affected in the event of a major earthquake. HP is predominantly self-insured for losses and interruptions caused by earthquakes.

    ENVIRONMENTAL. Certain of HP's operations involve the use of substances regulated under various federal, state and international laws governing the environment. It is HP's policy to apply strict standards for environmental protection to sites inside and outside the U.S., even if not subject to regulations imposed by local governments. The liability for environmental remediation and related costs is accrued when it is considered probable and the costs can be reasonably estimated. Environmental costs are presently not material to HP's operations or financial position.

    YEAR 2000. Many computer systems experience problems handling dates beyond the year 1999. Therefore, some computer hardware and software will need to be modified prior to the year 2000 in order to remain functional. HP is assessing both the internal readiness of its computer systems and the compliance of its computer products and software sold to customers for handling the year 2000. HP expects to implement successfully the systems and programming changes necessary to address year 2000 issues and does not believe that the cost of such actions will have a material effect on HP's results of operations or financial condition. There can be no assurance, however, that there will not be a delay in, or increased costs associated with, the implementation of such changes, and HP's inability to implement such changes could have an adverse effect on future results of operations.

    HP is also assessing the possible effects on HP's operations of the year 2000 readiness of key suppliers and subcontractors. HP's reliance on suppliers and subcontractors, and, therefore, on the proper functioning of their information systems and software, means that failure to address year 2000 issues could have a material impact on HP's operations and financial results; however the potential impact and related costs are not known at this time.

    QUARTERLY FLUCTUATIONS AND VOLATILITY OF STOCK PRICE. Although HP believes that it has the product offerings and resources needed for continuing success, future revenue and margin trends cannot be reliably predicted and may cause HP to adjust its operations, which could cause period-to-period fluctuations in operating results. HP's stock price, like that of other technology companies, is subject to significant volatility. The announcement of new products, services or technological innovations by HP or its competitors, quarterly variations in HP's results of operations, changes in revenue or earnings estimates by the investment community and speculation in the press or investment community are among the factors affecting HP's stock price. In addition, the stock price may be affected by general market conditions and domestic and international macroeconomic factors unrelated to HP's performance. Because of the foregoing reasons, recent trends should not be considered reliable indicators of future stock prices or financial results. Heartstream stockholders should recognize that such volatility in trading prices between the execution of the Reorganization Agreement and the Effective Time of the Merger could have a material impact on the calculation of the final Exchange Ratio. Any increases in the trading price for HP Common Stock during the Exchange Ratio calculation period will result in a lower Exchange Ratio, thereby causing a decrease in the number of shares of HP Common Stock to be received by the Heartstream stockholders upon the exchange of their Heartstream Common Stock in the Merger. See "Market Price Information."

RISKS RELATED TO HEARTSTREAM'S BUSINESS

    Heartstream's business is subject to numerous risks, including risks that quarterly operating results will vary from expectations. A full discussion of these risks and other risks associated with Heartstream's business may be found in Heartstream's Annual Report on Form 10-K for the year ended December 31, 1996, Quarterly Report on Form 10-Q for the quarter ended March 31, 1997, Quarterly Report on Form 10-Q for the quarter ended June 30, 1997 and Quarterly Report on Form 10-Q for the quarter ended September 30, 1997.

RISKS RELATED TO THE MERGER

    UNCERTAINTY RELATING TO INTEGRATION. The successful combination of HP and Heartstream will require substantial effort from each company. The diversion of the attention of management and any difficulties encountered in the transition process could have an adverse impact on HP's ability to realize the anticipated benefits of the Merger. The successful combination of the two companies will also require coordination of their research and development and sales and marketing efforts. In addition, the process of combining the two organizations could cause the interruption of, or a loss of momentum in, Heartstream's activities. There can be no assurance that HP will be able to retain Heartstream's key management, technical, sales and customer support personnel, or that HP will realize the anticipated benefits of the Merger.

    EFFECT OF MERGER ON DISTRIBUTORS. Certain of Heartstream's existing distributors may view themselves as competitors of HP, and therefore determine that the Merger is competitively disadvantageous to them. As a consequence, Heartstream's relationship with these distributors could be adversely affected.

                           COMPARATIVE PER SHARE DATA

    The following table sets forth certain historical per share data of HP and Heartstream and certain equivalent Heartstream per share data. The information set forth below should be read in conjunction with the selected historical financial data included elsewhere in this Proxy Statement/Prospectus. The equivalent Heartstream per share data is calculated based on HP historical data, which is substantially the same as the pro forma combined results of HP and Heartstream, and an assumed Exchange Ratio of approximately .174 based on an assumed Average Closing Price of $63.30 (the average closing price of HP Common Stock for the five trading day period ended February 20, 1998, the last practicable trading day prior to the printing of this Proxy Statement/Prospectus). The actual Exchange Ratio will be determined based on the closing price of HP Common Stock during the five trading day period ending on the trading day immediately prior to the Effective Time. Pro forma HP data giving effect to the Merger under the purchase method of accounting has not been presented because it is not materially different from historical HP information. All stock splits have been retroactively reflected herein.

                                                                                                     YEAR ENDED
                                                                                                     OCTOBER 31,
                                                                                                        1997
                                                                                                   ---------------
HISTORICAL--HP:
Earnings per share...............................................................................     $    2.95
Cash dividends per share.........................................................................     $    0.52
Book value per share (at period end)(1)..........................................................     $   15.52

                                                                                                NINE MONTHS ENDED
                                                                                                  SEPTEMBER 30,
                                                                               YEAR ENDED      --------------------
                                                                            DECEMBER 31, 1996    1996       1997
                                                                            -----------------  ---------  ---------
HISTORICAL--HEARTSTREAM:
Net loss per share........................................................      $   (1.12)     $   (0.79) $   (1.02)
Pro forma (unaudited) net loss per share(2)...............................      $   (1.07)     $   (0.75) $   (1.02)
Cash dividends per share..................................................         --             --         --
Book value per share (at period end)(1)...................................      $    4.51      $    4.85  $    3.47

------------------------

(1) Historical book value per share is computed by dividing total shareholders' equity by the number of shares outstanding at the end of each period.

(2) Pro forma net loss per share is computed based on the weighted average number of common shares outstanding and gives effect to the following adjustments: common equivalent shares are not included in the per-share calculation where the effect of their inclusion would be antidilutive, except that, in accordance with SEC requirements, common and common equivalent shares issued during the 12-month period prior to the filing of an initial public offering have been included in the calculation as if they were outstanding for all periods using the treasury stock method and the initial public offering price of $13 per share even though their inclusion would be antidilutive.

                                                                                                      YEAR ENDED
                                                                                                   OCTOBER 31, 1997
                                                                                                   -----------------
EQUIVALENT HEARTSTREAM:
Earnings per share...............................................................................      $    0.51
Cash dividends per share.........................................................................      $    0.09
Book value per share (at period end).............................................................      $    2.70

                            MARKET PRICE INFORMATION

    HP Common Stock is traded on the NYSE under the symbol "HWP." The following table sets forth the range of high and low sale prices for HP Common Stock as reported on the NYSE for the periods indicated. HP share prices reflect the retroactive effect of two-for-one stock splits effected in 1995 and 1996.

                                                                                                  HIGH        LOW
                                                                                                ---------  ---------
1996 FISCAL YEAR
  First Quarter...............................................................................  $47 1/2    $37 7/8
  Second Quarter..............................................................................  55         43 1/8
  Third Quarter...............................................................................  56 7/8     38 5/8
  Fourth Quarter..............................................................................  49         40
1997 FISCAL YEAR
  First Quarter...............................................................................  56 3/8     43 1/8
  Second Quarter..............................................................................  59         49
  Third Quarter...............................................................................  70         50 7/8
  Fourth Quarter..............................................................................  71 9/16    59 1/2
1998 FISCAL YEAR
  First Quarter...............................................................................  65 3/16    60 1/8
  Second Quarter (through February 20, 1998)..................................................  64 15/16   60 1/4

    Heartstream Common Stock has been traded on Nasdaq under the symbol "HTST" since Heartstream's initial public offering in January 1996. The following table sets forth the range of high and low sale prices for Heartstream Common Stock as reported on Nasdaq for the periods indicated.

                                                                                                  HIGH        LOW
                                                                                                ---------  ---------
1996 CALENDAR YEAR
  First Quarter (from January 31, 1996).......................................................  $17 1/2    $13
  Second Quarter..............................................................................  15 3/4     12 5/8
  Third Quarter...............................................................................  17 1/2     7 3/4
  Fourth Quarter..............................................................................  17         10 1/2
1997 CALENDAR YEAR
  First Quarter...............................................................................  12 7/8     10 3/8
  Second Quarter..............................................................................  9 1/2      7 7/32
  Third Quarter...............................................................................  11 7/8     8
  Fourth Quarter..............................................................................  13 1/4     8 7/8
1998 CALENDAR YEAR
  First Quarter (through February 20, 1998)...................................................  10 7/8     10 1/2

    On December 26, 1997, the last trading day before announcement of the execution and delivery of the Reorganization Agreement, the closing price of HP Common Stock as reported on the NYSE was $60.375 per share and the closing price of Heartstream Common Stock as reported on Nasdaq was $11.88 per share. On February 20, 1998, the closing price of HP Common Stock as reported on the NYSE was $64 15/16 per share and the closing price of Heartstream Common Stock as reported on Nasdaq was $10 7/8 per share. The Merger Consideration was structured to yield an "equivalent per share price" for Heartstream Common Stock of $11.00 per share.

    As indicated under the heading "Selected Financial Information--HP Selected Historical Financial Information," HP declared and paid cash dividends of $0.35, $0.44 and $0.52 per share for the fiscal years ended October 31, 1995, 1996 and 1997, respectively. The declaration and payment by HP of cash dividends in the future and the amount thereof will depend upon HP's results of operations, financial condition, cash requirements, future prospects, limitations imposed by credit agreements or senior securities and other factors deemed relevant by its Board of Directors. No assurance can be given that cash dividends will continue to be declared and paid at historical levels or at all.

                        HEARTSTREAM STOCKHOLDERS MEETING

DATE, TIME AND PLACE OF HEARTSTREAM STOCKHOLDERS MEETING

    The Heartstream Stockholders Meeting will be held at The Edgewater, 2411 Alaskan Way, Seattle, Washington 98121, on Thursday, March 26, 1998 at 9:00 a.m., local time.

PURPOSE

    The purpose of the Heartstream Stockholders Meeting is to vote upon a proposal to approve and adopt the Reorganization Agreement and approve the Merger.

RECORD DATE AND OUTSTANDING SHARES

    Only holders of record of Heartstream Common Stock on the Record Date are entitled to notice of, and to vote at, the Heartstream Stockholders Meeting. As of the Record Date, there were approximately 422 stockholders of record holding an aggregate of approximately 11,866,783 shares of Heartstream Common Stock.

    This Proxy Statement/Prospectus is being mailed on or about February 26, 1998 to all stockholders of record of Heartstream as of the Record Date.

VOTE REQUIRED

    Pursuant to the DGCL and the Heartstream Restated Certificate of Incorporation, the affirmative vote of the holders of a majority of the shares of Heartstream Common Stock outstanding as of the Record Date is required to approve and adopt the Reorganization Agreement and approve the Merger. Each holder of record of Heartstream Common Stock on the Record Date will be entitled to cast one vote per share on the proposal to be acted upon at the Heartstream Stockholders Meeting. As of the Record Date, the directors and executive officers of Heartstream and their affiliates held approximately 19.2% of the outstanding shares of Heartstream Common Stock. See "Security Ownership of Management and Principal Stockholders of Heartstream."

    The presence, in person or by proxy, of at least a majority of the outstanding shares of Heartstream Common Stock entitled to vote at the Heartstream Stockholders Meeting is necessary to constitute a quorum for the transaction of business. Abstentions will be counted for purposes of determining a quorum. For purposes of obtaining the required vote of a majority of the outstanding shares of Heartstream Common Stock for approval and adoption of the Reorganization Agreement and approval of the Merger, the effect of an abstention and the effect of a broker non-vote are the same as that of a vote against the proposal.

    Certain stockholders of Heartstream (who as of the Record Date collectively owned approximately 17.5% of the outstanding shares of Heartstream Common Stock), including each of Heartstream's directors and executive officers, have entered into agreements with HP which obligate them to vote all shares of Heartstream Common Stock held by them in favor of the proposal to approve and adopt the Reorganization Agreement and approve the Merger.

PROXIES

    Each of the persons named in the proxy is an officer of Heartstream. All shares of Heartstream Common Stock that are entitled to vote and are represented at the Heartstream Stockholders Meeting by properly executed proxies received prior to or at the Heartstream Stockholders Meeting and not duly and timely revoked will be voted at the Heartstream Stockholders Meeting in accordance with the instructions indicated on such proxies. If no such instructions are indicated, such proxies will be voted to approve and adopt the Reorganization Agreement and to approve the Merger.

    Execution of a proxy does not in any way affect a stockholder's right to attend the meeting and vote in person. Any proxy may be revoked by a stockholder at any time before it is exercised by delivering a written revocation or a later-dated proxy to the Secretary of Heartstream, or by attending the meeting and voting in person. Any written notice of revocation or subsequent proxy should be sent so as to be delivered to Heartstream at 2401 Fourth Avenue, Suite 300, Seattle, Washington 98121, Attention: Secretary, or hand-delivered to the Secretary of Heartstream, in each case at or before the taking of the vote at the Heartstream Stockholders Meeting.

SOLICITATION OF PROXIES; EXPENSES

    All costs of solicitation of proxies will be borne by Heartstream. Brokers, custodians and fiduciaries will be requested to forward proxy soliciting material to the owners of stock held in their names, and Heartstream will reimburse them for their reasonable out-of-pocket costs. In addition, proxies may also be solicited by directors, officers and employees of Heartstream personally or by mail, telephone or telegraph following the original solicitation. Such persons will not receive additional compensation for such solicitation. Heartstream has retained ChaseMellon Shareholder Services, L.L.C. to assist in soliciting proxies in connection with the Heartstream Stockholders Meeting. It is anticipated that the fees associated with such engagements will not exceed $25,000 plus reimbursement of reasonable expenses.

RECOMMENDATION OF HEARTSTREAM BOARD OF DIRECTORS

    The Heartstream Board has unanimously approved the Reorganization Agreement and the transactions contemplated thereby and has determined that the Merger is fair to, and in the best interests of, Heartstream and its stockholders. AFTER CAREFUL CONSIDERATION, THE HEARTSTREAM BOARD UNANIMOUSLY RECOMMENDS A VOTE IN FAVOR OF APPROVAL AND ADOPTION OF THE REORGANIZATION AGREEMENT AND APPROVAL OF THE MERGER.

                      SECURITY OWNERSHIP OF MANAGEMENT AND
                     PRINCIPAL STOCKHOLDERS OF HEARTSTREAM

    The following table sets forth certain information regarding beneficial ownership of Heartstream Common Stock as of February 19, 1998 by (i) each director of Heartstream, (ii) Heartstream's Chief Executive Officer and each of the four other most highly compensated executive officers of Heartstream during the fiscal year ended December 31, 1997, (iii) all directors and executive officers of Heartstream as a group, and (iv) all those known by Heartstream to be beneficial owners of more than five percent of outstanding shares of Heartstream Common Stock. This table is based on information provided to Heartstream or filed with the SEC by Heartstream's directors, executive officers and principal stockholders.

                                                                                    AMOUNT AND
                                                                                    NATURE OF        PERCENTAGE OF
                                                                                    BENEFICIAL        OUTSTANDING
                                                                                   OWNERSHIP OF      COMMON STOCK
NAME OF BENEFICIAL OWNER                                                         COMMON STOCK(1)         OWNED
-------------------------------------------------------------------------------  ----------------  -----------------
Entities affiliated with Mayfield Fund(2) .....................................         810,714              6.8%
  2800 Sand Hill Road
  Menlo Park, CA 94025
Entities affiliated with Oak Investment Partners(3) ...........................         714,286              6.0%
  One Gorham Island
  Westport, CT 06880
Entities affiliated with J.P. Morgan & Co. Incorporated(4) ....................         613,400              5.2%
  60 Wall Street
  New York, NY 10260
Entities affiliated with Weiss, Peck & Greer(5) ...............................         365,155              3.1%
Alan J. Levy(6)................................................................         367,582              3.0%
Lori J. Glastetter(7)..........................................................          55,203            *
Curtis R. Hafner(8)............................................................          35,932            *
Keith M. Serzen(9).............................................................         118,537              1.0%
James R. Shay(10)..............................................................          70,370            *
Ellen M. Feeney(11)............................................................         370,269              3.1%
Frank M. Fischer(12)...........................................................          33,235            *
Wende S. Hutton(13)............................................................         858,257              7.2%
Mark B. Knudson(14)............................................................         169,473              1.4%
Michael J. Levinthal(15).......................................................         868,213              7.3%
Kurt C. Wheeler(16)............................................................          39,403            *
All directors and executive officers as a group (14 persons)(17)...............       2,412,822             19.2%

------------------------

   * Less than 1%.

 (1) Except as otherwise indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock.

 (2) Includes 777,678 shares held by Mayfield VII and 33,036 shares held by Mayfield Associates Fund II. Excludes shares and shares issuable upon exercise of stock options exercisable within 60 days of February 19, 1998 held by Michael J. Levinthal and Wende S. Hutton. See Notes 12 and 14.

 (3) Includes 698,000 shares held by Oak Investment Partners VI, a Limited Partnership, and 16,286 shares held by Oak VI Affiliates Fund, Limited Partnership.

 (4) Based on information set forth in a Schedule 13G filed with the SEC on February 13, 1998.

 (5) Includes 131,725 shares held by Weiss, Peck & Greer Venture Associates II, L.P., 28,869 shares held by Weiss, Peck & Greer Venture Associates II (Overseas), L.P. and 182,263 shares held by WPG Enterprise Fund, L.P. Also includes an aggregate of 22,298 shares which are issuable upon exercise of stock options exercisable within 60 days of February 19, 1998 held by Ellen
     M. Feeney. Ms. Feeney is a general partner of each of the listed funds and has an obligation to transfer such shares to such funds (11,854 shares to Weiss, Peck & Greer Venture Associates II, L.P., 8,567 shares to Weiss, Peck & Greer Venture Associates II (Overseas), L.P., and 1,877 shares to WPG Enterprise Fund, L.P.) upon exercise of the options.

 (6) Includes 206,093 shares issuable upon exercise of stock options exercisable within 60 days of February 19, 1998.

 (7) Includes 34,430 shares issuable upon exercise of stock options exercisable within 60 days of February 19, 1998.

 (8) Includes 35,932 shares issuable upon exercise of stock options exercisable within 60 days of February 19, 1998.

 (9) Includes 75,328 shares issuable upon exercise of stock options exercisable within 60 days of February 19, 1998.

 (10) Includes 67,233 shares issuable upon exercise of stock options exercisable within 60 days of February 19, 1998.

 (11) Includes 131,725 shares held by Weiss, Peck & Greer Venture Associates II, L.P., 28,869 shares held by Weiss, Peck & Greer Venture Associates II (Overseas), L.P. and 182,263 shares held by WPG Enterprise Fund, L.P. Also includes an aggregate of 22,298 shares which are issuable upon exercise of stock options exercisable within 60 days of February 19, 1998 held by Ms. Feeney. Ms. Feeney is a general partner of each of the listed funds and has an obligation to transfer such shares to such funds (11,854 shares to Weiss, Peck & Greer Venture Associates II, L.P., 8,567 shares to Weiss, Peck & Greer Venture Associates II (Overseas), L.P., and 1,877 shares to WPG Enterprise Fund, L.P.) upon exercise of the options. Ms. Feeney disclaims beneficial ownership of all shares held by the listed funds except to the extent of her proportionate partnership interest therein.

 (12) Includes 33,235 shares issuable upon exercise of stock options exercisable within 60 days of February 19, 1998.

 (13) Includes 777,678 shares held by Mayfield VII and 33,036 shares held by Mayfield Associates Fund II. Ms. Hutton is a venture partner of Mayfield VII and a limited partner of Mayfield Associates Fund II, and disclaims beneficial ownership of the shares held by such entities except to the extent of her proportionate partnership interests therein. Also includes 42,298 shares issuable upon exercise of stock options exercisable within 60 days of February 19, 1998.

 (14) Includes 142,857 shares held by Medical Innovation Fund II, L.P. and 469 shares held by MICI Limited Partnership. Mr. Knudson is a general partner of Medical Innovation Fund II, L.P. and a limited partner of MICI Limited Partnership, and disclaims beneficial ownership of the shares held by such entities except to the extent of his proportionate partnership interests therein. Also includes 22,298 shares issuable upon exercise of stock options exercisable within 60 days of February 19, 1998.

 (15) Includes 777,678 shares held by Mayfield VII and 33,036 shares held by Mayfield Associates Fund II. Mr. Levinthal is a general partner of both Mayfield VII and Mayfield Associates Fund II and disclaims beneficial ownership of the shares held by such entities except to the extent of his proportionate partnership interests therein. Also includes 22,298 shares issuable upon exercise of stock options exercisable within 60 days of February 19, 1998.

 (16) Includes 22,298 shares issuable upon exercise of stock options exercisable within 60 days of February 19, 1998.

 (17) Includes 692,335 shares issuable upon exercise of stock options exercisable within 60 days of February 19, 1998.

                APPROVAL OF THE MERGER AND RELATED TRANSACTIONS

    OTHER THAN STATEMENTS OF HISTORICAL FACT, THE STATEMENTS MADE IN THIS SECTION, INCLUDING STATEMENTS AS TO THE BENEFITS EXPECTED TO RESULT FROM THE MERGER AND AS TO FUTURE FINANCIAL PERFORMANCE AND THE ANALYSES PERFORMED BY HEARTSTREAM'S FINANCIAL ADVISOR, ARE FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT AND SECTION 21E OF THE EXCHANGE ACT. ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS AS A RESULT OF CERTAIN FACTORS, INCLUDING THOSE SET FORTH IN "RISK FACTORS" AND ELSEWHERE IN THIS PROXY STATEMENT/PROSPECTUS.

HP'S REASONS FOR THE MERGER

    HP's management believes that the Merger will benefit HP for the following reasons:

    - Heartstream has created significant public awareness concerning the benefit of rapid treatment for SCA and the Merger will accelerate the widespread availability and adoption of AED products.

    - HP believes that Heartstream's ForeRunner is an excellent product and that the Merger will enable HP to accelerate its external defibrillator strategy to offer a full product line from the high-end hospital product through to the minimally trained lay person product.

    - HP also believes that Heartstream and HP have complementary defibrillation technology and related intellectual property, including Heartstream's patented biphasic waveform technology, which can be leveraged across the combined product lines.

    - HP also believes the Merger will allow HP's broader medical electronics business to develop new business models outside its traditional hospital business focus.

HEARTSTREAM'S REASONS FOR THE MERGER; RECOMMENDATION OF HEARTSTREAM BOARD OF
  DIRECTORS

    The Heartstream Board has determined that the terms of the Reorganization Agreement and the transactions contemplated thereby are fair to, and in the best interests of, Heartstream and its stockholders. Accordingly, the Heartstream Board has unanimously approved the Reorganization Agreement and recommends unanimously that the stockholders of Heartstream vote FOR adoption of the Reorganization Agreement. In reaching its determination, the Heartstream Board consulted with Heartstream's management, as well as its legal counsel and financial advisor, and considered the following material factors:

    - the opportunity the Merger affords Heartstream's stockholders to reduce their exposure to the risks inherent in Heartstream's reliance on a limited number of products, and the difficulties in competing against larger companies with more diversified product lines and greater financial resources;

    - the consolidation taking place among suppliers of medical devices and equipment, which suggests that large companies will be better able to compete in these industries and that it is an attractive time for smaller companies to consider strategic alternatives;

    - the fact that three of Heartstream's competitors in the defibrillation market have already entered into strategic alliances and/or received a substantial investment from large medical device companies;

    - the fact that the Merger would allow holders of Heartstream Common Stock to retain an equity interest in the combined company, to achieve substantially greater liquidity than could be achieved by continuing to hold Heartstream Common Stock, and to participate in the potential growth of HP;

    - the fact that, based on historical trading prices and volatility of HP Common Stock and Heartstream Common Stock, the Merger could provide Heartstream's stockholders with securities that may have less price volatility than Heartstream Common Stock;

    - the risks involved for Heartstream in continuing to focus primarily on automatic external defibrillator products as a stand-alone company in light of the changes referred to above;

    - the benefit of associating the well-known HP name and trademarks with Heartstream's products;

    - the opportunity the Merger will provide Heartstream to leverage its technology into defibrillator products for markets for which Heartstream currently does not sell defibrillator products;

    - the ability the Merger affords Heartstream to utilize the resources of the combined company to develop additional defibrillator products for customers and to develop those products more rapidly;

    - potential revenue synergies, including the ability to market Heartstream's products through HP's international distribution channels and to sell Heartstream's products together with HP products;

    - potential cost synergies, through consolidation and integration of certain manufacturing, distribution, sales and administrative operations and functions;

    - the fact that, although Heartstream did not conduct a formal auction, a number of other likely prospective buyers were contacted to submit acquisition proposals and none of them expressed interest in acquiring Heartstream at a price per share equal to or greater than that offered by HP;

    - information concerning the financial performance and condition, business operations and prospects of each of HP and Heartstream;

    - the desire of Heartstream to gain greater market strength and market recognition with its customer base by combining with a large company;

    - the opportunity the Merger will provide Heartstream to offer its products as part of a full range of defibrillator products;

    - the Exchange Ratio and recent trading prices for Heartstream Common Stock and HP Common Stock;

    - the likelihood of consummation of the Merger, including the terms and conditions of the Reorganization Agreement, and the limited conditions to the consummation of the Merger;

    - the expectation that the Merger will be nontaxable to the stockholders of Heartstream for federal income tax purposes; and

    - the oral opinion of Goldman Sachs delivered December 28, 1997 (subsequently confirmed in a written opinion dated December 29, 1997) that as of such date the Exchange Ratio pursuant to the Reorganization Agreement was fair from a financial point of view, to the holders of Heartstream Common Stock. (See "Approval of the Merger and Related Transactions--Opinion of Heartstream's Financial Advisor").

    The Heartstream Board also considered the following potentially negative material factors in its deliberations concerning the Merger: (i) the loss of control over the future operations of Heartstream following the Merger; (ii) the risk that the benefits sought to be achieved in the Merger may not be achieved; and (iii) the other risks described above under "Risk Factors." After reviewing these potentially negative factors, the Heartstream Board concluded that they were outweighed by the positive factors described above and accordingly determined that the Merger is fair to, and in the best interests of, Heartstream and its stockholders.

    In view of the wide variety of factors considered by the Heartstream Board, it did not find it practicable to quantify, or otherwise attempt to assign relative weights to the specific factors considered in making it determination. Consequently, the Heartstream Board did not quantify the assumptions and results of its analysis in reaching its determination that the Merger is fair to, and in the best interests of,

Heartstream and its stockholders. THE HEARTSTREAM BOARD UNANIMOUSLY RECOMMENDS THAT HEARTSTREAM STOCKHOLDERS VOTE FOR ADOPTION OF THE REORGANIZATION AGREEMENT.

MATERIAL CONTACTS AND BOARD DELIBERATIONS

    On March 18, 1997, Stephen H. Rusckowski, General Manager, Cardiology Products Division ("CPD") of HP and Deborah DiSanzo, Marketing Manager, CPD of HP met with Alan J. Levy, President and Chief Executive Officer of Heartstream and Keith M. Serzen, Vice President, Sales and Marketing of Heartstream at the American College of Cardiology Meeting in Anaheim, California. The Heartstream representatives gave a product demonstration to the HP representatives and the parties discussed possible business relationships.

    Mr. Rusckowski and Mr. Levy met in Boston, Massachusetts on April 16, 1997 to discuss the defibrillator market, Heartstream's technology and possible business relationships. Mr. Rusckowski and Mr. Levy indicated their interest in pursuing a business relationship.

    On April 29, 1997, Mr. Levy reported the substance of the April 16, 1997 meeting to the Heartstream Board.

    On April 30, 1997, Mr. Rusckowski, Francis J. Harbist, then Controller, CPD, and Alfred Langguth, Research and Development Manager, CPD of HP met with Messrs. Levy and Serzen and Curt Hafner, then Vice President, Engineering of Heartstream and Wende S. Hutton, general partner of Mayfield Fund in Minneapolis, Minnesota to exchange information regarding business strategy and to discuss product compatibility and the possibility of licensing certain intellectual property.

    Between May 3, 1997 and June 5, 1997, Mr. Rusckowski, Mr. Levy and Ms. Hutton had various discussions regarding Heartstream's projected revenue and other financial information and valuation and related assumptions and the need for a nondisclosure agreement.

    On or about May 3, 1997, Mr. Rusckowski called Mr. Levy to indicate his interest in a possible acquisition of Heartstream by HP. On May 27, 1997, Mr. Levy updated the Heartstream Board regarding Heartstream's discussion with HP and notified the Board that Heartstream had retained Goldman Sachs pursuant to an engagement letter dated May 21, 1997. The Heartstream Board appointed a Special Projects Committee to assist Heartstream management in its discussion with HP.

    On June 13, 1997, Messrs. Rusckowski, Harbist and Langguth, Ms. DiSanzo and certain other HP representatives, Messrs. Levy, Serzen and Hafner, Gary Onn, Vice President, Finance of Heartstream, John Harris, Director of Marketing of Heartstream, certain other Heartstream representatives and a representative from Goldman Sachs met to discuss the market opportunity, the competitive environment, and more detailed information regarding Heartstream, including its financial information, biphasic technology and future product plans. The parties also discussed licensing and possible synergies of a combination of HP's CPD business with Heartstream. The parties did not discuss valuation. At this meeting, Heartstream requested that HP execute a Nondisclosure Agreement covering its confidential information, including the fact that the parties were in discussions.

    On July 9, 1997, Mr. Levy reported recent developments with HP to the Heartstream Board, including a summary of the June 13, 1997 meeting.

    On July 15, 1997, the HP representatives and the Heartstream representatives, including a representative from Goldman Sachs, met in Seattle, Washington to further discuss Heartstream's technology, products, sales and marketing forecast, and financial results and certain HP representatives also toured the Heartstream facility. The parties also discussed the pending litigation between Physio-Control Corporation ("Physio-Control") and Heartstream.

    On July 25, 1997, Mr. Rusckowski and Mr. Levy spoke by telephone. Mr. Rusckowski expressed his concern with the issues surrounding the Physio-Control litigation. Mr. Levy and Mr. Rusckowski discussed a process for HP to obtain more information about the Physio-Control litigation. Mr. Rusckowski also expressed to Mr. Levy that HP was still in the process of finalizing its valuation and obtaining management approval to move forward with negotiations.

    Between August 6, 1997 and August 15, 1997, certain representatives of HP and Heartstream further discussed the Physio-Control litigation and HP's concerns regarding the litigation.

    On August 18, 1997, the HP representatives presented its preliminary valuation to the Heartstream representatives.

    On August 19, 1997, Mr. Levy discussed HP's preliminary valuation with the Heartstream Board and described other discussions between Heartstream and HP since the previous Board meeting.

    Between August 19, 1997 and August 29, 1997, HP representatives and Heartstream representatives continued to discuss valuation and the underlying assumptions, including business forecasts, market assumptions and possible synergies, and different transaction structures.

    On August 29, 1997, HP representatives and representatives of Heartstream discussed HP's and Heartstream's most recent respective valuation proposals.

    In a telephone meeting held on September 5, 1997, Mr. Levy reported to the Heartstream Board on recent discussions between Heartstream and HP.

    Between September 10, 1997 and November 30, 1997, representatives of HP and Heartstream held discussions on how to bridge the valuation gap between the parties and on transaction structure.

    In a telephone meeting held on September 15, 1997, Mr. Levy provided the Heartstream Board with an update of discussions between Heartstream and HP.

    In a telephone meeting held on September 22, 1997, Mr. Levy reported to the Heartstream Board on recent discussions with Goldman Sachs and with HP.

    On October 1, 1997, Mr. Levy and Goldman Sachs representatives, together with representatives of Venture Law Group, special counsel to Heartstream, described to the Heartstream Board the current status of valuation discussions between Heartstream and HP.

    On December 2, 1997, Mr. Levy and Goldman Sachs representatives presented to the Heartstream Board a proposal pursuant to which HP would acquire Heartstream for $11.00 per share. The Board agreed to consider such a transaction pending negotiation of a definitive agreement.

    On December 2, 1997, Mr. Levy telephoned Mr. Rusckowski following a Heartstream Board meeting that day at which the Heartstream Board agreed to consider a transaction at $11.00 per share pending negotiation of a definitive agreement.

    From December 3, 1997 to December 29, 1997, HP representatives and Heartstream representatives discussed and conducted various due diligence procedures and analyses, discussed employee issues such as retention, compensation, benefits and communications, and negotiated the terms of the Reorganization Agreement and the ancillary documents.

    In a telephone meeting held on December 15, 1997, Mr. Levy provided the Heartstream Board with an update on the status and proposed timing of negotiations between Heartstream and HP on a definitive agreement.

    In a telephone meeting held on December 19, 1997, Mr. Levy provided the Heartstream Board with an update on the status of negotiations between Heartstream and HP on a definitive agreement and on the status of due diligence being performed by HP.

    In a telephone meeting held on December 23, 1997, Mr. Levy provided the Heartstream Board with a copy of the most current draft of a definitive agreement between Heartstream and HP. In addition,

Goldman Sachs and Mr. Onn described to the Board the status of due diligence being performed by Goldman Sachs and Heartstream on HP and representatives of Venture Law Group described the material terms of the transaction as negotiated to date.

    In a telephone meeting held on December 28, 1997, Mr. Shay together with representatives of Venture Law Group provided the Heartstream Board with a final update of the status of negotiations between Heartstream and HP on a definitive agreement. In particular, Mr. Shay described the differences between the December 23, 1997 draft and the then-current draft of the definitive Reorganization Agreement. At this meeting Goldman Sachs provided its oral opinion to the Heartstream Board to the effect that the Exchange Ratio pursuant to the Reorganization Agreement was fair from a financial point of view to the holders of Heartstream Common Stock. The Heartstream Board thereafter approved the Reorganization Agreement, pending finalization by Heartstream's management.

    The Reorganization Agreement was finalized and executed on behalf of HP, Heartstream and Merger Sub on December 29, 1997.

OPINION OF HEARTSTREAM'S FINANCIAL ADVISOR

    Goldman Sachs delivered to the Heartstream Board its written opinion dated December 29, 1997 to the effect that as of such date, the Exchange Ratio pursuant to the Reorganization Agreement was fair from a financial point of view to the holders of Heartstream Common Stock.

    The full text of the written opinion of Goldman Sachs dated December 29, 1997, which sets forth assumptions made, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B to this Proxy Statement/Prospectus and is incorporated herein by reference. Holders of Heartstream Common Stock are urged to, and should, read such opinion in its entirety.

    In connection with its opinion, Goldman Sachs reviewed, among other things,
(i) the Reorganization Agreement; (ii) the Registration Statement on Form S-1 of Heartstream dated January 31, 1996; (iii) the Annual Report to Stockholders and Annual Report on Form 10-K of Heartstream for the year ended December 31, 1996;
(iv) Annual Reports to Stockholders and Annual Reports on Form 10-K of HP for the five fiscal years ended October 31, 1996; (v) certain interim reports to stockholders and Quarterly Reports on Form 10-Q of Heartstream and HP; (vi) certain other communications from Heartstream and HP to their respective stockholders; and (vii) certain internal financial analyses and forecasts for Heartstream prepared by its management. Goldman Sachs also held discussions with members of the senior management of Heartstream and HP regarding the strategic rationale for, and the potential benefits of, the transaction contemplated by the Agreement and the past and current business operations, financial condition and future prospects of their respective companies. In addition, Goldman Sachs reviewed the reported price and trading activity for the outstanding shares of Heartstream Common Stock and the HP Common Stock, compared certain financial and stock market information for Heartstream and HP with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the medical device industry specifically and in other industries generally and performed such other studies and analyses as it considered appropriate.

    Goldman Sachs relied upon the accuracy and completeness of all of the financial and other information reviewed by it and assumed such accuracy and completeness for purposes of rendering its opinion. In that regard, Heartstream has informed Goldman Sachs that it believes there are risks and uncertainties in achieving the financial forecasts prepared for it by its management. In addition, Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities of Heartstream or HP or any of their subsidiaries and has not been furnished with any such evaluation or appraisal. The opinion of Goldman Sachs referred to herein was provided for the information and assistance of the Heartstream Board in connection with its consideration of the transaction contemplated by the Reorganization

Agreement and such opinion does not constitute a recommendation as to how any holder of Heartstream Common Stock should vote with respect to such transaction.

    The following is a summary of certain of the financial analyses used by Goldman Sachs in connection with providing its written opinion to the Heartstream Board dated December 29, 1997.

    (i) HISTORICAL STOCK TRADING ANALYSIS. Goldman Sachs reviewed the historical trading prices and volumes for the Heartstream Common Stock. Such analysis indicated that the low closing price per share, the high closing price per share and the weighted average price per share (a) for the six month period ended December 26, 1997 were $7.75, $12.75 and $10.22, respectively; (b) for the one year period ended December 26, 1997 were $7.50, $12.75 and $10.07, respectively and (c) for the period from Heartstream's initial public offering on January 31, 1996 to December 26, 1997 were $7.50, $16.00 and $12.48, respectively.

    (ii) SELECTED COMPANIES ANALYSIS. Goldman Sachs reviewed and compared certain financial information relating to Heartstream to corresponding financial information, ratios and public market multiples for eight publicly traded companies: Cytyc Corporation, Endosonics Corporation, Heartport, Inc., InControl, Inc., Neopath, Inc., Neuromedical Systems, Inc., PLC Systems Inc., and Thermo Cardiosystems Inc. (the "Selected Companies"). The Selected Companies were chosen because they are publicly traded companies with operations that for purposes of analysis may be considered similar to Heartstream's operations.

    Goldman Sachs calculated financial multiples and ratios for Heartstream based on a price of $11.88 per share, the closing price of the Heartstream Common Stock on the Nasdaq on December 26, 1997 (the "Market Price") and based on a price of $11.00 per share, the value on which the Exchange Ratio was based (the "Transaction Price"). Estimates for Heartstream were based on a recent research report that represented the median of projections from available research reports.

    The multiples for the Selected Companies were calculated using closing stock prices on December 26, 1997 and the most recent publicly available research report containing full financial projections for each company or, where no such research report was available, the most recent earnings estimates available from Institutional Brokers Estimates System ("IBES").

    With respect to the Selected Companies, Goldman Sachs considered levered market capitalization (i.e., market value of common equity plus book value of debt less cash) as a multiple of 1997-2000 estimated revenue, earnings before interest and taxes ("EBIT") and earnings before interest, taxes, depreciation and amortization ("EBITDA"). Goldman Sachs' analyses of the Selected Companies indicated mean and median levered multiples of 1997 estimated revenue of 9.5x and 9.7x, respectively, compared to levered multiples of 1997 estimated revenue for Heartstream of 15.6x at the Market Price and 14.2x at the Transaction Price; mean and median levered multiples of 1998 estimated revenue of 4.0x and 4.0x, respectively, compared to levered multiples of 1998 estimated revenue for Heartstream of 9.5x at the Market Price and 8.6x at the Transaction Price; mean and median levered multiples of 1999 estimated revenue of 1.6x and 1.9x, respectively, compared to levered multiples of 1999 estimated revenue for Heartstream of 3.0x at the Market Price and 2.7x at the Transaction Price; mean and median levered multiples of 2000 estimated revenue of 0.9x and 1.0x, respectively, compared to levered multiples of 2000 estimated revenue for Heartstream of 1.5x at the Market Price and 1.3x at the Transaction Price.

    Goldman Sachs' analyses of the Selected Companies indicated mean and median levered multiples of 1997 estimated EBIT of 72.1x and 72.1x, respectively; 1998 estimated EBIT of 27.3x and 24.5x, respectively; 1999 estimated EBIT of 6.4x and 4.3x, respectively; and 2000 estimated EBIT of 3.1x and 2.8x, respectively, compared to levered multiples of 2000 estimated EBIT for Heartstream of 8.1x at the Market Price and 7.4x at the Transaction Price (the only year in this analysis for which Heartstream's estimated EBIT is positive).

    Goldman Sachs' analyses of the Selected Companies indicated mean and median levered multiples of 1997 estimated EBITDA of 59.8x and 59.8x, respectively; 1998 estimated EBITDA of 16.2x and 16.2x, respectively; 1999 estimated EBITDA of 5.4x and 3.4x, respectively, compared to levered multiples of 1999 estimated EBITDA for Heartstream of 118.9x at the Market Price and 108.0x at the Transaction Price; mean and median levered multiples of 2000 estimated EBITDA of 2.7x and 2.6x, respectively, compared to levered multiples of 2000 estimated EBITDA for Heartstream of 7.0x at the Market Price and 6.4x at the Transaction Price. (1999 and 2000 are the only years in this analysis for which Heartstream's estimated EBITDA is positive.)

    Goldman Sachs' analyses of the Selected Companies also indicated mean and median price/earnings ("P/E") ratios for estimated 1997 of 97.6x and 97.6x, respectively; for estimated 1998 of 46.0x and 51.0x, respectively; for estimated 1999 of 31.7x and 29.2x, respectively; and for estimated 2000 of 9.8x and 8.7x, respectively, compared to estimated 2000 P/E ratios for Heartstream of 17.0x at the Market Price and 15.7x at the Transaction Price (the only year in this analysis for which Heartstream's estimated earnings are positive).

   (iii) DISCOUNTED HYPOTHETICAL STOCK PRICE ANALYSIS. Goldman Sachs performed an analysis to determine the present value of hypothetical future stock prices of Heartstream Common Stock under the following scenarios: (a) using Heartstream's management's projections and estimated year 2000 earnings per share ("EPS") (the "Management 2000E Case"); (b) using Heartstream's management's projections and estimated year 2001 EPS (the "Management 2001E Case"); and (c) using a median research analyst estimate for year 2000 EPS (the "Research Analyst Case"). Goldman Sachs calculated the present value per share of the Heartstream Common Stock as of the end of 1997 based on a multiple of 2000 estimated EPS in each of the Management 2000E Case and the Research Analyst Case and based on a multiple of 2001 estimated EPS in the Management 2001E Case. Applying discount rates ranging from 20% to 35% and terminal year P/E ratios ranging from 10.0x to 20.0x, the present value per share of the hypothetical future stock prices ranged from $5.82 to $14.72 in the Management 2000E Case, $6.38 to $18.17 in the Management 2001E Case, and $4.12 to $10.42 in the Research Analyst Case.

    (iv) DISCOUNTED CASH FLOW ANALYSIS. Goldman Sachs performed a discounted cash flow analysis using projections provided by Heartstream's management. Goldman Sachs calculated a net present value of free cash flows for the years 1998 through 2001 using discount rates ranging from 20% to 35% and calculated terminal values in 2001 using 2001 EBITDA multiples ranging from 6.0x to 12.0x. Such analysis indicated implied per share values of the Heartstream Common Stock ranging from $6.68 to $17.11. Goldman Sachs also performed a sensitivity analysis on a discounted cash flow analysis using Heartstream's management's projections and annual projected sales variances ranging from negative 30.0% to positive 10.0% and annual projected gross margin variances ranging from negative 4.0% to positive 4.0%. Assuming a 2001 terminal EBITDA multiple of 9.0x and a discount rate of 27.5%, the implied per share values of the Heartstream Common Stock ranged from $4.49 to $14.44.

    (v) SELECTED TRANSACTIONS ANALYSIS. Goldman Sachs analyzed certain information relating to selected acquisitions in the medical device industry since 1988 (the "Selected Transactions"). Such analysis indicated that for the Selected Transactions levered consideration, (i) as a multiple of latest twelve month ("LTM") sales ranged from 8.1x to 62.8x, compared to a levered multiple of 1997 estimated revenue of 11.0x for Heartstream (based on Heartstream's management's projections) and (ii) as a multiple of LTM EBIT ranged from 21.5x to 65.8x. Such analysis also indicated that for the Selected Transactions equity consideration as a multiple of LTM net income ranged from 42.9x to 99.2x.

    (vi) ANALYSIS OF SELECTED HP COMPARABLE COMPANIES. Goldman Sachs compared certain financial information relating to HP to corresponding financial information, multiples and ratios of other large capitalization computer systems companies (the "HP Comparable Companies") using closing stock prices on December 26, 1997 and the most recent publicly available financial information. Such analysis indicated that for the HP Comparable Companies, (i) the multiple of levered market value to annualized latest quarterly revenues ranged from 0.5x to 2.5x, compared to 1.5x for HP; (ii) 1998 estimated P/E ratios based on calendarized estimates from IBES ranged from 16.0x to 32.5x, compared to 17.4x for HP; (iii) estimated

1999 P/E ratios based on calendarized IBES estimates ranged from 10.5x to 24.3x, compared to 15.2x for HP; (iv) five-year growth rate (provided by IBES) ranged from 9.0% to 26.0%, compared to 15.0% for HP; and (v) estimated 1998 P/E long-term growth ranged from 0.7x to 1.4x, compared to 1.0x for HP.

    The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs' opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all such analyses. No company or transaction used in the above analyses as a comparison is directly comparable to Heartstream or to the contemplated transaction. The analyses were prepared solely for purposes of Goldman Sachs' providing its opinion to the Heartstream Board as to the fairness from a financial point of view of the Exchange Ratio and do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses. Such analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of Goldman Sachs. As described above, Goldman Sachs' opinion to the Heartstream Board was one of many factors taken into consideration by the Heartstream Board in making its determination to approve the Reorganization Agreement. The foregoing summary does not purport to be a complete description of the analysis performed by Goldman Sachs and is qualified by reference to the written opinion of Goldman Sachs set forth in Annex B hereto.

    Goldman Sachs, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. Goldman Sachs is familiar with Heartstream, having acted as its financial advisor in connection with, and having participated in certain of the negotiations leading to, the Reorganization Agreement. Goldman Sachs has also provided certain investment banking services to HP from time to time, including acting as a dealer for HP's ongoing commercial paper program, having acted as agent in connection with HP's open market stock repurchase program in September 1997 and having acted as lead manager of HP's offering of $200 million principal amount of 6.125% Notes due 2000 in July 1997, and may provide investment banking services to HP and its subsidiaries in the future.

    Goldman Sachs provides a full range of financial advisory and securities services and, in the course of its normal trading activities, may from time to time effect transactions and hold securities, including derivative securities, of Heartstream or HP for its own account and for the account of customers. Heartstream selected Goldman Sachs as its financial advisor because it is a nationally recognized investment banking firm that has substantial experience in transactions similar to the Merger.

    Pursuant to a letter agreement dated May 21, 1997 (the "Engagement Letter"), Heartstream engaged Goldman Sachs to act as its financial advisor in connection with the sale of all or a portion of Heartstream. Pursuant to the terms of the Engagement Letter, Heartstream has agreed to pay Goldman Sachs a transaction fee based on a specified percentage of the aggregate consideration (as described in the Engagement Letter). The percentage of the aggregate consideration payable to Goldman Sachs varies with the value of the aggregate consideration (as calculated in accordance with the terms of the Engagement Letter). Heartstream has agreed to reimburse Goldman Sachs for its reasonable out-of-pocket expenses, including attorney's fees, and to indemnify Goldman Sachs against certain liabilities, including certain liabilities under the federal securities laws.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

    In considering the recommendation of the Heartstream Board with respect to the Reorganization Agreement and the Merger, holders of shares of Heartstream Common Stock should be aware that certain executive officers and directors of Heartstream have certain interests in the Merger that are in addition to the interests of holders of Heartstream Common Stock generally. The Heartstream Board has considered these interests, among other matters, in approving the Reorganization Agreement and the Merger.

    STOCK OPTIONS. In accordance with the Heartstream Option Plans (as defined below), the Reorganization Agreement provides that all options to purchase Heartstream Common Stock ("Heartstream Options") under the 1993 Employee and Consultant Stock Plan and the 1995 Director Option Plan (the "Heartstream Option Plans") shall become fully vested and exercisable in full immediately prior to the Effective Time. At the Effective Time, all options under the Heartstream Option Plans not exercised immediately prior to the Effective Time shall terminate. The following table sets forth the number of Heartstream Options held by each director and officer of Heartstream as of the Record Date and the net dollar value (reduced by the aggregate exercise price for such options) of the shares of HP Common Stock to be received in exchange for Heartstream Common Stock received upon exercise of Heartstream Options by reason of the consummation of the Merger calculated based upon an equivalent per share price for Heartstream Common Stock of $11.00:

                                                                                NET DOLLAR
NAME                                      TITLE           NUMBER OF OPTIONS        VALUE
-------------------------------  -----------------------  ------------------  ---------------
Alan J. Levy...................  President & CEO                 260,261       $   1,916,556
Lori J. Glastetter.............  Vice President                   75,000             264,214
Ken Jenkins....................  Vice President                   67,586             498,246
Carl Morgan....................  Vice President                   35,000             108,750
Gary Onn.......................  Vice President                   81,250             244,750
Keith M. Serzen................  Vice President                  122,000             949,100
James R. Shay..................  Chief Legal Counsel             120,000             192,500
Ellen M. Feeney................  Director                         19,000              35,997
Frank M. Fischer...............  Director                         34,000             190,497
Wende S. Hutton................  Director                         39,000             253,997
Mark B. Knudson................  Director                         19,000              35,997
Michael J. Levinthal...........  Director                         19,000              35,997
Kurt C. Wheeler................  Director                         19,000              35,997

    The exercise prices for the options listed in the table above range between $0.10 and $10.69 per share.

    SEVERANCE AGREEMENTS. Certain executive officers and key employees have severance agreements with Heartstream that provide severance benefits in the event that, within two years of a change of control (such as consummation of the Merger), the executive or employee's employment with Heartstream is involuntarily terminated without "Cause" or the executive or employee voluntarily terminates employment with Heartstream for "Good Reason." The severance agreements define "Cause" to include an act of personal dishonesty in connection with the executive's or key employee's responsibilities as an employee intended to result in substantial personal enrichment; a felony conviction; gross conduct injurious to Heartstream; and willful violations of the executive's or key employee's obligations to the company. The severance agreements define "Good Reason" as a material reduction of the executive's or key employee's duties, authority, status (including, for executive officers, status as an executive officer of Heartstream) or responsibilities; a substantial reduction of facilities or perquisites; a reduction in base compensation; a material reduction in benefits; or a relocation of the executive or key employee to a location more than fifty miles from the executive or key employee's present location.

    For the executive officers (Alan J. Levy, Lori J. Glastetter, Ken Jenkins, Carl Morgan, Gary Onn, Keith M. Serzen and James R. Shay), the severance benefits include a cash payment of 200% of the executive's base compensation, continued employee benefits (such as health, dental and life insurance coverage) for two years or until the executive obtains coverage under another employer's health, dental and life insurance plans providing comparable coverage, and (in the event that the severance and other benefits constitute "parachute payments" within the meaning of Section 280G of the Code) any excise tax payments imposed by Section 4999 of the Code. For the key employees (Don Abbey, John Harris, Kent Leyde and Dan Powers), the severance benefits include a cash payment of 100% of the employee's base compensation, continued employee benefits (such as health, dental and life insurance coverage) for two years or until the employee obtains coverage under another employer's health, dental and life insurance plans providing comparable coverage, and (in the event that the severance and other benefits constitute "parachute payments" within the meaning of Section 280G of the Code) payment of any excise tax payments imposed by
Section 4999 of the Code.

    The immediate applicability of the change of control severance benefits to any specific executive officer or key employee is unknown at this time.

    INDEMNIFICATION AND INSURANCE. Pursuant to the Reorganization Agreement, HP agreed that, after the Effective Time, it will cause the Surviving Corporation to provide certain indemnification and liability insurance benefits to certain indemnified parties, including directors and executive officers of Heartstream. See "Terms of the Merger--Indemnification and Insurance."

CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

    The following discussion summarizes the material federal income tax considerations relevant to the conversion of shares of Heartstream Common Stock into HP Common Stock pursuant to the Merger that are generally applicable to holders of Heartstream Common Stock. This discussion is based on currently existing provisions of the Code, existing and proposed Treasury Regulations thereunder and current administrative rulings and court decisions, all of which are subject to change. Any such change, which may or may not be retroactive, could alter the tax consequences to HP, Heartstream or Heartstream's stockholders as described herein.

    Heartstream stockholders should be aware that this discussion does not deal with all federal income tax considerations that may be relevant to particular Heartstream stockholders in light of their particular circumstances, such as stockholders who are dealers in securities, who are subject to the alternative minimum tax provisions of the Code, who are foreign persons, who do not hold their Heartstream Common Stock as capital assets or who acquired their shares in connection with stock option or stock purchase plans or in other compensatory transactions. In addition, the following discussion does not address the tax consequences of the Merger under foreign, state or local tax laws or the tax consequences of transactions effectuated prior or subsequent to, or concurrently with, the Merger (whether or not any such transactions are undertaken in connection with the Merger), including without limitation any exercise of a Heartstream Option or any transaction in which shares of Heartstream Common Stock are acquired or shares of HP Common Stock are disposed of. Accordingly, HEARTSTREAM STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE APPLICABLE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES.

    The Merger is intended to constitute a "reorganization" within the meaning of the Code (a "Reorganization"), in which case, subject to the limitations and qualifications referred to herein, the Merger will generally result in the following federal income tax consequences:

        (a) No gain or loss will be recognized by holders of Heartstream Common Stock solely as a result of the conversion of their shares of Heartstream Common Stock into shares of HP Common Stock in the Merger.

        (b) The aggregate tax basis of the HP Common Stock received by Heartstream stockholders in the Merger will be the same as the aggregate tax basis of the Heartstream Common Stock converted pursuant to the Merger.

        (c) The holding period of the HP Common Stock received by each Heartstream stockholder in the Merger will include the period for which the Heartstream Common Stock surrendered in exchange therefor was considered to be held, provided that the Heartstream Common Stock so surrendered is held as a capital asset at the time of the Merger.

        (d) Neither HP nor Heartstream will recognize any gain solely as a result of the Merger.

    The parties are not requesting a ruling from the Internal Revenue Service ("IRS") in connection with the Merger. The obligations of each of HP and Heartstream to effect the Merger are contingent on receipt of an opinion from their respective counsel (the General Tax Counsel of HP and Venture Law Group, respectively), to the effect that, for federal income tax purposes, the Merger will qualify as a "reorganization" within the meaning of Section 368(a) of the Code. These opinions, which are collectively referred to herein as the "Tax Opinions," will neither bind the IRS nor preclude the IRS from adopting a contrary position. In addition, the Tax Opinions will be subject to certain assumptions and qualifications and will be based on the truth and accuracy of certain representations made by HP, Merger Sub and Heartstream, including representations in certificates delivered to counsel by the respective managements of HP, Merger Sub and Heartstream. Of particular importance are those assumptions and representations relating to the "continuity of interest" requirement.

    To satisfy the continuity of interest requirement, Heartstream stockholders must not, pursuant to a plan or intent existing at or prior to the Merger, dispose of or transfer so much of either (i) their Heartstream Common Stock in anticipation of the Merger or (ii) the HP Common Stock to be received in the Merger (collectively, "Planned Dispositions"), such that Heartstream stockholders, as a group, would no longer have a significant equity interest in the Heartstream business being conducted after the Merger. Heartstream stockholders will generally be regarded as having a significant equity interest as long as the number of shares of HP Common Stock received in the Merger less the number of shares subject to Planned Dispositions (if any) represents, in the aggregate, a substantial portion of the entire consideration received by the Heartstream stockholders in the Merger. No assurance can be made that the continuity of interest requirement will be satisfied, and if such requirement is not satisfied, that the Merger would be treated as a Reorganization. The Tax Opinions rely in part on representations from HP and Heartstream relating to the continuity of interest requirement.

    A successful IRS challenge to the Reorganization status of the Merger (as a result of a failure to satisfy the continuity of interest requirement or otherwise) would result in Heartstream stockholders recognizing taxable gain or loss with respect to each share of Heartstream Common Stock surrendered equal to the difference between the stockholder's basis in such share and the fair market value, as of the Effective Time, of the HP Common Stock received in exchange therefor. In such event, a stockholder's aggregate basis in the HP Common Stock so received would equal its fair market value, and the stockholder's holding period for such stock would begin the day after the Merger.

    Irrespective of the status of the Merger as a reorganization, a Heartstream stockholder who receives shares of HP Common Stock will recognize gain to the extent such shares are considered to be received in exchange for services or property (other than solely Heartstream Common Stock). All or a portion of such gain may be taxable as ordinary income. Gain will also be recognized to the extent a Heartstream stockholder is treated as receiving (directly or indirectly) consideration (other than HP Common Stock) in exchange for his or her Heartstream Common Stock or to the extent the Heartstream Common Stock surrendered in the Merger is not equal in value to the HP Common Stock received in exchange therefor. The Tax Opinions and this discussion assume such equal value.

GOVERNMENTAL AND REGULATORY MATTERS

    Under the HSR Act, and the rules promulgated thereunder by the FTC, the Merger cannot be consummated until notifications have been given to the FTC or the Antitrust Division and the specified waiting period has expired or terminated early. The notifications required under the HSR Act were furnished to the FTC and the Antitrust Division and the specified waiting period under the HSR Act for the Merger expired on February 8, 1998. At any time before or after consummation of the Merger, and notwithstanding the expiration of the applicable waiting periods under the HSR Act and other applicable antitrust laws, the Antitrust Division, the FTC or any state or foreign governmental authority could take such action under the antitrust laws as it deems necessary or desirable in the public interest. Such action could include seeking to enjoin the consummation of the Merger or seeking divestiture of Heartstream or businesses of HP or Heartstream by HP. Private parties may also seek to take legal action under the antitrust laws under certain circumstances.

    Based on information available to them, HP and Heartstream believe that the Merger will be effected in compliance with federal, state and foreign antitrust laws. However, there can be no assurance that a challenge to the consummation of the Merger on antitrust grounds will not be made or that if such a challenge were made, HP and Heartstream would prevail.

    Except as set forth above, neither Heartstream nor HP is aware of any other regulatory approvals that have not been received that are required for the consummation of the Merger.

ACCOUNTING TREATMENT

    HP intends to account for the Merger under the purchase method of accounting in accordance with generally accepted accounting principles. Under this method of accounting, the purchase price will be allocated to assets acquired and liabilities assumed based on their estimated fair values at the Effective Time. HP's results of operations will not include the results of Heartstream prior to the Effective Time.

NO APPRAISAL RIGHTS

    Under Section 262 of the DGCL, appraisal rights are generally available to stockholders of a constituent Delaware corporation in connection with a merger. However, appraisal rights are not available to the stockholders of a constituent Delaware corporation if (i) as of the record date for the meeting of stockholders to approve the merger, the corporation's stock is either (a) listed on a national securities exchange or (b) held of record by more than 2,000 stockholders; and (ii) the consideration to be received by such stockholders in the merger consists only of (a) shares of the capital stock of the corporation surviving the merger, (b) shares of the capital stock of any other corporation provided that such stock, as of the date on which the merger becomes effective, is either (1) listed on a national securities exchange or (2) held of record by more than 2,000 stockholders, (c) cash in lieu of fractional shares, or (d) a combination of the foregoing.

    Because Heartstream Common Stock was listed on Nasdaq as of the close of business on the Record Date and since the holders of Heartstream Common Stock will receive shares of HP Common Stock, which will be listed on the NYSE and held of record by more than 2,000 stockholders, and/or cash in lieu of fractional shares of HP Common Stock, the holders of Heartstream Common Stock are not entitled to appraisal rights under the DGCL in connection with the Merger.

                              TERMS OF THE MERGER

    THE FOLLOWING IS A SUMMARY OF THE MATERIAL PROVISIONS OF THE REORGANIZATION AGREEMENT, A COPY OF WHICH IS ATTACHED AS ANNEX A TO THIS PROXY STATEMENT/PROSPECTUS AND IS INCORPORATED HEREIN BY REFERENCE. HOWEVER, THE FOLLOWING IS NOT A COMPLETE STATEMENT OF ALL PROVISIONS OF THE REORGANIZATION AGREEMENT AND RELATED AGREEMENTS. STATEMENTS MADE IN THIS PROXY STATEMENT/PROSPECTUS WITH RESPECT TO THE TERMS OF THE REORGANIZATION AGREEMENT AND SUCH RELATED AGREEMENTS ARE QUALIFIED IN THEIR RESPECTIVE ENTIRETIES BY REFERENCE TO THE MORE DETAILED INFORMATION SET FORTH IN THE REORGANIZATION AGREEMENT AND SUCH RELATED AGREEMENTS.

EFFECTIVE TIME

    Subject to the provisions of the Reorganization Agreement, HP, Heartstream and Merger Sub shall cause the Merger to be consummated by filing a Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the relevant provisions of Delaware law as soon as practicable on or after the Closing Date (the time of such filing (or such later time as may be agreed in writing by the parties and specified in the Certificate of Merger) being the "Effective Time" of the Merger). The closing of the Merger (the "Closing") shall take place at the offices of Wilson Sonsini Goodrich & Rosati at a time and date to be specified by the parties within two business days after satisfaction or waiver of the conditions set forth in the Reorganization Agreement or at such other date, time and location as HP, Merger Sub and Heartstream may agree in writing. The Closing is currently anticipated to occur on or about the date of the Heartstream Stockholders Meeting.

MANNER AND BASIS FOR CONVERTING SHARES

    At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, Heartstream or the holders of any of the following securities, each share of Heartstream Common Stock issued and outstanding immediately prior to the Effective Time (other than any shares of Heartstream Common Stock owned by HP, Heartstream, Merger Sub or any direct or indirect wholly-owned subsidiary of HP or Heartstream) will be canceled and extinguished and automatically converted into the right to receive a fraction of a share of HP Common Stock equal to the Exchange Ratio. Holders of Heartstream Common Stock will receive cash in lieu of any fractional shares of HP Common Stock to which such Heartstream stockholder would have been entitled. In establishing the manner in which the Exchange Ratio is to be calculated, the parties recognized that it would fluctuate depending on the changes in the trading prices of the HP Common Stock between the execution of the Reorganization Agreement and the closing of the Merger. Given its fluctuating nature, the final Exchange Ratio may not be known at the time Heartstream stockholders are asked to consider and vote upon the Reorganization Agreement and the Merger at the Heartstream Stockholders Meeting. It is anticipated by the parties, however, that the closing of the Merger will occur as soon as practicable following the Heartstream Stockholders Meeting, with a view toward causing the proposed transaction to be consummated on the day of such meeting. In order to provide Heartstream stockholders with current information regarding the Exchange Ratio during the period prior to the Effective Time of the Merger, the parties have established a toll-free telephone number at (800) 323-5574 that interested parties may call.

    As an example of the way in which the Exchange Ratio would be calculated, if the Average Closing Price were to have been calculated based on the average closing price of HP Common Stock for the five trading day period ending on February 20, 1998, the last practicable trading day before the printing of this Proxy Statement/Prospectus, the Average Closing Price for purposes of establishing the Exchange Ratio would have been $63.30. An Average Closing Price of $63.30 would result in an Exchange Ratio of approximately .174 under the terms of the Reorganization Agreement. To further illustrate this pricing formula, the table set forth below presents certain assumed Average Closing Prices together with the resulting approximate Exchange Ratios:

  AVERAGE CLOSING
       PRICE           EXCHANGE RATIO
--------------------  -----------------
       $55.00                  .200
       $60.00                  .183
       $65.00                  .169
       $70.00                  .157

Of course the actual Exchange Ratio and the total number of shares of HP Common Stock to be received by each Heartstream stockholder may be greater or less than the numbers indicated above, depending on the actual trading prices for HP Common Stock in the period preceding the Effective Time of the Merger.

    Each share of Heartstream Common Stock held by Heartstream or owned by Merger Sub, HP or any direct or indirect wholly-owned subsidiary of HP immediately prior to the Effective Time will be canceled and extinguished without any conversion thereof.

    Immediately prior to the Effective Time, all options to purchase Heartstream Common Stock then outstanding under the Heartstream Option Plans shall become fully vested and exercisable. At the Effective Time, all options under the Heartstream Option Plans not exercised or exchanged for cash as provided by the terms of the Reorganization Agreement immediately prior to the Effective Time shall terminate. Pursuant to Heartstream's 1995 Employee Stock Purchase Plan (the "ESPP"), the purchase period during which participants in the plan may acquire shares of Heartstream Common Stock shall close immediately prior to the Effective Time. See "--Treatment of Employee Equity Benefit Plans."

    Each share of Common Stock, $0.01 par value per share, of Merger Sub issued and outstanding immediately prior to the Effective Time will be converted into one validly issued, fully paid and nonassessable share of Common Stock, $0.01 par value per share, of the Surviving Corporation. Each certificate evidencing ownership of shares of Merger Sub Common Stock will evidence ownership of such shares of capital stock of the Surviving Corporation.

    The Exchange Ratio will be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into HP Common Stock or Heartstream Common Stock), reorganization, recapitalization, reclassification or other like change with respect to HP Common Stock or Heartstream Common Stock occurring on or after the date of the Reorganization Agreement and prior to the Effective Time.

    Promptly after the Effective Time, HP, acting through the Exchange Agent will mail to each holder of record (as of the Effective Time) of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Heartstream Common Stock a letter of transmittal with instructions to be used by such holder in surrendering such certificates in exchange for certificates representing shares of HP Common Stock. CERTIFICATES SHOULD NOT BE SURRENDERED BY THE HOLDERS OF HEARTSTREAM COMMON STOCK UNTIL SUCH HOLDERS RECEIVE THE LETTER OF TRANSMITTAL FROM THE EXCHANGE AGENT, AND THEN ONLY IN ACCORDANCE WITH THE TERMS OF SUCH LETTER OF TRANSMITTAL.

TREATMENT OF EMPLOYEE EQUITY BENEFIT PLANS

    STOCK OPTIONS. Immediately prior to the Effective Time, all options to purchase Heartstream Common Stock then outstanding under the Heartstream Option Plans shall become fully vested and exercisable. At the Effective Time, all options under the Heartstream Option Plans not exercised or exchanged for cash as provided by the terms of the Reorganization Agreement and as described below immediately prior to the Effective Time shall terminate.

    Pursuant to the Reorganization Agreement, as an alternative to receiving Heartstream Common Stock, each holder of a Heartstream Option shall be permitted to elect to receive at the Effective Time from the Surviving Corporation, for each Heartstream Option held by such holder immediately prior to the Effective Time, an amount in cash equal to the product of (x) the excess, if any, of the market value of the stock option over the applicable exercise price per share of such Heartstream Option (determined on an option by option basis) and (y) the number of shares of Heartstream Common Stock subject to such Heartstream Option (assuming full exercisability thereof) immediately prior to the Effective Time, and thereafter each such Heartstream Option shall be canceled.

    EMPLOYEE STOCK PURCHASE PLAN. Pursuant to the ESPP, the purchase period during which participants in the plan may acquire shares of Heartstream Common Stock shall close immediately prior to the Effective Time.

EFFECT OF THE MERGER

    Once the Merger is consummated, Merger Sub will cease to exist as a corporation, and Heartstream will remain as the Surviving Corporation.

    Pursuant to the Reorganization Agreement, the Certificate of Incorporation of Merger Sub in effect immediately prior to the Effective Time will become the Certificate of Incorporation of the Surviving Corporation and the By-laws of Merger Sub will become the By-laws of the Surviving Corporation. The Board of Directors of the Surviving Corporation will consist of the directors who are serving as directors of Merger Sub immediately prior to the Effective Time, until their successors are duly appointed and qualified. The officers of Heartstream immediately prior to the Effective Time will be the officers of the Surviving Corporation, until their successors are duly appointed.

REPRESENTATIONS AND WARRANTIES

    Pursuant to the Reorganization Agreement, each of Heartstream, HP and Merger Sub made certain representations and warranties relating to its respective business and various other matters. None of such representations and warranties will survive the Merger.

CONDUCT OF HEARTSTREAM'S BUSINESS PRIOR TO THE MERGER

    Pursuant to the Reorganization Agreement, Heartstream has agreed that, until the earlier of the termination of the Reorganization Agreement pursuant to its terms and the Effective Time, subject to certain exceptions, and except to the extent that HP consents in writing, Heartstream will carry on its business diligently and in accordance with good commercial practice and in the usual, regular and ordinary course, in substantially the same manner as heretofore conducted and in compliance in all material respects with all applicable laws and regulations, pay its debts and taxes when due subject to good faith disputes over such debts or taxes, pay or perform other material obligations when due, and use its reasonable best efforts consistent with past practices and policies to (i) preserve intact its present business organization, (ii) keep available the services of its present officers and employees, (iii) preserve its relationships with customers, suppliers, distributors, licensors, licensees and others with which it has business dealings and (iv) keep its shares of Common Stock quoted on Nasdaq. In addition, Heartstream will promptly notify HP of any material event involving its business or operations.

    In addition, except as permitted by the terms of the Reorganization Agreement, and subject to certain exceptions, Heartstream has agreed that, without the prior written consent of HP, it will not do any of the following:

        (a) Waive any stock repurchase rights, accelerate, amend or change the period of exercisability of options or restricted stock, or reprice options granted under any employee, consultant or director stock plans or authorize cash payments in exchange for any options granted under any of such plans;

        (b) Grant any severance or termination pay to any officer or employee except payments in amounts consistent with policies and past practices or pursuant to written agreements outstanding, or policies existing, on the date hereof and as previously disclosed in writing to HP, or adopt any new severance plan;

        (c) Transfer or license to any person or entity or otherwise extend, amend or modify in any material respect any rights to the Heartstream Intellectual Property (as defined in the Reorganization Agreement) or enter into grants to future patent rights, other than non-exclusive licenses in the ordinary course of business and consistent with past practice;

        (d) Declare or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock;

        (e) Repurchase or otherwise acquire, directly or indirectly, any shares of capital stock;

        (f) Issue, deliver, sell, authorize or propose the issuance, delivery or sale of, any shares of capital stock or any securities convertible into shares of capital stock, or subscriptions, rights, warrants or options to acquire any shares of capital stock or any securities convertible into shares of capital stock, or enter into other agreements or commitments of any character obligating it to issue any such shares or convertible securities, other than the issuance (i) of shares of Heartstream Common Stock pursuant to the exercise of stock options therefor outstanding as of the date of the Reorganization Agreement and (ii) shares of Heartstream Common Stock issuable to participants in the ESPP consistent with past practice and the terms thereof;

        (g) Cause, permit or propose any amendments to any charter document or By-law;

        (h) Acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a material portion of the assets of, or by any other manner, any business or any corporation, partnership interest, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the business of Heartstream or enter into any material joint ventures, strategic partnerships or alliances;

        (i) Sell, lease, license, encumber or otherwise dispose of any properties or assets which are material, individually or in the aggregate, to the business of Heartstream, except in the ordinary course of business consistent with past practice;

        (j) Incur any indebtedness for borrowed money (other than ordinary course trade payables or pursuant to existing credit facilities in the ordinary course of business) or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire debt securities of Heartstream or guarantee any debt securities of others;

        (k) Increase the salaries or wage rates of its officers or employees other than in the ordinary course of business, consistent with past practice, or adopt or amend any employee benefit or employee stock purchase or employee option plan, or enter into any employment contract, pay any special bonus or special remuneration to any director or employee, or change in any material respect any management policies or procedures;

        (l) Pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business;

        (m) Make any grant of exclusive rights to any third party;

        (n) Enter into any distribution agreement;

        (o) Enter into any material agreement requiring the consent or approval of any third party with respect to the Merger;

        (p) Commence or institute any litigation (including, without limitation, any counterclaim) or arbitration, or settle or agree to settle any claim, dispute, litigation or arbitration;

        (q) Create any subsidiaries; or

        (r) Agree in writing or otherwise to take any of the foregoing actions.

HEARTSTREAM RIGHTS PLAN

    Heartstream has adopted a Rights Agreement between Heartstream and ChaseMellon Shareholder Services, L.L.C., as Rights Agent, dated December 6, 1996 (the "Heartstream Rights Plan," and each right under the Heartstream Rights Plan, a "Right"). Pursuant to the Heartstream Rights Plan, each outstanding share of Heartstream Common Stock has a Right to purchase that number of shares of Heartstream Common Stock having a market value at the time equal to twice the exercise price (currently $75.00 per right) upon the occurrence of certain events, including, but not limited to, ten days after the commencement or announcement of a hostile tender offer. Pursuant to the terms of the Reorganization Agreement, Heartstream has taken all necessary action to render Rights issued pursuant to the Heartstream Rights Plan inapplicable to the Merger. See "Comparison of Capital Stock--Heartstream Rights Plan."

NO SOLICITATION

    Under the terms of the Reorganization Agreement, Heartstream has agreed that, until the earlier of the Effective Time and termination of the Reorganization Agreement pursuant to its terms, it will not, and it will instruct its directors, officers, employees, representatives, investment bankers, agents and affiliates not to, directly or indirectly (i) solicit or knowingly encourage submission of, any proposals or offers by any person, entity or group (other than HP and its affiliates, agents and representatives), or (ii) participate in any discussions or negotiations with, or disclose any non-public information concerning Heartstream to, or afford any access to the properties, books or records of Heartstream to, or otherwise assist or facilitate, or enter into any agreement or understanding with, any person, entity or group (other than HP and its affiliates, agents and representatives), in connection with any Acquisition Proposal (as defined below) with respect to Heartstream. For the purposes of the Reorganization Agreement, an "Acquisition Proposal" means any proposal or offer relating to (i) any merger, consolidation, sale of substantial assets or similar transactions involving Heartstream (other than sales of assets or inventory in the ordinary course of business or as permitted under the terms of the Reorganization Agreement), (ii) sale by Heartstream of any shares of capital stock of Heartstream (including without limitation by way of a tender offer or an exchange offer) except as may be permitted pursuant to the Reorganization Agreement, (iii) without limiting clause (ii) above, the acquisition by any person of beneficial ownership or a right to acquire beneficial ownership of, or the formation of any "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) which beneficially owns, or has the right to acquire beneficial ownership of, 10% or more of the then outstanding shares of capital stock of Heartstream (except for acquisitions for passive investment purposes of not more than 15% of the then outstanding shares of capital stock of Heartstream only in circumstances where the person or group qualifies for and files a Schedule 13G with respect thereto and does not become obligated to file a Schedule 13D); or
(iv) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing. Heartstream will immediately cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. Heartstream will (i) notify HP as promptly as practicable if it receives any proposal or inquiry or any request for information or access in connection with a bona fide Acquisition Proposal or potential bona fide Acquisition Proposal and
(ii) as promptly as practicable notify HP of the significant terms and conditions of any such Acquisition Proposal. In addition, subject to the other provisions of this section, from and after the date of the Reorganization Agreement until the earlier of the Effective Time and termination of the Reorganization Agreement pursuant to its terms, Heartstream and its subsidiaries will not, and will instruct their respective directors, officers, employees, representatives, investment bankers, agents and affiliates not to, directly or indirectly, make or authorize any public statement, recommendation or solicitation in support of any Acquisition Proposal made by any person, entity or group (other than HP); provided, however, that nothing contained in the Reorganization Agreement prohibits Heartstream's Board of Directors from taking and disclosing to Heartstream's stockholders a position with respect to a tender offer pursuant to Rules 14d-9 and 14e-2 promulgated under the Exchange Act.

    Notwithstanding the foregoing, prior to the Effective Time, Heartstream may, to the extent the Board of Directors of Heartstream determines, in good faith, after consultation with and based upon the advice of outside legal counsel, that the Board's fiduciary duties under applicable law require it to do so, participate in discussions or negotiations with, and, subject to the requirements of the next paragraph, furnish information to any person, entity or group after such person, entity or group has delivered to Heartstream in writing, an unsolicited bona fide Acquisition Proposal (which may be subject to customary conditions, including a "due diligence" condition) if the Board of Directors of Heartstream in its good faith reasonable judgment determines, after consultation with its independent financial advisors, that (i) such Acquisition Proposal would result in a transaction more favorable than the Merger to the stockholders of Heartstream from a financial point of view and (ii) the person making such Acquisition Proposal is financially capable of consummating such Acquisition Proposal or that the financing necessary to consummate such Acquisition Proposal, to the extent required, is then committed or is capable of being obtained by such person (a "Heartstream Superior Proposal"). In addition, notwithstanding the provisions of paragraph above, in connection with a possible Acquisition Proposal, Heartstream may refer any third party to the provision of the Reorganization Agreement described here or make a copy of the provision available to a third party. In the event Heartstream receives a Heartstream Superior Proposal, nothing contained in the Reorganization Agreement (but subject to the terms of the Reorganization Agreement) will prevent the Board of Directors of Heartstream from recommending such Heartstream Superior Proposal to its stockholders, if the Board of Directors determines, in good faith, after consultation with and based upon the advice of outside legal counsel, that such action is required by its fiduciary duties under applicable law; in such case, the Board of Directors of Heartstream may withdraw, modify or refrain from making its recommendation concerning the Merger, and, to the extent it does so, Heartstream may refrain from soliciting proxies to secure the vote of its stockholders as may otherwise be required by the Reorganization Agreement; provided, however, that Heartstream shall (i) provide HP at least twenty-four
(24) hours prior notice of any Heartstream Board meeting at which it is reasonably expected to contemplate a Heartstream Superior Proposal and (ii) not accept or recommend to its stockholders a Heartstream Superior Proposal for a period of not less than five business days after HP's receipt of a copy of such Heartstream Superior Proposal (or a written description of the significant terms and conditions thereof, if not in writing); and provided further, that, unless the Reorganization Agreement has been terminated, nothing shall limit Heartstream's obligation to hold and convene the Heartstream Stockholders' Meeting (regardless of whether the recommendation of the Board of Directors of Heartstream shall have been withdrawn, modified or not yet made) or to provide the Heartstream stockholders with material information relating to such meeting.

    Heartstream has agreed not to provide any non-public information to a third party unless (i) Heartstream provides such non-public information pursuant to a non-disclosure agreement with terms regarding the protection of confidential information at least as restrictive as such terms in an existing non-disclosure agreement entered into by HP and Heartstream in connection with the Merger, (ii) such non-public information has been previously delivered to HP and (iii) Heartstream advises HP in writing of such disclosure, including the party to whom such non-public information is disclosed.

CONDITIONS TO THE MERGER

    The respective obligations of each party to the Reorganization Agreement to effect the Merger are subject to the satisfaction at or prior to the Effective Time of the following conditions: (i) the Reorganization Agreement shall have been approved and adopted, and the Merger shall have been duly approved, by the requisite vote under applicable law, by the stockholders of Heartstream; (ii) the SEC shall have declared the Registration Statement of which this Proxy Statement/Prospectus is a part effective and no stop order suspending the effectiveness of the Registration Statement or any part thereof shall have been issued and no proceeding for that purpose, and no similar proceeding in respect of this Proxy Statement/ Prospectus, shall have been initiated or threatened in writing by the SEC; (iii) no governmental entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger and all waiting periods, if any, under the HSR Act relating to the transactions contemplated hereby will have expired or terminated early, (iv) HP and Heartstream shall each have received written opinions from their respective tax counsel (the General Tax Counsel of HP and Venture Law Group, respectively), in form and substance reasonably satisfactory to them, to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code, and such opinions shall not have been withdrawn; provided, however, that, if the counsel to either HP or Heartstream does not render such opinion, this condition shall nonetheless be deemed to be satisfied with respect to such party if counsel to the other party renders such opinion to such party, and (v) the shares of HP Common Stock issuable to stockholders of Heartstream in the Merger and such other shares required to be reserved for issuance in connection with the Merger shall have been authorized for listing on the NYSE upon official notice of issuance.

    In addition, the obligation of Heartstream to consummate and effect the Merger is subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by Heartstream: (i) subject to certain materiality thresholds, the representations and warranties of HP and Merger Sub contained in the Reorganization Agreement shall have been true and correct on and as of the date of the Reorganization Agreement and such representations and warranties shall be true and correct on and as of the Effective Time except for changes contemplated by the Reorganization Agreement and except for those representations and warranties which address matters only as of a particular date (which shall remain true and correct as of such particular date), with the same force and effect as if made on and as of the Effective Time, except in such cases where the failure to be so true and correct would not have a material adverse effect on HP; (ii) HP and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by the Reorganization Agreement to be performed or complied with by them on or prior to the Effective Time and (iii) no material adverse effect with respect to HP shall have occurred since the date of the Reorganization Agreement.

    Further, the obligations of HP and Merger Sub to consummate and effect the Merger are subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by HP: (i) subject to certain materiality thresholds, the representations and warranties of Heartstream contained in the Reorganization Agreement shall have been true and correct on and as of the date of the Reorganization Agreement and such representations and warranties shall be true and correct on and as of the Effective Time except for changes contemplated by the Reorganization Agreement and except for those representations and warranties which address matters only as of a particular date (which shall remain true and correct as of such particular date), with the same force and effect as if made on and as of the Effective Time, except in such cases where the failure to be so true and correct would not have a material adverse effect on Heartstream; (ii) Heartstream shall have performed or complied in all material respects with all agreements and covenants required by the Reorganization Agreement to be performed or complied with by it on or prior to the Effective Time; (iii) no event having a

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material adverse effect with respect to Heartstream shall have occurred since the date of the Reorganization Agreement; and (iv) Heartstream shall have obtained all material consents, waivers and approvals required in connection with the consummation of the transactions contemplated by the Reorganization Agreement under certain Heartstream agreements, contracts, licenses or leases.

TERMINATION OF THE REORGANIZATION AGREEMENT

    The Reorganization Agreement provides that it may be terminated at any time prior to the Effective Time of the Merger, whether before or after approval of the Merger by the stockholders of Heartstream (i) by mutual written consent of HP and Heartstream duly authorized by the Executive Committee of HP and the Board of Directors of Heartstream; (ii) by either Heartstream or HP if the Merger is not consummated by June 30, 1998 for any reason, provided, however, that the right to terminate the Reorganization Agreement as provided in this clause (ii) is not available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of the Reorganization Agreement; (iii) by either Heartstream or HP if a governmental entity issues an order, decree or ruling or takes any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which order, decree, ruling or other action is final and nonappealable; (iv) by either Heartstream or HP if the required approvals of the stockholders of Heartstream contemplated by the Reorganization Agreement shall not have been obtained by reason of the failure to obtain the required vote at a meeting of Heartstream stockholders duly convened therefor as contemplated by the Reorganization Agreement or at any adjournment thereof (provided that Heartstream may not terminate the Reorganization Agreement pursuant to this provision if the failure to obtain Heartstream stockholder approval was caused by the action or failure to act of Heartstream and such action or failure to act constitutes a breach by Heartstream of the Reorganization Agreement); (v) by Heartstream at any time prior to the approval of the Merger by Heartstream's stockholders, if the Board of Directors of Heartstream accepts or recommends a Heartstream Superior Proposal to the stockholders of Heartstream; (vi) by HP, if the Board of Directors of Heartstream withholds, withdraws or modifies in a manner adverse to HP its recommendation in favor of adoption and approval of the Reorganization Agreement and approval of the Merger, if Heartstream shall have failed to include in the Proxy Statement/Prospectus the recommendation of the Board of Directors of Heartstream in favor of the Merger and the Reorganization Agreement, if the Board of Directors of Heartstream shall have failed to reconfirm such recommendation within ten business days after a written request to do so at any time following the announcement or disclosure of an Acquisition Proposal, if the Board of Directors of Heartstream shall have accepted a Heartstream Superior Proposal or recommended a Heartstream Superior Proposal to the stockholders of Heartstream, or if the Board of Directors of Heartstream shall have resolved to do any of the foregoing; (vii) by Heartstream, upon a breach of any representation, warranty, covenant or agreement on the part of HP set forth in the Reorganization Agreement, or if any such representation or warranty of HP shall have become untrue, subject to certain materiality thresholds and cure provisions; or (viii) by HP, upon a breach of any representation, warranty, covenant or agreement on the part of Heartstream set forth in the Reorganization Agreement, or if any such representation or warranty of Heartstream shall have become untrue, subject to certain materiality thresholds and cure provisions.

EFFECT OF TERMINATION

    If the Reorganization Agreement is terminated by HP or Heartstream as described above, the Reorganization Agreement will be of no further force or effect, except that certain provisions contained therein, including those discussed below relating to the fee payable by Heartstream to HP under certain circumstances, will survive such termination, and Heartstream, HP and Merger Sub will remain liable for certain breaches of the Reorganization Agreement.

BREAK-UP FEE

    Heartstream has agreed that if, prior to or concurrent with termination of the Reorganization Agreement, either (i) the Heartstream Board shall have withheld, withdrawn or modified in a manner adverse to HP its recommendation in favor of adoption and approval of the Reorganization Agreement and approval of the Merger, or (ii) Heartstream shall have failed to include in the Proxy Statement/ Prospectus the recommendation of the Board of Directors of Heartstream in favor of the Reorganization Agreement and the Merger, or (iii) the Board of Directors of Heartstream shall have failed to reconfirm such recommendation within ten business days after a written request from HP to do so at any time following the announcement or disclosure of an Acquisition Proposal, or (iv) the Board of Directors of Heartstream shall have accepted a Heartstream Superior Proposal or recommended a Heartstream Superior Proposal to the stockholders of Heartstream, or (v) the Board of Directors shall have resolved to take any of the actions described in the foregoing clauses (i) through (iv), then Heartstream shall pay to HP an amount equal to $6 million in immediately available funds within one business day following the earlier to occur of the termination of the Reorganization Agreement or a Heartstream Negative Vote (as defined below).

    Heartstream has also agreed that, if no payment is required pursuant to the provision of the Reorganization Agreement summarized in the preceding paragraph, and if (i) the vote of the stockholders of Heartstream as contemplated by the Reorganization Agreement approving and adopting the Reorganization Agreement and approving the Merger is not obtained by reason of the failure to obtain the required vote at a meeting of stockholders duly convened therefor as contemplated by the Reorganization Agreement or at any adjournment thereof (a "Heartstream Negative Vote"), and (ii) prior to such Heartstream Negative Vote there was an Acquisition Proposal for a Heartstream Acquisition (as defined below) which was publicly disclosed, and (iii) within twelve months following such Heartstream Negative Vote, Heartstream enters into a definitive agreement with respect to a Heartstream Acquisition or a Heartstream Acquisition shall have been consummated, then Heartstream shall pay to HP an amount equal to $6 million in immediately available funds within one business day following consummation of a Heartstream Acquisition. "Heartstream Acquisition" shall mean any of the following transactions or series of related transactions: (i) a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Heartstream pursuant to which the stockholders of Heartstream immediately preceding such transaction or series of related transactions hold less than 60% of the equity interests in the surviving or resulting entity of such transaction or transactions; (ii) a sale and issuance by Heartstream of shares of capital stock of Heartstream which would, upon issuance, represent more than 40% of the outstanding shares of capital stock of Heartstream; (iii) a sale or other disposition by Heartstream of assets (excluding inventory and used equipment sold in the ordinary course of business) representing in excess of 40% of the fair market value of Heartstream's business immediately prior to such sale; or (iv) the acquisition by any person or group (including by way of a tender offer or an exchange offer or issuance by Heartstream), directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of 40% or more of the then outstanding shares of capital stock of Heartstream.

    HP and Heartstream have agreed that payment of the fees described in the preceding two paragraphs will not be in lieu of damages incurred in the event of breach of the Reorganization Agreement.

    Except as set forth above, HP and Heartstream have agreed that all fees and expenses incurred in connection with the Reorganization Agreement and the transactions contemplated thereby will be paid by the party incurring such expenses whether or not the Merger is consummated, except that HP and Heartstream will share equally all fees and expenses, other than attorneys' and accountants fees and expenses, incurred in connection with the printing and filing of this Proxy Statement/Prospectus and the Registration Statement.

INDEMNIFICATION AND INSURANCE

    Pursuant to the Reorganization Agreement, HP agreed that, after the Effective Time, it will fulfill and honor and will cause the Surviving Corporation to fulfill and honor in all respects the obligations of Heartstream pursuant to any indemnification agreements between Heartstream and its directors and officers or indemnification provisions under Heartstream's Certificate of Incorporation or By-laws existing prior to the date of the Reorganization Agreement. From and after the Effective Time, such obligations shall be the joint and several obligations of HP and the Surviving Corporation. The Certificate of Incorporation and By-laws of the Surviving Corporation will contain indemnification provisions substantially similar to those set forth in Heartstream's Certificate of Incorporation and Heartstream's By-laws, and such provisions shall not be amended, repealed or otherwise modified after the Effective Time in any manner that would adversely affect the rights thereunder of the individuals who immediately prior to the Effective Time were entitled to indemnification thereunder, unless any such amendment or modification shall be required by applicable law.

    For a period of three (3) years from and after the Effective Time, HP shall cause the Surviving Corporation to maintain in effect directors' and officers' liability insurance policies covering the persons who are currently covered in Heartstream's policies and on terms not materially less favorable than the existing insurance coverage with respect to matters occurring prior to the Effective Time; provided, however, that in no event shall the Surviving Corporation be required to expend more than an amount per year equal to 110% of current annual premiums paid by Heartstream for such insurance, provided further that if the annual premiums exceed such amount, the Surviving Corporation shall only be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount.

AFFILIATE AGREEMENTS

    Heartstream will use its reasonable best efforts to have each of the members of the Heartstream Board and those officers of Heartstream who may be deemed to be affiliates of Heartstream enter into agreements restricting sales, dispositions or other transactions with respect to the shares of Heartstream Common Stock held by them prior to the Merger and the shares of HP Common Stock to be received by them in the Merger so as to comply with the requirements of applicable federal securities laws.

                          COMPARISON OF CAPITAL STOCK

DESCRIPTION OF HP CAPITAL STOCK

    The authorized capital stock of HP consists of 2,400,000,000 shares of Common Stock, $1.00 par value per share, and 300,000,000 shares of Preferred Stock, $1.00 par value per share. If the shareholders approve the reincorporation of HP into Delaware, as discussed below, the authorized capital stock of HP will consist of 4,800,000,000 shares of Common Stock, $0.01 par value per share, and 300,000,000 shares of Preferred Stock, $0.01 par value per share.

    HP COMMON STOCK

    As of January 31, 1998, there were approximately 1.034 billion shares of HP Common Stock outstanding. The holders of HP Common Stock are entitled to one vote per share on all matters to be voted upon by the shareholders. The shareholders do not have a right to take action by written consent. Shareholders may cumulate votes in connection with the election of directors. The holders of HP Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the HP Board of Directors out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of HP, the holders of HP Common Stock are entitled to share ratably in all assets remaining after payment of liabilities. HP Common Stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to HP Common Stock. All

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
outstanding shares of HP Common Stock are fully paid and non-assessable, and the shares of HP Common Stock to be outstanding upon completion of the Merger will be fully paid and non-assessable.

    PREFERRED STOCK

    HP has 300,000,000 shares of Preferred Stock authorized, of which, as of February 20, 1998, no shares were outstanding. The HP Board of Directors has the authority to issue these shares of Preferred Stock in one or more series and to fix the rights, preferences, privileges and restrictions granted to or imposed upon any unissued and undesignated shares of Preferred Stock and to fix the number of shares constituting any series and the designations of such series, without any further vote or action by the shareholders. The HP Board of Directors, without shareholder approval, can issue Preferred Stock with voting and conversion rights which could adversely affect the voting power or other rights of the holders of HP Common Stock and the issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of HP.

    TRANSFER AGENT AND REGISTRAR

    The Transfer Agent and Registrar of HP Common Stock is Harris Trust and Savings Bank and its telephone number is (312) 461-4061.

DESCRIPTION OF HEARTSTREAM CAPITAL STOCK

    The authorized capital stock of Heartstream consists of 30,000,000 shares of Common Stock, $0.001 par value per share, and 5,000,000 shares of Preferred Stock, $0.001 par value per share.

    HEARTSTREAM COMMON STOCK

    As of the Record Date, there were approximately 11,866,783 shares of Heartstream Common Stock outstanding. Holders of Heartstream Common Stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Pursuant to the Heartstream Restated Certificate of Incorporation (the "Heartstream Certificate"), the stockholders do not have a right to take action by written consent nor may they cumulate votes in connection with the election of directors. The holders of Heartstream Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Heartstream Board out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of Heartstream, the holders of Heartstream Common Stock are entitled to share ratably in all assets remaining after payment of liabilities. Heartstream Common Stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to Heartstream Common Stock. All outstanding shares of Heartstream Common Stock are fully paid and non-assessable, and the shares of HP Common Stock to be received by Heartstream Stockholders in the Merger in exchange for the Heartstream Common Stock outstanding immediately prior to completion of the Merger will be fully paid and non-assessable.

    PREFERRED STOCK

    Heartstream has 5,000,000 shares of Preferred Stock authorized, of which, as of the Record Date, no shares were outstanding. The Heartstream Board has the authority to issue these shares of Preferred Stock in one or more series and to fix the rights, preferences, privileges and restrictions granted to or imposed upon any unissued and undesignated shares of Preferred Stock and to fix the number of shares constituting any series and the designations of such series, without any further vote or action by the stockholders. Although it presently has no intention to do so, the Heartstream Board, without stockholder approval, can issue Preferred Stock with voting and conversion rights which could adversely affect the voting power or other rights of the holders of Heartstream Common Stock and the issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of Heartstream.

    TRANSFER AGENT AND REGISTRAR

    The Transfer Agent and Registrar of Heartstream Common Stock is ChaseMellon Shareholder Services, L.L.C. and its telephone number is (800) 522-6645.

HEARTSTREAM RIGHTS PLAN

    The Heartstream Rights Plan provides that each holder of record of a Right, other than an Acquiring Person (as defined below), will thereafter have the right to receive, upon payment of the Purchase Price (currently $75.00 per Right), that number of shares of Heartstream Common Stock having a market value at the time of the transaction equal to twice the Purchase Price. The Rights will expire on the earliest of (i) December 6, 2006 or (ii) the redemption or exchange of the Rights by Heartstream (the earliest to occur being the "Expiration Date"). The Rights will become exercisable and will trade separately from the Heartstream Common Stock (unless postponed by action of Heartstream's disinterested directors) on the earlier of (i) ten days following a public announcement that a person or group ("Acquiring Person") has acquired or obtained the right to acquire, beneficial ownership of 15% or more of the outstanding Heartstream Common Stock or (ii) ten days following the commencement or announcement of a tender offer or exchange offer which, if consummated, would result in the beneficial ownership by a person or group of 15% or more of the outstanding Heartstream Common Stock (the earlier of which to occur being the "Distribution Date"). For example, if any person or group acquires 15% or more of the Heartstream Common Stock without approval of the Heartstream Board, each Right not held by such Acquiring Person would entitle its holder to purchase, at the current Purchase Price, shares of Heartstream Common Stock having a fair market value of $150.00. In addition, the Purchase Price, number of Rights, and number of shares of Heartstream Common Stock or common stock of any Acquiring Person, as the case may be, that may be acquired for the Purchase Price are subject to adjustment from time to time to prevent dilution.

    Heartstream may redeem the Rights for $.001 per Right, at its option and with the approval of the Heartstream Board, at any time on or prior to the earlier of (i) the tenth day following a public announcement that a person or group has acquired beneficial ownership of 15% or more of the Heartstream Common Stock then outstanding (the "Shares Acquisition Date") or such later date as may be determined by a majority of the directors of Heartstream not affiliated with the acquiring person or group and publicly announced or (ii) the Expiration Date. The Rights are also redeemable after the Shares Acquisition Date, if the Heartstream Board authorizes such redemption, there are directors not affiliated with the Acquiring Persons or group, and a majority of such unaffiliated directors concur with such authorization.

    Pursuant to the terms of the Reorganization Agreement, Heartstream has agreed to take all necessary action to render Rights issued pursuant to the Heartstream Rights Plan inapplicable to the Merger.

COMPARISON OF CAPITAL STOCK

    COMPARISON OF CHARTERS, BY-LAWS AND GOVERNING LAW

    After consummation of the Merger, the holders of Heartstream Common Stock who receive HP Common Stock under the terms of the Reorganization Agreement will become shareholders of HP. As stockholders of Heartstream, their rights are presently governed by Delaware law and by the Heartstream Certificate and the Heartstream Bylaws (the "Heartstream Bylaws"). HP is currently incorporated in the State of California. At HP's 1998 Annual Meeting of Shareholders, scheduled for February 24, 1998, the shareholders of HP will vote on the reincorporation of HP into Delaware. In the event that the shareholders of HP approve the reincorporation, the rights of the holders of Heartstream Common Stock who receive HP Common Stock in the Merger will be governed by Delaware law and the Certificate of Incorporation (the "HP Certificate") and the By-laws (the "HP Delaware By-laws") of the Delaware corporation formed for purposes of the reincorporation. In the event the shareholders of HP do not approve the reincorporation, the rights of the former Heartstream stockholders will be governed by

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
California law and by HP's current Restated Articles of Incorporation, as amended (the "HP Articles") and HP's current By-laws (the "HP California By-laws"). The following discussion summarizes the material differences between the rights of holders of Heartstream Common Stock and the rights of holders of HP Common Stock and differences between the charters and bylaws of Heartstream and HP. This summary does not purport to be complete and is qualified in its entirety by reference to the Heartstream Certificate and Heartstream Bylaws, the HP Certificate, the HP Delaware By-laws, the HP Articles and HP California By-laws and the relevant provisions of Delaware and California law.

    SIZE OF THE BOARD OF DIRECTORS. In accordance with Delaware law, the Heartstream Bylaws authorizes the Heartstream Board to change the number of directors by resolution without stockholder approval. The number of directors of Heartstream is currently fixed at seven. Under California law, although changes in the number of directors must in general be approved by a majority of the outstanding shares, the board of directors may fix the exact number of directors within a stated range set forth in the articles of incorporation or bylaws, if that stated range has been approved by the shareholders. The HP California By-laws provide and, if and when applicable, the HP Delaware By-laws will provide the HP Board of Directors with the authority to set the exact number of directors within the range of eleven to twenty-one.

    LOANS TO OFFICERS AND EMPLOYEES. Under Delaware law, a corporation may make loans to, guarantee the obligations of or otherwise assist its officers or other employees and those of its subsidiaries (including directors who are also officers or employees) when such action, in the judgment of the directors, may reasonably be expected to benefit the corporation. Under California law, any loan or guaranty to or for the benefit of a director or officer of the corporation or its parent requires approval of the shareholders unless such loan or guaranty is provided under a plan approved by shareholders owning a majority of the outstanding shares of the corporation. In addition, under California law, shareholders of any corporation with 100 or more shareholders of record may approve a bylaw authorizing the board of directors alone to approve loans or guaranties to or on behalf of officers (whether or not such officers are directors) if the board of directors determines that any such loan or guaranty may reasonably be expected to benefit the corporation. The HP California By-laws are silent as to whether HP may make loans to, guarantee the obligations of or otherwise assist its officers or other employees and those of its subsidiaries (including directors who are also officers or employees) and accordingly California law governs the ability of HP to make such loans. The HP Delaware By-laws, if and when applicable, will also be silent on this matter and accordingly in such case Delaware law will govern.

    VOTING BY BALLOT. Under Delaware law, the right to vote by written ballot may be restricted if so provided in the certificate of incorporation. The Heartstream Bylaws and the Heartstream Certificate provide that the election of directors at a stockholders' meeting need not be by written ballot. California law provides that the election of directors may proceed in the manner described in a corporation's bylaws. HP's California By-laws provide that, upon the demand of any shareholder made at a meeting before the voting begins, the election of directors shall be by ballot. The HP Certificate, if and when applicable, will not require that directors be elected by written ballot.

    CUMULATIVE VOTING. In an election of directors under cumulative voting, each share of stock normally having one vote is entitled to a number of votes equal to the number of directors to be elected. A shareholder may then cast all such votes for a single candidate or may allocate them among as many candidates as the shareholder may choose. Under Delaware law, cumulative voting in the election of directors is not available unless specifically provided for in the certificate of incorporation. In contrast, California law provides that any shareholder is entitled to cumulate his or her votes in the election of directors upon proper notice of his or her intention to do so. However, a "listed" corporation (as defined below in the section entitled "Classified Board of Directors") may eliminate shareholders' cumulative voting rights. The Heartstream Certificate provides that its stockholders may not cumulate their votes for the election of directors or for any other matter submitted to a vote of the stockholders. HP has not eliminated the right of cumulative voting, and cumulative voting is therefore available to HP's shareholders. If the reincorporation is approved, this right will be provided for in the HP Certificate.

    CLASSIFIED BOARD OF DIRECTORS. A classified board is one on which a certain number of the directors are elected on a rotating basis each year. This method of electing directors makes changes in the composition of the board of directors, and thus a potential change in control of a corporation, a lengthier and more difficult process. Delaware law permits, but does not require, a classified board of directors, with staggered terms under which one-half or one-third of the directors are elected for terms of two or three years, respectively. Under California law, directors generally must be elected annually; however, a "listed" corporation is permitted to adopt a classified board. A listed corporation is defined under California law as a corporation with (i) outstanding securities listed on the NYSE or American Stock Exchange, or (ii) a class of securities designated as a national market system security on and by the National Association of Securities Dealers Automatic Quotation System (or any successor national market system) if the corporation has at least 800 holders of its equity securities. The Heartstream Certificate provides for a classified board of directors with three classes of directors. The Heartstream Board is currently divided into three classes, with the term of the first class expiring at the annual meeting of stockholders held in 1999 and consisting of two members, the term of the second class expiring at the annual meeting of stockholders held in 2000 and consisting of two members and the term of the third class expiring at the annual meeting of stockholders held in 1998 and consisting of three members; thereafter each such term shall expire at each third succeeding annual meeting of stockholders. The HP Articles do not and the HP Certificate, if and when applicable, will not provide for a classified board of directors.

    POWER TO CALL SPECIAL SHAREHOLDERS' MEETINGS; ADVANCE NOTICE OF SHAREHOLDER BUSINESS AND NOMINEES. Under Delaware law, a special meeting of stockholders may be called by the board of directors or by any other person authorized to do so in the certificate of incorporation or the bylaws. Under California law, a special meeting of shareholders may be called by the board of directors, the chairman of the board, the president, the holders of shares entitled to cast not less than 10% percent of the votes at such meeting and such additional persons as are authorized by the articles of incorporation or the bylaws. The Heartstream Bylaws authorize only the President, the chairman of the Board of Directors or the Board of Directors to call a special meeting of stockholders. The Heartstream Bylaws require timely advance notice in proper written form of stockholder nominees for election as a director or stockholder business to be brought before a meeting, and permits the chairman of the meeting to refuse to acknowledge the nomination of any person or the proposal of any business not made in compliance with the procedures set forth in the Heartstream Bylaws. The HP California By-laws allow shareholders holding 10% of the outstanding shares of HP's voting stock, the Board of Directors, the Chairman of the Board of Directors, the Vice Chairman of the Board of Directors, the Chairman of the Executive Committee or the President to call special meetings of shareholders. The HP Delaware By-laws, if and when applicable, will allow the Board of Directors, the Chairman of the Board of Directors, the Vice Chairman of the Board of Directors, the President or the Chairman of the Executive Committee to call special meetings of the stockholders. The HP California By-laws contain no advance notice provisions similar to those contained in the Heartstream Bylaws. The HP Delaware By-laws, if and when applicable, will require timely advance notice in proper written form of stockholder nominees for election as a director or stockholder business to be brought before a meeting and permits the Chairman of the meeting to refuse to acknowledge the nomination of any person or the proposal of any business not made in compliance with the procedures set forth in the HP Delaware By-laws.

    ELIMINATION OF ACTIONS BY WRITTEN CONSENT OF SHAREHOLDERS. Under California and Delaware law, shareholders may take action by written consent in lieu of voting at a shareholders meeting. Both California law and Delaware law permit a corporation, pursuant to a provision in such corporation's articles or certificate of incorporation, as the case may be, to eliminate the ability of shareholders to act by written consent. Elimination of the ability of shareholders to act by written consent could lengthen the amount of time required to take shareholder actions because certain actions by written consent are not subject to the minimum notice requirements of a shareholders' meeting, and could deter hostile takeover attempts. If the ability of shareholders to act by written consent is eliminated, a holder or group of holders controlling a majority in interest of a corporation's capital stock, for example, would not be able to amend such corporation's bylaws or remove its directors pursuant to a shareholders' written consent. The HP Articles, the HP California By-Laws, the Heartstream Certificate and, if and when applicable, the HP Delaware By-laws will provide for the elimination of the ability of shareholders to act by written consent.

    SHAREHOLDER APPROVAL OF CERTAIN BUSINESS COMBINATIONS. In the last several years, a number of states (but not California) have adopted special laws designed to make certain kinds of "unfriendly" corporate takeovers, or other transactions involving a corporation and one or more of its significant shareholders, more difficult. Under Section 203 of the DGCL ("Section 203"), certain "business combinations" by Delaware corporations with "interested stockholders" are subject to a three-year moratorium unless specified conditions are met. Under Section 1203 of the California Corporations Code, certain business combinations with certain interested shareholders are subject to specified conditions, including a requirement that a fairness opinion must be obtained and delivered to the corporation's shareholders, but there is no equivalent provision to Section 203.

    California law does require that holders of nonredeemable common stock receive nonredeemable common stock in a merger of the corporation with the holder of more than 50% but less than 90% of such common stock or its affiliate unless all of the holders of such common stock consent to the transaction. This provision of California law may have the effect of making a "cash-out" merger by a majority shareholder more difficult to accomplish.

    REMOVAL OF DIRECTORS. Under Delaware law, except as otherwise provided in the corporation's certificate of incorporation or bylaws, a director of a corporation that has a classified board of directors or cumulative voting may be removed only with cause. A director of a corporation that does not have a classified board of directors or cumulative voting may be removed with the approval of a majority of the outstanding shares entitled to vote with or without cause. Under California law, any director or the entire board of directors may be removed, with or without cause, with the approval of a majority of the outstanding shares entitled to vote; however, no individual director may be removed (unless the entire board is removed) if the number of votes cast against such removal would be sufficient to elect the director under cumulative voting. In addition, when, by the provisions of the articles of incorporation, the holders of shares of a class or series, voting as a class or series, are entitled to elect one or more directors, any director so elected may be removed only by the applicable vote of holders of shares of that class or series. The Heartstream Certificate and the Heartstream Bylaws provide for a classified board, although they do not provide for cumulative voting. The Heartstream Bylaws permits the removal of a director with or without cause with the approval of a majority of the outstanding shares entitled to vote. California law currently governs the removal of HP directors. If the reincorporation of HP is approved, the HP Delaware By-laws will govern the removal of HP directors and will provide that any director may be removed with or without cause by the holders of a majority of the shares thus entitled to vote; however, no individual director may be removed (unless the entire board is removed) if the number of votes cast against such removal would be sufficient to elect the director under cumulative voting.

    FILLING VACANCIES ON THE BOARD OF DIRECTORS. Under Delaware law, vacancies and newly created directorships may be filled by a majority of the directors then in office (even though less than a quorum) unless otherwise provided in the certificate of incorporation or bylaws (and unless the certificate of incorporation directs that a particular class of stock is to elect such director, in which case any other directors elected by such class, or a sole remaining director so elected, may fill such vacancy). Under California law, any vacancy on the board of directors (other than one created by removal of a director) may be filled by the board of directors. Unless otherwise specified in a corporation's articles of incorporation or bylaws, if the number of directors in office at the time a vacancy occurs is less than a quorum, a vacancy may be filled by the unanimous written consent of the directors then in office, by the affirmative vote of a majority of the directors at a meeting held pursuant to notice or waivers of notice or by a sole remaining director. A vacancy created by removal of a director may be filled by the board of directors only if the board of directors is so authorized. The Heartstream Bylaws allow any newly created directorship on the Board or any vacancy in the board of directors to be filled by a majority of the directors then in office even though less than a quorum unless the vacancy was created by the removal of a director by the vote of the stockholders or by court order, in such case, the vacancy must be filled by the affirmative vote of a majority of the shares represented and voting at a duly held meeting at which a quorum is present. The HP California By-laws allow a vacancy (other than one created by removal of a director) to be filled by the remaining members of the Board. The HP Delaware By-laws, if and when applicable, will provide that vacancies on the Board of Directors may be filled by a majority of the remaining directors, even if less than a quorum, or by a sole remaining director; however, a vacancy created by the removal of a director by the vote of the stockholders or by court order may only be filled by an affirmative vote of the holders of a majority of the shares then entitled to vote.

    INDEMNIFICATION AND LIMITATION OF LIABILITY. California and Delaware have similar laws relating to indemnification by a corporation of its officers, directors, employees and other agents. The laws of both states also permit corporations to adopt a provision in their charters eliminating the liability of a director to the corporation or its shareholders for monetary damages for breach of the director's fiduciary duty of care. There are nonetheless certain differences between the laws of the two states with respect to indemnification and limitation of liability.

    Under Delaware law, such provision may not eliminate or limit director monetary liability for (i) breaches of the director's duty of loyalty to the corporation or its stockholders; (ii) acts or omissions not in good faith or involving intentional misconduct or knowing violations of law; (iii) the payment of unlawful dividends or unlawful stock repurchases or redemptions; or (iv) transactions in which the director received an improper personal benefit. Such limitation of liability provisions do not affect the availability of non-monetary remedies such as injunctive relief or rescission.

    California law does not permit the elimination of monetary liability where such liability is based on (i) intentional misconduct or knowing and culpable violation of law; (ii) acts or omissions that a director believes to be contrary to the best interests of the corporation or its shareholders, or that involve the absence of good faith on the part of the director; (iii) receipt of an improper personal benefit; (iv) acts or omissions that show reckless disregard for the director's duty to the corporation or its shareholders, where the director in the ordinary course of performing a director's duties should be aware of a risk of serious injury to the corporation or its shareholders; (v) acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to the corporation and its shareholders; (vi) interested transactions between the corporation and a director in which a director has a material financial interest; and (vii) liability for improper distributions, loans or guarantees.

    Delaware law states that the indemnification provided by statute shall not be deemed exclusive of any other rights under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise. The Heartstream Bylaws include a provision providing that Heartstream shall indemnify its directors to the maximum extent permissible under Delaware law and the Heartstream Certificate includes a provision providing that Heartstream shall indemnify its directors to the fullest extent permissible under Delaware law. The HP Certificate and the HP Delaware By-laws, if and when applicable, include the same provisions.

    California corporations may include in their charter a provision which extends the scope of indemnification through agreements, bylaws or other corporate action beyond that specifically authorized by statute. The HP Articles include a provision that HP shall indemnify its directors and officers to the fullest extent permissible under California law.

    INSPECTION OF SHAREHOLDERS LIST. Both California and Delaware law allow any shareholder to inspect and copy the shareholders list for a purpose reasonably related to such person's interest as a shareholder.

California law provides, in addition, for an absolute right to inspect and copy the corporation's shareholders list by persons holding an aggregate of 5% or more of a corporation's voting shares, or, under certain other circumstances, shareholders holding an aggregate of 1% or more of such shares. Delaware law does not provide for any such absolute right of inspection, but the Heartstream Bylaws provide that the stockholder list shall be made available at least ten days prior to any stockholder meeting for examination by any stockholder for any purpose germane to the meeting. The HP Delaware By-laws, if and when applicable, will provide that any stockholder of record has the right, for any proper purpose, to inspect the list of stockholders.

    DIVIDENDS AND REPURCHASES OF SHARES. California law dispenses with the concepts of par value of shares for most purposes as well as statutory definitions of capital, surplus and the like. The concepts of par value, capital and surplus are retained under Delaware law.

    Delaware law permits a corporation to declare and pay dividends out of (i) surplus or (ii) if there is no surplus, out of net profits for the fiscal year in which the dividend is declared and/or for the preceding fiscal year as long as the amount of capital of the corporation following the declaration and payment of the dividend is not less than the aggregate amount of the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets. In addition, Delaware law generally provides that a corporation may redeem or repurchase its shares only if such redemption or repurchase would not impair the capital of the corporation. Notwithstanding the foregoing, a Delaware corporation may redeem or repurchase shares having a preference upon the distribution of any of its assets (or shares of common stock, if there are no such shares of preferred stock) if such shares will be retired upon acquisition (and provided that, after the reduction in capital made in connection with such retirement of shares, the corporation's remaining assets are sufficient to pay any debts not otherwise provided for).

    Under California law, a corporation may not make any distribution (including dividends, whether in cash or other property, and repurchases of its shares) unless either the corporation's retained earnings immediately prior to the proposed distribution equal or exceed the amount of the proposed distribution or, immediately after giving effect to such distribution, the corporation's assets (exclusive of goodwill, capitalized research and development expenses and deferred charges) would be at least equal to 1 1/4 times its liabilities (not including deferred taxes, deferred income and other deferred credits), and the corporation's current assets would be at least equal to its current liabilities (or 1 1/4 times its current liabilities if the average pre-tax and pre-interest expense earnings for the preceding two fiscal years were less than the average interest expense for such years). Such tests are applied to California corporations on a consolidated basis.

    SHAREHOLDER VOTING ON MERGERS AND SIMILAR TRANSACTIONS. Both California and Delaware law generally require that the holders of a majority of the outstanding voting shares of the acquiring and target corporations approve statutory mergers. Delaware law does not require a stockholder vote of the surviving corporation in a merger (unless the corporation provides otherwise in its certificate of incorporation) if (i) the merger agreement does not amend the existing certificate of incorporation; (ii) each share of the surviving corporation outstanding before the merger is equal to an identical outstanding or treasury share after the merger; and (iii) the number of shares to be issued by the surviving corporation in the merger does not exceed 20% of the shares outstanding immediately prior to the merger. California law contains a similar exception to its voting requirements for reorganizations where shareholders or the corporation itself, or both, immediately prior to the reorganization will own immediately after the reorganization equity securities constituting more than five-sixths of the voting power of the surviving or acquiring corporation or its parent entity.

    Both California and Delaware law also require that a sale of all or substantially all of the assets of a corporation be approved by a majority of the outstanding voting shares of the corporation transferring such assets.

    With certain exceptions, California law also requires that mergers, reorganizations, certain sales of assets and similar transactions be approved by a majority vote of each class of shares outstanding. By contrast, Delaware law generally does not require class voting, except in certain transactions involving an amendment to the certificate of incorporation which adversely affects a specific class of shares, increases or decreases the number of authorized shares of a class of shares or increases or decreases the par value of the shares of a class of shares.

    INTERESTED DIRECTOR TRANSACTIONS. Under both California and Delaware law, certain contracts or transactions in which one or more of a corporation's directors has an interest are not void or voidable because of such interest, provided that certain conditions, such as obtaining the required approval and fulfilling the requirements of good faith and full disclosure, are met. With certain exceptions, the conditions are similar under California and Delaware law. Under California and Delaware law, either (i) the shareholders or the disinterested directors must approve any such contract or transaction after full disclosure of the material facts, and in California in the case of board approval the contract or transaction must also be "just and reasonable" to the corporation, or (ii) the contract or transaction must have been just and reasonable (in California) or fair (in Delaware) as to the corporation at the time it was approved. In the latter case, California law explicitly places the burden of proof on the interested director.

    Under California law, if shareholder approval is sought, the interested director is not entitled to vote his shares with respect to any action regarding such contract or transaction. If board approval is sought, the contract or transaction must be approved by a majority vote of a quorum of the directors, without counting the vote of any interested directors (except that interested directors may be counted for purposes of establishing a quorum).

    Under Delaware law, if board approval is sought, the contract or transaction must be approved by a majority of the disinterested directors (even though less than a quorum). Therefore, unless the reincorporation of HP is approved, certain transactions that the HP Board of Directors would lack the authority to approve because of the number of interested directors, could be approved by a majority of the disinterested directors of Heartstream representing less than a quorum.

    DISSENTERS' RIGHTS. Under both California and Delaware law, a shareholder of a corporation participating in certain major corporate transactions may be entitled, under varying circumstances, to dissenters' or appraisal rights pursuant to which such shareholder may receive cash in the amount of the fair market value of his or her shares in lieu of the consideration he or she would otherwise receive in the transaction. Under Delaware law, such rights are not available (i) with respect to the sale, lease or exchange of all or substantially all of the assets of a corporation (unless otherwise provided in the corporation's certificate of incorporation); (ii) with respect to a merger or consolidation by a corporation the shares of which are either listed on a national securities exchange or are held of record by more than 2,000 holders if such stockholders receive only shares of the surviving corporation, shares of any other corporation which are either listed on a national securities exchange or held of record by more than 2,000 holders, cash in lieu of fractional shares or a combination of the foregoing; or (iii) to stockholders of a corporation surviving a merger if no vote of the stockholders of the surviving corporation is required to approve the merger because the merger agreement does not amend the existing certificate of incorporation, each share of the surviving corporation outstanding prior to the merger is an identical outstanding or treasury share after the merger, and the number of shares to be issued in the merger does not exceed 20% of the shares of the surviving corporation outstanding immediately prior to the merger and if certain other conditions are met.

    In contrast, shareholders of a California corporation whose shares are listed on a national securities exchange or on a list of over-the-counter margin stocks issued by the Board of Governors of the Federal Reserve System generally do not have dissenters' rights unless the holders of at least 5% of the class of outstanding shares claim the right or unless the corporation or any law restricts the transfer of such shares. In addition, dissenters' rights are unavailable if the shareholders of a corporation or the corporation itself, or both, immediately prior to the reorganization will own immediately after the reorganization equity securities constituting more than five-sixths of the voting power of the surviving or acquiring corporation or its parent entity, and if the shares of the surviving corporation have the same rights, preferences, privileges and restrictions as the shares of the disappearing corporation that are surrendered in exchange.

    Appraisal rights are not available to stockholders of Heartstream with respect to the Merger.

    DISSOLUTION. Under Delaware law, unless the board of directors approves a proposal to dissolve, a dissolution must be approved by stockholders holding 100% of the total voting power of the corporation. Only if a dissolution is initially approved by the board of directors may it be approved by a simple majority of the corporation's outstanding shares of capital stock entitled to vote thereon. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the Board. The Heartstream Certificate contains no such supermajority voting requirement. The HP Certificate, if and when applicable, will not contain a supermajority voting requirement. Under California law, shareholders holding 50% or more of the total voting power may authorize a corporation's dissolution, with or without the approval of the corporation's board of directors, and this right may not be modified by the articles of incorporation.

    SUPERMAJORITY PROVISIONS IN HP'S ARTICLES OF INCORPORATION AND HEARTSTREAM'S CERTIFICATE OF INCORPORATION. HP's Articles provide that certain transactions, including a merger or consolidation or a sale, lease exchange, mortgage, pledge, transfer or other disposition of all or substantially all of the assets of HP or one of its majority-owned subsidiaries with a fair market value of more than 10% of the total value of the assets of HP and its consolidated subsidiaries, with or to shareholders who are, or after such transactions will be, the beneficial owners of 20% or more of the total outstanding voting stock of HP, must be approved by the affirmative vote of holders of at least 80% of the then outstanding voting stock. Notwithstanding the foregoing, no such shareholder vote is required if such transaction is either approved by at least a majority of the directors of HP who are not associated with the shareholders proposing such transaction or certain complex minimum price and procedural requirements are met. The HP Certificate, if and when applicable, will not contain a similar provision. The Heartstream Certificate does not contain a similar provision

    SHAREHOLDER DERIVATIVE SUITS. Under Delaware law, a stockholder may only bring a derivative action on behalf of the corporation if the stockholder was a stockholder of the corporation at the time of the transaction in question or his or her stock thereafter devolved upon him or her by operation of law. California law provides that a shareholder bringing a derivative action on behalf of a corporation need not have been a shareholder at the time of the transaction in question, provided that certain tests are met. California law also provides that the corporation or the defendant in a derivative suit may make a motion to the court for an order requiring the plaintiff shareholder to furnish a security bond. Delaware does not have a similar bonding requirement.

                                 LEGAL MATTERS

    Certain legal matters in connection with the federal income tax consequences of the Merger will be passed upon for Heartstream by Venture Law Group, A Professional Corporation, Menlo Park, California. The validity of the HP Common Stock issuable in the Merger will be passed upon by D. Craig Nordlund, Associate General Counsel and Secretary for HP and certain legal matters in connection with the federal income tax consequences of the Merger will be passed on by Susan A. Williams, Tax Counsel for HP.

                                    EXPERTS

    The consolidated financial statements of HP at October 31, 1996 and 1997, and for each of the three years in the period ended October 31, 1997, incorporated in this Proxy Statement/Prospectus by reference to the Annual Report on Form 10-K of HP for the year ended October 31, 1997, have been so incorporated in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of such firm as experts in auditing and accounting.

    The financial statements of Heartstream at December 31, 1996 and 1995, and for each of the three years in the period ended December 31, 1996, included in its 1996 Annual Report (Form 10-K) which is incorporated by reference in this Proxy Statement which is referred to and made a part of this Prospectus and Registration Statement, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon incorporated by reference therein. Such financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                                                                         ANNEX A

                      AGREEMENT AND PLAN OF REORGANIZATION
                                  BY AND AMONG
                            HEWLETT-PACKARD COMPANY
                        WHISTLER ACQUISITION CORPORATION
                                      AND
                               HEARTSTREAM, INC.

                         DATED AS OF DECEMBER 29, 1997

                               TABLE OF CONTENTS

                                                                                                                         PAGE
                                                                                                                         ---
ARTICLE I THE MERGER...................................................................................................   1

   1.1  The Merger.....................................................................................................   1
   1.2  Effective Time; Closing........................................................................................   1
   1.3  Effect of the Merger...........................................................................................   1
   1.4  Certificate of Incorporation; Bylaws...........................................................................   2
   1.5  Directors and Officers.........................................................................................   2
   1.6  Effect on Capital Stock........................................................................................   2
   1.7  Surrender of Certificates......................................................................................   3
   1.8  No Further Ownership Rights in Heartstream Common Stock........................................................   4
   1.9  Lost, Stolen or Destroyed Certificates.........................................................................   4
   1.10 Tax Consequences...............................................................................................   4
   1.11 Taking of Necessary Action; Further Action.....................................................................   4

ARTICLE II REPRESENTATIONS AND WARRANTIES OF HEARTSTREAM...............................................................   5

   2.1  Organization of Heartstream....................................................................................   5
   2.2  Heartstream Capital Structure..................................................................................   6
   2.3  Obligations With Respect to Capital Stock......................................................................   6
   2.4  Authority......................................................................................................   6
   2.5  SEC Filings; Heartstream Financial Statements..................................................................   7
   2.6  Absence of Certain Changes or Events...........................................................................   8
   2.7  Taxes..........................................................................................................   8
   2.8  Title to Properties; Absence of Liens and Encumbrances.........................................................   9
   2.9  Intellectual Property..........................................................................................   9
   2.10 Compliance; Permits; Restrictions..............................................................................  11
   2.11 Litigation.....................................................................................................  12
   2.12 Brokers' and Finders' Fees.....................................................................................  12
   2.13 Employee Benefit Plans.........................................................................................  12
   2.14 Employees; Labor Matters.......................................................................................  14
   2.15 Environmental Matters..........................................................................................  14
   2.16 Agreements, Contracts and Commitments..........................................................................  15
   2.17 Product Liability and Recalls..................................................................................  16
   2.18 Change of Control Payments.....................................................................................  16
   2.19 Statements; Proxy Statement/Prospectus.........................................................................  16
   2.20 Board Approval.................................................................................................  17
   2.21 Fairness Opinion...............................................................................................  17
   2.22 Section 203 of the Delaware General Corporation Law Not Applicable.............................................  17
   2.23 Customs........................................................................................................  17

ARTICLE III REPRESENTATIONS AND WARRANTIES OF HP AND MERGER SUB........................................................  17

   3.1  Organization of HP.............................................................................................  17
   3.2  HP and Merger Sub Capital Structure............................................................................  18
   3.3  Authority......................................................................................................  18
   3.4  SEC Filings; HP Financial Statements...........................................................................  18
   3.5  Absence of Certain Changes or Events...........................................................................  19
   3.6  Statements; Proxy Statement/Prospectus.........................................................................  19

ARTICLE IV CONDUCT PRIOR TO THE EFFECTIVE TIME.........................................................................  19

   4.1  Conduct of Business............................................................................................  19

ARTICLE V ADDITIONAL AGREEMENTS........................................................................................  21

   5.1  Proxy Statement/Prospectus; Registration Statement; Other Filings; Board Recommendations.......................  21
   5.2  Meeting of Stockholders........................................................................................  22
   5.3  Confidentiality; Access to Information.........................................................................  22
   5.4  No Solicitation................................................................................................  22
   5.5  Public Disclosure..............................................................................................  24
   5.6  Legal Requirements.............................................................................................  24
   5.7  Third Party Consents...........................................................................................  24
   5.8  Notification of Certain Matters................................................................................  24
   5.9  Best Efforts and Further Assurances............................................................................  24
   5.10 Employee Benefits..............................................................................................  25
   5.11 Indemnification................................................................................................  25
   5.12 NYSE Listing...................................................................................................  26
   5.13 Heartstream Affiliate Agreement................................................................................  26
   5.14 Regulatory Filings; Reasonable Efforts.........................................................................  26
   5.15 Tax-Free Reorganization........................................................................................  26
   5.16 Comfort Letter.................................................................................................  27
   5.17 Rights Agreement...............................................................................................  27
   5.18 Voting Agreements..............................................................................................  27
   5.19 401(k) Plan Termination........................................................................................  27
   5.20 Noncompetition Agreements......................................................................................  27

ARTICLE VI CONDITIONS TO THE MERGER....................................................................................  27

   6.1  Conditions to Obligations of Each Party to Effect the Merger...................................................  27
   6.2  Additional Conditions to Obligations of Heartstream............................................................  28
   6.3  Additional Conditions to the Obligations of HP and Merger Sub..................................................  28

ARTICLE VII TERMINATION, AMENDMENT AND WAIVER..........................................................................  29

   7.1  Termination....................................................................................................  29
   7.2  Notice of Termination; Effect of Termination...................................................................  30
   7.3  Fees and Expenses..............................................................................................  30
   7.4  Amendment......................................................................................................  31
   7.5  Extension; Waiver..............................................................................................  31

ARTICLE VIII GENERAL PROVISIONS........................................................................................  31

   8.1  Non-Survival of Representations and Warranties.................................................................  31
   8.2  Notices........................................................................................................  31
   8.3  Interpretation; Knowledge......................................................................................  33
   8.4  Counterparts...................................................................................................  33
   8.5  Entire Agreement; Third Party Beneficiaries....................................................................  33
   8.6  Severability...................................................................................................  33
   8.7  Other Remedies; Specific Performance...........................................................................  33
   8.8  Governing Law..................................................................................................  34
   8.9  Rules of Construction..........................................................................................  34
   8.10 Assignment.....................................................................................................  34

                      INDEX OF EXHIBITS

Exhibit A  Form of Heartstream Voting Agreement

           Form of Heartstream Affiliate
Exhibit B  Agreement

Exhibit C  Form of Noncompetition Agreement

                      AGREEMENT AND PLAN OF REORGANIZATION

    This AGREEMENT AND PLAN OF REORGANIZATION (the "AGREEMENT") is made and entered into as of December 29, 1997, among Hewlett-Packard Company, a California corporation ("HP"), Whistler Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of HP ("MERGER SUB"), and Heartstream, Inc., a Delaware corporation ("HEARTSTREAM").

                                    RECITALS

    A. Upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware General Corporation Law ("DELAWARE LAW"), HP and Heartstream intend to enter into a business combination transaction.

    B. The Board of Directors of Heartstream (i) has determined that the Merger (as defined in Section 1.1) is consistent with and in furtherance of the long-term business strategy of Heartstream and fair to, and in the best interests of, Heartstream and its stockholders, (ii) has approved this Agreement, the Merger and the other transactions contemplated by this Agreement and (iii) has determined to recommend that the stockholders of Heartstream adopt and approve this Agreement and approve the Merger.

    C. Concurrently with the execution of this Agreement, and as a condition and inducement to HP's willingness to enter into this Agreement, the Chief Executive Officer of Heartstream and certain other stockholders of Heartstream shall enter into Voting Agreements in substantially the form attached hereto as EXHIBIT A (the "HEARTSTREAM VOTING AGREEMENTS").

    D. The parties intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "CODE").

    NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

                                   ARTICLE I
                                   THE MERGER

    1.1 THE MERGER. At the Effective Time (as defined in Section 1.2) and subject to and upon the terms and conditions of this Agreement and the applicable provisions of Delaware Law, Merger Sub shall be merged with and into Heartstream (the "MERGER"), the separate corporate existence of Merger Sub shall cease and Heartstream shall continue as the surviving corporation. Heartstream as the surviving corporation after the Merger is hereinafter sometimes referred to as the "SURVIVING CORPORATION."

    1.2 EFFECTIVE TIME; CLOSING. Subject to the provisions of this Agreement, the parties hereto shall cause the Merger to be consummated by filing a Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the relevant provisions of Delaware Law (the "CERTIFICATE OF MERGER") (the time of such filing (or such later time as may be agreed in writing by the parties and specified in the Certificate of Merger) being the "EFFECTIVE TIME") as soon as practicable on or after the Closing Date (as herein defined). The closing of the Merger (the "CLOSING") shall take place at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, at a time and date to be specified by the parties, which shall be no later than the second business day after the satisfaction or waiver of the conditions set forth in
Article VI, or at such other time, date and location as the parties hereto agree in writing (the "CLOSING DATE").

    1.3 EFFECT OF THE MERGER. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of Heartstream and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of Heartstream and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

    1.4  CERTIFICATE OF INCORPORATION; BYLAWS.

        (a) At the Effective Time, the Certificate of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by law and such Certificate of Incorporation of the Surviving Corporation; PROVIDED, HOWEVER, that at the Effective Time the Certificate of Incorporation of the Surviving Corporation shall be amended so that the name of the Surviving Corporation shall be Heartstream, Inc.

        (b) The Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be, at the Effective Time, the Bylaws of the Surviving Corporation until thereafter amended (subject, however, to the terms of Section 5.11).

    1.5 DIRECTORS AND OFFICERS. The initial directors of the Surviving Corporation shall be the directors of Merger Sub immediately prior to the Effective Time, until their respective successors are duly elected or appointed and qualified. The initial officers of the Surviving Corporation shall be the officers of Heartstream immediately prior to the Effective Time, until their respective successors are duly appointed.

    1.6 EFFECT ON CAPITAL STOCK. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, Heartstream or the holders of any of the following securities:

        (a) CONVERSION OF HEARTSTREAM COMMON STOCK. Each share of Common Stock, $.001 par value, of Heartstream (the "HEARTSTREAM COMMON STOCK") issued and outstanding immediately prior to the Effective Time, (other than any shares of Heartstream Common Stock to be canceled pursuant to Section 1.6(b)) will be canceled and extinguished and automatically converted (subject to Sections 1.6(e) and (f)) into the right to receive that fraction (the "EXCHANGE RATIO") of a fully paid and nonassessable share of Common Stock of HP ("HP COMMON STOCK") equal to the quotient obtained by dividing $11.00 by the Average Closing Price (as defined below). For purposes hereof, the "Average Closing Price" shall mean the average per share closing price of HP Common Stock for the five most recent days that the HP Common Stock has traded ending on the trading day immediately prior to the Effective Time, as such prices are reported on the New York Stock Exchange, Inc. ("NYSE") Composite Transactions Tape (as reported by the WALL STREET JOURNAL, or if not reported thereby, any other authoritative source). Unless otherwise stated, all references in this Agreement to Heartstream Common Stock shall be deemed to include the associated Heartstream Rights (as defined in Section 5.17).

        (b) CANCELLATION OF HP-OWNED STOCK. Each share of Heartstream Common Stock held by Heartstream or owned by Merger Sub, HP or any direct or indirect wholly owned subsidiary of Heartstream or of HP immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof.

        (c) STOCK OPTIONS; EMPLOYEE STOCK PURCHASE PLAN. Immediately prior to the Effective Time, in accordance with the terms of Heartstream's 1993 Employee and Consultant Stock Plan and 1995 Director Option Plan (the "HEARTSTREAM STOCK OPTION PLANS"), all options to purchase Heartstream Common Stock ("HEARTSTREAM STOCK OPTIONS") then outstanding under the Heartstream Stock Option Plans shall become fully vested and exercisable. At the Effective Time, all options under the Heartstream Stock Option Plans not exercised immediately prior to the Effective Time shall terminate. At the Effective Time, in accordance with the terms of Heartstream's 1995 Employee Stock Purchase Plan (the "ESPP"), all rights to acquire shares of Heartstream Common Stock under the ESPP shall be treated as set forth in Section 18 of the ESPP.

        (d) CAPITAL STOCK OF MERGER SUB. Each share of Common Stock, $.01, of Merger Sub (the "MERGER SUB COMMON STOCK") issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of Common Stock, $.01, of the Surviving Corporation. Each certificate evidencing ownership of shares of Merger Sub Common Stock shall continue to evidence ownership of such shares of capital stock of the Surviving Corporation.

        (e) ADJUSTMENTS TO EXCHANGE RATIO. The Exchange Ratio shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into HP Common Stock or Heartstream Common Stock), reorganization, recapitalization or other like change with respect to HP Common Stock or Heartstream Common Stock occurring on or after the date hereof and prior to the Effective Time.

        (f) FRACTIONAL SHARES. No fraction of a share of HP Common Stock will be issued by virtue of the Merger, but in lieu thereof each holder of shares of Heartstream Common Stock who would otherwise be entitled to a fraction of a share of HP Common Stock (after aggregating all fractional shares of HP Common Stock to be received by such holder) shall receive from HP an amount of cash (rounded to the nearest whole cent) equal to the product of (i) such fraction, multiplied by (ii) the Average Closing Price of one share of HP Common Stock.

    1.7  SURRENDER OF CERTIFICATES.

        (a) EXCHANGE AGENT. Harris Trust and Savings Bank shall act as the exchange agent (the "EXCHANGE AGENT") in the Merger.

        (b) HP TO PROVIDE COMMON STOCK. Promptly after the Effective Time, HP shall make available to the Exchange Agent for exchange in accordance with this
Article I, the shares of HP Common Stock issuable pursuant to Section 1.6 in exchange for outstanding shares of Heartstream Common Stock, and cash in an amount sufficient for payment in lieu of fractional shares pursuant to Section 1.6(f) and any dividends or distributions to which holders of shares of Heartstream Common Stock may be entitled pursuant to Section 1.7(d).

        (c) EXCHANGE PROCEDURES. Promptly after the Effective Time, HP shall cause the Exchange Agent to mail to each holder of record (as of the Effective
Time) of a certificate or certificates (the "CERTIFICATES"), which immediately prior to the Effective Time represented outstanding shares of Heartstream Common Stock whose shares were converted into the right to receive shares of HP Common Stock pursuant to Section 1.6, cash in lieu of any fractional shares pursuant to
Section 1.6(f) and any dividends or other distributions pursuant to Section 1.7(d), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as HP may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of HP Common Stock, cash in lieu of any fractional shares pursuant to Section 1.6(f) and any dividends or other distributions pursuant to Section 1.7(d). Upon surrender of Certificates for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by HP, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holders of such Certificates shall be entitled to receive in exchange therefor certificates representing the number of whole shares of HP Common Stock, payment in lieu of fractional shares which such holders have the right to receive pursuant to
Section 1.6(f) and any dividends or distributions payable pursuant to Section 1.7(d), and the Certificates so surrendered shall forthwith be canceled. Until so surrendered, outstanding Certificates will be deemed from and after the Effective Time, for all corporate purposes, subject to Section 1.7(d) as to the payment of dividends, to evidence the ownership of the number of full shares of HP Common Stock into which such shares of Heartstream Common Stock shall have been so converted and the right to receive an amount in cash in lieu of the issuance of any fractional shares in accordance with Section 1.6(f) and any dividends or distributions payable pursuant to Section 1.7(d).

        (d) DISTRIBUTIONS WITH RESPECT TO UNEXCHANGED SHARES. No dividends or other distributions declared or made after the date of this Agreement with respect to HP Common Stock with a record date after the Effective Time will be paid to the holders of any unsurrendered Certificates with respect to the shares of HP Common Stock represented thereby until the holders of record of such Certificates shall surrender such Certificates. Subject to applicable law, following surrender of any such Certificates, the

Exchange Agent shall deliver to the record holders thereof, without interest, certificates representing whole shares of HP Common Stock issued in exchange therefor along with payment in lieu of fractional shares pursuant to Section 1.6(f) hereof and the amount of any such dividends or other distributions with a record date after the Effective Time payable with respect to such whole shares of HP Common Stock.

        (e) TRANSFERS OF OWNERSHIP. If certificates for shares of HP Common Stock are to be issued in a name other than that in which the Certificates surrendered in exchange therefor are registered, it will be a condition of the issuance thereof that the Certificates so surrendered will be properly endorsed and otherwise in proper form for transfer and that the persons requesting such exchange will have paid to HP or any agent designated by it any transfer or other taxes required by reason of the issuance of certificates for shares of HP Common Stock in any name other than that of the registered holder of the Certificates surrendered, or established to the satisfaction of HP or any agent designated by it that such tax has been paid or is not payable.

        (f)  NO LIABILITY.  Notwithstanding anything to the contrary in this
Section 1.7, neither the Exchange Agent, HP, the Surviving Corporation nor any party hereto shall be liable to a holder of shares of HP Common Stock or Heartstream Common Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

    1.8 NO FURTHER OWNERSHIP RIGHTS IN HEARTSTREAM COMMON STOCK. All shares of HP Common Stock issued upon the surrender for exchange of shares of Heartstream Common Stock in accordance with the terms hereof (including any cash paid in respect thereof pursuant to Section 1.6(f) and 1.7(d)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Heartstream Common Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Heartstream Common Stock which were outstanding immediately prior to the Effective Time. If after the Effective Time Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

    1.9 LOST, STOLEN OR DESTROYED CERTIFICATES. In the event any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, such shares of HP Common Stock, cash for fractional shares, if any, as may be required pursuant to Section 1.6(f) and any dividends or distributions payable pursuant to Section 1.7(d); PROVIDED, HOWEVER, that HP may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against HP, Heartstream, the Surviving Corporation or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

    1.10 TAX CONSEQUENCES. It is intended by the parties hereto that the Merger shall constitute a reorganization within the meaning of Section 368 of the Code. The parties hereto adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Income Tax Regulations.

    1.11 TAKING OF NECESSARY ACTION; FURTHER ACTION. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Heartstream and Merger Sub, the officers and directors of Heartstream and Merger Sub will take all such lawful and necessary action.

                                   ARTICLE II
                 REPRESENTATIONS AND WARRANTIES OF HEARTSTREAM

    Heartstream represents and warrants to HP and Merger Sub, subject to the exceptions specifically disclosed in writing in the disclosure letter and referencing a specific representation supplied by Heartstream to HP dated as of the date hereof and certified by a duly authorized officer of Heartstream (the "HEARTSTREAM SCHEDULES"), as follows:

    2.1  ORGANIZATION OF HEARTSTREAM.

        (a) Heartstream is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation; has the corporate power and authority to own, lease and operate its assets and property and to carry on its business as now being conducted and as proposed to be conducted; and is duly qualified or licensed to do business and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except where the failure to be so qualified would not have a Material Adverse Effect (as defined below) on Heartstream.

        (b) Heartstream does not own or control any subsidiaries.

        (c) Heartstream has delivered or made available to HP a true and correct copy of the Certificate of Incorporation and Bylaws of Heartstream, both as amended to date, and both such instruments are in full force and effect. Heartstream is not in violation of any of the provisions of its Certificate of Incorporation or Bylaws or equivalent governing instruments.

        (d) When used in connection with Heartstream, the term "MATERIAL ADVERSE EFFECT" means, for purposes of this Agreement, any change, event or effect that is materially adverse to the business, assets (including intangible assets), financial condition or results of operations of Heartstream; provided, however, that (i) any occurrences directly attributable to conditions affecting the economy in general or Heartstream's industry in general and not specifically relating to Heartstream shall not be taken into account in determining whether there has been or would be a "Material Adverse Effect" with respect to Heartstream (unless such conditions adversely affect Heartstream in a materially disproportionate manner); (ii) the delay or cancellation of orders for Heartstream's products from customers or distributors (or other resellers) directly attributable to the announcement of this Agreement or the pendency of the Merger shall not be taken into account in determining whether there has been or would be a "Material Adverse Effect" with respect to Heartstream, (iii) a decrease in Heartstream sales revenue as compared to prior periods or as compared to management's financial forecasts for the period following the execution of this Agreement directly attributable to the announcement of this Agreement or the pendency of the Merger shall not be taken into account in determining whether there has been or would be a "Material Adverse Effect" with respect to Heartstream; (iv) the loss of one or more of Heartstream's employees (including sales representatives) directly attributable to the announcement of this Agreement or the pendency of the Merger shall not be taken into account in determining whether there has been or would be a "Material Adverse Effect" with respect to Heartstream; (v) the lack of or delay in availability of components or raw materials from Heartstream's suppliers directly attributable to the announcement of this Agreement or the pendency of the Merger shall not be taken into account in determining whether there has been or would be a "Material Adverse Effect" with respect to Heartstream; and (vi) stockholder litigation brought or threatened against Heartstream or any member of the Board of Directors of Heartstream in respect of the Board's consideration and approval of this Agreement or the Merger shall not be taken into account in determining whether there has been or would be a "Material Adverse Effect" with respect to Heartstream; and provided further, that with respect to any dispute regarding whether a change, event or effect is "directly attributable" to any of the foregoing, Heartstream shall have the burdens of proof and persuasion by a preponderance of the evidence.

    2.2 HEARTSTREAM CAPITAL STRUCTURE. The authorized capital stock of Heartstream consists of 30,000,000 shares of Common Stock, $0.001 par value, of which there were 11,809,032 shares issued and outstanding as of December 23, 1997 and 5,000,000 shares of Preferred Stock, $0.001, of which no shares are issued or outstanding. All outstanding shares of Heartstream Common Stock are duly authorized, validly issued, fully paid and nonassessable and are not subject to preemptive rights created by statute, the Certificate of Incorporation or Bylaws of Heartstream or any agreement or document to which Heartstream is a party or by which it is bound. As of December 23, 1997, there were options outstanding to purchase an aggregate of 2,365,425 shares of Common Stock, issued to employees, consultants and non-employee directors pursuant to the Heartstream Stock Option Plans. All shares of Heartstream Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, would be duly authorized, validly issued, fully paid and nonassessable. The Heartstream Schedules list for each person who held options to acquire shares of Heartstream Common Stock as of December 23, 1997, the name of the holder of such option, the exercise price of such option, the number of shares subject to such option which will have vested at such date and the original vesting schedule for such option.

    2.3  OBLIGATIONS WITH RESPECT TO CAPITAL STOCK.  Except as set forth in
Section 2.2, there are no equity securities, partnership interests or similar ownership interests of any class of Heartstream, or any securities exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests, issued, reserved for issuance or outstanding. Except as set forth in Section 2.2 and except for any shares of common stock which may become issuable under the ESPP and rights issued pursuant to the Heartstream's Rights (as defined in Section 5.17 below), there are no options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which Heartstream is a party or by which it is bound obligating Heartstream to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition, of any shares of capital stock, partnership interests or similar ownership interests of Heartstream or obligating Heartstream to grant, extend, accelerate the vesting of or enter into any such option, warrant, equity security, call, right, commitment or agreement. There are no registration rights and, to the knowledge of Heartstream, there are no voting trusts, proxies or other agreements or understandings with respect to any equity security, partnership interest or similar ownership interest of any class of Heartstream. So long as shares of Heartstream Common Stock shall remain listed for trading on the Nasdaq National Market, stockholders of Heartstream shall not be entitled to dissenters rights under applicable state law in connection with the consummation of the Merger.

    2.4  AUTHORITY.

        (a) Heartstream has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Heartstream, subject only to the approval and adoption of this Agreement and the approval of the Merger by Heartstream's stockholders and the filing and recordation of the Certificate of Merger pursuant to Delaware Law. A vote of the holders of at least a majority of the outstanding shares of the Heartstream Common Stock is required for Heartstream's stockholders to approve and adopt this Agreement and approve the Merger. This Agreement has been duly executed and delivered by Heartstream and, assuming the due authorization, execution and delivery by HP and Merger Sub, constitutes the valid and binding obligation of Heartstream, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy and other similar laws and general principles of equity. The execution and delivery of this Agreement by Heartstream do not, and the performance of this Agreement by Heartstream will not, (i) conflict with or violate the Certificate of Incorporation or Bylaws of Heartstream or the equivalent organizational documents of any of its subsidiaries, (ii) subject to obtaining the approval and adoption of this Agreement and the approval of the Merger by Heartstream's stockholders as contemplated in Section 5.2 and compliance with the requirements set forth in Section 2.4(b) below, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Heartstream or by which its or any of their respective properties is bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair Heartstream's rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of Heartstream pursuant to, any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Heartstream is a party or by which Heartstream or its or any of their respective properties are bound or affected. The Heartstream Schedules list all consents, waivers, approvals and notices under any of Heartstream's or any of its subsidiaries' agreements, contracts, licenses or leases required to be obtained or given in connection with the consummation of the transactions contemplated hereby.

        (b) No consent, approval, order or authorization of, or registration, declaration or filing with any court, administrative agency or commission or other governmental authority or instrumentality, foreign or domestic ("GOVERNMENTAL ENTITY"), is required by or with respect to Heartstream in connection with the execution and delivery of this Agreement or the consummation of the Merger, except for (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (ii) the filing of the Proxy Statement (as defined in Section 2.19) with the Securities and Exchange Commission ("SEC") in accordance with the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), (iii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws and the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT"), and the securities or antitrust laws of any foreign country, and (iv) such other consents, authorizations, filings, approvals and registrations which if not obtained or made would not be material to Heartstream or HP or have a material adverse effect on the ability of the parties to consummate the Merger.

    2.5  SEC FILINGS; HEARTSTREAM FINANCIAL STATEMENTS.

        (a) Heartstream has filed all forms, reports and documents required to be filed with the SEC since January 31, 1996 and has made available to HP such forms, reports and documents in the form filed with the SEC. All such required forms, reports and documents (including those that Heartstream may file subsequent to the date hereof) are referred to herein as the "HEARTSTREAM SEC REPORTS." As of their respective dates, the Heartstream SEC Reports (i) were prepared in accordance with the requirements of the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Heartstream SEC Reports and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

        (b) Each of the financial statements (including, in each case, any related notes thereto) contained in Heartstream SEC Reports (the "HEARTSTREAM FINANCIALS"), including any Heartstream SEC Reports filed after the date hereof until the Closing, (x) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (y) was prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q under the Exchange Act) and (z) fairly presented the financial position of Heartstream as at the respective dates thereof and the results of Heartstream's operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments. The balance sheet of Heartstream contained in Heartstream SEC Reports as of December 31, 1996 is hereinafter referred to as the "HEARTSTREAM BALANCE SHEET." Except as disclosed in the Heartstream Financials, since the date of the Heartstream Balance Sheet Heartstream does not have any liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet or in the related notes to the financial statements prepared in accordance with GAAP which are, individually or in the aggregate, material to the business, results of operations or financial condition of Heartstream, except liabilities (i) provided for in the Heartstream Financials, or (ii) incurred since the date of the Heartstream Balance Sheet in the ordinary course of business consistent with past practices or are immaterial in the aggregate, or (iii) incurred in connection with this Agreement and the transactions contemplated hereby.

        (c) Heartstream has heretofore furnished to HP a complete and correct copy of any amendments or modifications, which have not yet been filed with the SEC but which are required to be filed, to agreements, documents or other instruments which previously had been filed by Heartstream with the SEC pursuant to the Securities Act or the Exchange Act, if any.

    2.6 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since the date of the Heartstream Balance Sheet there has not been: (i) any Material Adverse Effect with respect to Heartstream, (ii) any damage to, destruction or loss of any asset of Heartstream (whether or not covered by insurance) that could reasonably be expected to have a Material Adverse Effect with respect to Heartstream, (iii) any material change by Heartstream in its accounting methods, principles or practices, except as required by concurrent changes in GAAP, (iv) any material revaluation by Heartstream of any of its assets, including, without limitation, writing down the value of capitalized inventory or writing off notes or accounts receivable other than in the ordinary course of business or (v) any other action or event that would have required the consent of HP pursuant to Section 4.1 had such action or event occurred after the date of this Agreement, except for such actions and events occurring in the ordinary course of business.

    2.7  TAXES.

        (a) DEFINITION OF TAXES. For the purposes of this Agreement, "TAX" or "TAXES" refers to any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities relating to taxes, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts and any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.

        (b)  TAX RETURNS AND AUDITS.

            (i) Heartstream has timely filed all federal, state, local and foreign returns, estimates, information statements and reports ("RETURNS") relating to Taxes required to be filed by Heartstream, except such Returns which are not material to Heartstream, and have paid all Taxes shown to be due on such Returns.

            (ii) Heartstream as of the Effective Time will have withheld with respect to its employees all federal and state income taxes, the Federal Insurance Contribution Act ("FICA"), the Federal Unemployment Tax Act ("FUTA") and other Taxes required to be withheld.

           (iii) Heartstream has not been delinquent in the payment of any Tax nor is there any Tax deficiency outstanding, proposed or assessed against Heartstream nor has Heartstream executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

            (iv) No audit or other examination of any Return of Heartstream is presently in progress, nor has Heartstream been notified of any request for such an audit or other examination.

            (v) No adjustment relating to any Returns filed by Heartstream has been proposed formally or informally by any Tax authority to Heartstream or any representative thereof.

            (iv) Heartstream does not have any liability for unpaid Taxes which has not been accrued for or reserved on the most recent balance sheet included in the Heartstream Financials, whether asserted or unasserted, contingent or otherwise, which is material to Heartstream.

           (vii) There is no contract, agreement, plan or arrangement, including but not limited to the provisions of this Agreement, covering any employee or former employee of Heartstream that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Sections 280G, 404 or 162(m) of the Code.

          (viii) Heartstream has not filed any consent agreement under Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by Heartstream.

            (ix) Heartstream is not a party to nor does it have any obligation under any tax-sharing, tax indemnity or tax allocation agreement or arrangement.

            (x) Except as may be required as a result of the Merger, Heartstream has not been and will not be required to include any adjustment in Taxable income for any Tax period (or portion thereof) pursuant to Section 481 or
Section 263A of the Code or any comparable provision under state or foreign Tax laws as a result of transactions, events or accounting methods employed prior to the Closing.

            (xi) None of Heartstream's assets are tax exempt use property within the meaning of Section 168(h) of the Code.

           (xii) The Heartstream Schedules list (A) any foreign Tax holidays,
(B) any intercompany transfer pricing agreements, or other arrangements that have been established by Heartstream with any Taxing authority and (C) any expatriate programs or policies affecting Heartstream.

    2.8  TITLE TO PROPERTIES; ABSENCE OF LIENS AND ENCUMBRANCES.

        (a) Heartstream does not own nor has it owned any real property. No predecessor entity of Heartstream has owned any real property. The Heartstream Schedules list all real property leases to which Heartstream is a party and each amendment thereto. All such current leases are in full force and effect, are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default) that would give rise to a claim against Heartstream in an amount greater than $100,000.

        (b) Heartstream has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets, real, personal and mixed, used or held for use in its business, free and clear of any liens, pledges, charges, claims, security interests or other encumbrances of any sort ("LIENS"), except as reflected in Heartstream Financials or in the Heartstream Schedules and except for liens for taxes not yet due and payable and such imperfections of title and encumbrances, if any, which are not material in character, amount or extent, and which do not materially detract from the value, or materially interfere with the present use, of the property subject thereto or affected thereby.

    2.9  INTELLECTUAL PROPERTY.

    For the purposes of this Agreement, the following terms have the following definitions:

    "INTELLECTUAL PROPERTY" shall mean any or all of the following and all rights in, arising out of, or associated therewith: (i) all United States, international and foreign patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (ii) all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data and customer lists, and all documentation relating to any of the foregoing; (iii) all copyrights, copyrights registrations and applications therefor, and all other rights corresponding thereto throughout the world; (iv) all industrial designs and any registrations and applications therefor throughout the world; (v) all trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor throughout the world; (vi) all databases and data collections and all rights therein throughout the world; and (vii) any similar or equivalent rights to any of the foregoing anywhere in the world.

    "HEARTSTREAM INTELLECTUAL PROPERTY" shall mean any Intellectual Property that is owned by, or licensed to, Heartstream.

    "REGISTERED INTELLECTUAL PROPERTY" means all United States, international and foreign: (i) patents and patent applications (including provisional applications); (ii) registered trademarks, applications to register trademarks, intent-to-use applications, or other registrations or applications related to trademarks; (iii) registered copyrights and applications for copyright registration; and (iv) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any state, government or other public legal authority.

        (a) Section 2.9 of the Heartstream Schedules lists all of the Registered Intellectual Property owned by, or filed in the name of, Heartstream (the "HEARTSTREAM REGISTERED INTELLECTUAL PROPERTY").

        (b) Section 2.9 of the Heartstream Schedules lists all proceedings or actions before any court, tribunal (including the United States Patent and Trademark Office ("PTO") or equivalent authority anywhere in the world) related to any Heartstream Intellectual Property.

        (c) No Heartstream Intellectual Property or product or service of Heartstream is subject to any proceeding or outstanding decree, order, judgment, agreement, or stipulation restricting in any manner the use, transfer, or licensing thereof by Heartstream, or which may affect the validity, use or enforceability of such Heartstream Intellectual Property.

        (d) Each item of Heartstream Registered Intellectual Property is valid and subsisting, all necessary registration, maintenance and renewal fees currently due in connection with such Registered Intellectual Property have been made and all necessary documents and certificates in connection with such Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Registered Intellectual Property.

        (e) Except as set forth in Section 2.9 of the Heartstream Schedules: (i) Heartstream owns and has good and exclusive title to, or has license to, each item of Heartstream Intellectual Property, including all Heartstream Registered Intellectual Property listed in Section 2.9 of the Heartstream Schedules, free and clear of any lien or encumbrance (excluding licenses and related restrictions); and (ii) Heartstream is the exclusive owner of all trademarks and trade names used in connection with the operation or conduct of the business of Heartstream, including the sale of any products or the provision of any services by Heartstream.

        (f) Heartstream owns exclusively, and has good title to, all copyrighted works that are Heartstream products or which Heartstream otherwise expressly purports to own.

        (g) To the extent that any work, invention, or material has been developed or created by a third party for Heartstream, Heartstream has a written agreement with such third party with respect thereto and Heartstream thereby either (i) has obtained ownership of, and is the exclusive owner of, or (ii) has obtained a license to all such third party's Intellectual Property in such work, material or invention by operation of law or by valid assignment, to the extent it is legally possible to do so.

        (h) Heartstream has not transferred ownership of, or granted any exclusive license with respect to, any Intellectual Property that is or was Heartstream Intellectual Property, to any third party.

        (i) Section 2.9 of the Heartstream Schedules lists all material contracts, licenses and agreements to which Heartstream is a party (i) with respect to Heartstream Intellectual Property licensed or transferred to any third party; or (ii) pursuant to which a third party has licensed or transferred any material Intellectual Property to Heartstream.

        (j) The contracts, licenses and agreements listed on Section 2.9 of the Heartstream Schedules are in full force and effect. The consummation of the transactions contemplated by this Agreement will neither violate nor result in the breach, modification, cancellation, termination, or suspension of such contracts, licenses and agreements. Heartstream is in compliance with, and has not breached in any material respect any term of any such contracts, licenses and agreements and, to the knowledge of Heartstream, all other parties to such contracts, licenses and agreements are in compliance with, and have not breached in any material respect any term of, such contracts, licenses and agreements. Following the Closing Date, the Surviving Corporation will be permitted to exercise all of Heartstream's rights under the contracts, licenses and agreements listed in Section 2.9 of the Heartstream Schedules to the same extent Heartstream would have been able to had the transactions contemplated by this Agreement not occurred and without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which Heartstream would otherwise be required to pay.

        (k) Section 2.9 of the Heartstream Schedules lists or specifically refers to all contracts, licenses and agreements between Heartstream and any third party wherein or whereby Heartstream has agreed to, or assumed, any obligation or duty to warrant, indemnify, hold harmless or otherwise assume or incur any obligation or liability with respect to the infringement or misappropriation by Heartstream or such third party of the Intellectual Property of any third party, except such contracts entered into in the ordinary course of Heartstream's business.

        (l) The operation of the business of Heartstream as such business currently is conducted, including Heartstream's design, development, manufacture, marketing and sale of the products or services of Heartstream (including with respect to products currently under development) has not, does not and will not infringe or misappropriate the Intellectual Property of any third party (provided that with respect to patent rights, such representation is limited to Heartstream's knowledge) or, to its knowledge, constitute unfair competition or trade practices under the laws of any jurisdiction.

        (m) Heartstream has not received notice from any third party and Heartstream is not aware that any third party plans to send any such notice that the operation of the business of Heartstream or any act, product or service of Heartstream, infringes or misappropriates the Intellectual Property of any third party or constitutes unfair competition or trade practices under the laws of any jurisdiction.

        (n) Except as set forth in Section 2.9 of the Heartstream Schedules, to the knowledge of Heartstream, no Person has or is infringing or misappropriating any Heartstream Intellectual Property.

        (o) Except as set forth in Section 2.9 of the Heartstream Schedules, there have been, and are, no claims asserted against Heartstream or, to its knowledge, against any customer of Heartstream or any distributor of Heartstream products, related to any product or service of Heartstream.

        (p) Heartstream has taken reasonable steps to protect Heartstream's rights in Heartstream's confidential information and trade secrets that it wishes to protect or any trade secrets or confidential information of third parties provided to Heartstream, and, without limiting the foregoing, Heartstream has and enforces a policy requiring each employee and contractor to execute a proprietary information / confidentiality agreement substantially in Heartstream's standard form and all current and former employees and contractors of Heartstream have executed such an agreement, except where the failure to do so is not reasonably expected to be material to Heartstream.

    2.10  COMPLIANCE; PERMITS; RESTRICTIONS.

        (a) Heartstream is not, in any material respect, in conflict with, or in default or violation of (i) any law, rule, regulation, order, judgment or decree applicable to Heartstream by which Heartstream or any of its respective properties is bound or affected, or (ii) any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Heartstream is a party or by which Heartstream or its or any of their respective properties is bound or affected. No investigation or review by any Governmental Entity is pending or threatened against Heartstream, nor has any Governmental Entity indicated an intention to conduct the same. There is no material agreement, judgment, injunction, order or decree binding upon Heartstream which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of Heartstream, any acquisition of material property by Heartstream or the conduct of business by Heartstream as currently conducted.

        (b) Heartstream holds all Governmental Authorizations that are material to the operation of the business of Heartstream. All such Governmental Authorizations are valid and in full force and effect. Heartstream is in compliance in all material respects with the terms and requirements of such Governmental Authorizations.

        (c) For purposes of this Agreement, "GOVERNMENTAL AUTHORIZATION" shall mean any: (i) permit, license, certificate, mark, franchise, permission, variance, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under any Governmental Entity, or (ii) right under any agreement with any Governmental Entity.

    2.11 LITIGATION. There is no action, suit, proceeding, claim, arbitration or investigation pending, or as to which Heartstream has received any notice of assertion nor, to Heartstream's knowledge, is there a threatened action, suit, proceeding, claim, arbitration or investigation against Heartstream which would be likely to be material to Heartstream. Heartstream is not aware of any basis for any action, suit, proceeding, claim, arbitration or proceeding of the type described in the preceding sentence, and Heartstream has no knowledge of any unasserted claim, the assertion of which is likely, and which, if asserted, will seek damages, an injunction or other legal, equitable, monetary or nonmonetary relief, which claim individually or collectively with other such unasserted claims if granted would be material to Heartstream. No Governmental Entity has at any time challenged or questioned in writing the legal right of Heartstream to manufacture, offer or sell any of its products in the present manner or style thereof.

    2.12 BROKERS' AND FINDERS' FEES. Except for fees payable to Goldman Sachs & Co. pursuant to an engagement letter dated May 21, 1997, a copy of which has been provided to HP, Heartstream has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

    2.13  EMPLOYEE BENEFIT PLANS.

        (a) The Heartstream Schedules contain an accurate and complete list of each plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether formal or informal, written or otherwise, funded or unfunded and whether or not legally binding, including without limitation, each "employee benefit plan" within the meaning of Section 3(3) of ERISA, which is or has been maintained, contributed to, or required to be contributed to, by Heartstream or any trade or business which is under common control with Heartstream within the meaning of Section 414 of the Code (an "AFFILIATE") for the benefit of any current, former, or retired employee, officer, or director of Heartstream or any Affiliate (the "HEARTSTREAM EMPLOYEE PLANS"). Except as disclosed on such Schedules, Heartstream does not have any plan or commitment, whether legally binding or not, to establish any new Heartstream Employee Plan, to modify any Heartstream Employee Plan (except to the extent required by law or to conform any such Heartstream Employee Plan to the requirements of any applicable law, in each case as previously disclosed to HP in writing, or as required by this Agreement), or to enter into any Heartstream Employee Plan, nor does it have any intention or commitment to do any of the foregoing.

        (b) Heartstream has provided to HP (i) correct and complete copies of all documents embodying or relating to each Heartstream Employee Plan including all amendments thereto and written interpretations thereof; (ii) the most recent annual actuarial valuations, if any, prepared for each Heartstream Employee Plan; (iii) the three most recent annual reports (Series 5500 and all schedules thereto), if any, required under ERISA or the Code in connection with each Heartstream Employee Plan or related trust; (iv) if the Heartstream Employee Plan is funded, the most recent annual and periodic accounting of Heartstream Employee Plan assets; (v) the most recent summary plan description together with the most recent summary of material modifications, if any, required under ERISA with respect to each Heartstream Employee Plan; (vi) all IRS determination letters and rulings relating to Heartstream Employee Plans and copies of all applications and correspondence to or from the IRS or the Department of Labor ("DOL") with respect to any Heartstream Employee Plan; (vii) all material agreements and contracts relating to each Heartstream Employee Plan, including but not limited to, administration service agreements, group annuity contracts and group insurance contracts; (viii) all communications material to any Employees relating to any Heartstream Employee Plan and any proposed Heartstream Employee Plans, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any material liability to Heartstream; and (ix) all registration statements and prospectuses prepared in connection with each Heartstream Employee Plan.

        (c) (i) Heartstream has performed in all material respects all obligations required to be performed by it under, is not in default or violation in any material respect of, and has no knowledge of any material default or violation by any other party to each Heartstream Employee Plan, and each Heartstream Employee Plan has been established and maintained in all material respects in accordance with its terms and in compliance with all applicable laws, statutes, orders, rules and regulations (including any applicable exemptions thereto), including but not limited to ERISA or the Code; (ii) each Heartstream Employee Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code has either received a favorable determination letter with respect to each such Plan from the IRS or has remaining a period of time under applicable Treasury regulations or IRS pronouncements in which to apply for such a determination letter and make any amendments necessary to obtain a favorable determination, and nothing has occurred since the date of such letter that could reasonably be expected to affect the qualified status of such plan; (iii) no "prohibited transaction", within the meaning of Section 4975 of the Code or Sections 406 or 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, or Section 4975 of the Code has occurred with respect to any Heartstream Employee Plan; (iv) there are no actions, suits or claims pending, or, to the knowledge of Heartstream, threatened or anticipated (other than routine claims for benefits) against any Heartstream Employee Plan or against the assets of any Heartstream Employee Plan; and (v) each Heartstream Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability to Heartstream, HP or any Affiliate (other than ordinary administration expenses typically incurred in a termination event); (vi) there are no inquiries or proceedings pending or, to the knowledge of Heartstream or any Affiliates, threatened by the IRS or DOL with respect to any Heartstream Employee Plan; and (vii) neither Heartstream nor any Affiliate is subject to any penalty or tax with respect to any Heartstream Employee Plan under Section 402(I) of ERISA or Section 4975 through 4980 of the Code.

        (d) Heartstream does not now, nor has it ever, maintained, established, sponsored, participated in, or contributed to, any pension plan which is subject to Title IV of ERISA or Section 412 of the Code.

        (e) At no time has Heartstream contributed to or been requested to contribute to any "multi-employer plan," as defined in Section 3(37) of ERISA.

        (f) No Heartstream Employee Plan provides, or has any liability to provide, life insurance, medical or other employee welfare benefits to any employee upon his or her retirement or termination of employment for any reason, except as may be required by the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA") or other applicable statute, and Heartstream has never represented, promised or contracted (whether in oral or written form) to any employee (either individually or to employees as a group) that such employee(s) would be provided with life insurance, medical or other employee welfare benefits upon their retirement or termination of employment, except to the extent required by statute.

        (g) Neither Heartstream nor any Affiliate has, prior to the Effective Time and in any material respect, violated any of the health care continuation requirements of COBRA or any similar provisions of state law applicable to its employees.

        (h) The execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or together with the occurrence of any additional or subsequent events contemplated by this Agreement) constitute an event under any Heartstream Employee Plan, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any current, former or retired employee of Heartstream.

        (i) No payment or benefit which will or may be made by Heartstream or HP or any of their respective affiliates with respect to any employee as a result of the transactions contemplated by this Agreement will be characterized as an "excess parachute payment," within the meaning of Section 280G(b)(1) of the Code.

    2.14 EMPLOYEES; LABOR MATTERS. To Heartstream's knowledge after reasonable inquiry, no employee of Heartstream (i) is in violation of any term of any employment contract, patent disclosure agreement, non-competition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by Heartstream because of the nature of the business conducted or presently proposed to be conducted by Heartstream or to the use of trade secrets or proprietary information of others and (ii) has given notice to Heartstream, nor is Heartstream otherwise aware, that any employee intends to terminate his or her employment with Heartstream except for terminations of a nature and number that are consistent with Heartstream's prior experience. To Heartstream's knowledge, there are no activities or proceedings of any labor union to organize any employees of Heartstream and there are no strikes, or material slowdowns, work stoppages or lockouts, or threats thereof by or with respect to any employees of Heartstream. Heartstream is not, and has never been, a party to any collective bargaining agreement. Heartstream is and has been in compliance in all material respects with all applicable laws regarding employment practices, terms and conditions of employment, and wages and hours (including, without limitation, ERISA, WARN or any similar state or local law).

    2.15  ENVIRONMENTAL MATTERS.

        (a) HAZARDOUS MATERIAL. Except as reasonably would not be likely to result in liability to Heartstream, no underground storage tanks and no amount of any substance that has been designated by any Governmental Entity or by applicable federal, state or local law to be radioactive, toxic, hazardous or otherwise a danger to health or the environment, including, without limitation, PCBs, asbestos, petroleum, urea-formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the United States Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant to said laws, (a "HAZARDOUS MATERIAL"), but excluding office and janitorial supplies, are present, as a result of the actions of Heartstream or any affiliate of Heartstream, or, to Heartstream's knowledge, as a result of any actions of any third party or otherwise, in, on or under any property, including the land and the improvements, ground water and surface water thereof, that Heartstream or any predecessor entities has at any time owned, operated, occupied or leased.

        (b) HAZARDOUS MATERIALS ACTIVITIES. Except as reasonably would not be likely to result in liability to Heartstream, Heartstream has not transported, stored, used, manufactured, disposed of, released or exposed its employees or others to Hazardous Materials in violation of any law in effect on or before the Closing Date, nor has Heartstream disposed of, transported, sold, used, released, exposed its employees or others to or manufactured any product containing a Hazardous Material (collectively "HAZARDOUS MATERIALS ACTIVITIES") in violation of any rule, regulation, treaty or statute promulgated by any Governmental Entity in effect prior to or as of the date hereof to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activity.

        (c) PERMITS. Heartstream and its subsidiaries currently hold all environmental approvals, permits, licenses, clearances and consents (the "HEARTSTREAM ENVIRONMENTAL PERMITS") necessary for the conduct of Heartstream's and its subsidiaries' Hazardous Material Activities and other businesses of Heartstream and its subsidiaries as such activities and businesses are currently being conducted. Heartstream and its subsidiaries are in compliance with the terms of the Heartstream Environmental Permits.

        (d) ENVIRONMENTAL LIABILITIES. No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending, or to Heartstream's knowledge, threatened concerning any Heartstream Environmental Permit, Hazardous Material or any Hazardous Materials Activity of Heartstream. Heartstream is not aware of any fact or circumstance which could involve Heartstream in any environmental litigation or impose upon Heartstream any material environmental liability.

    2.16 AGREEMENTS, CONTRACTS AND COMMITMENTS. Except as set forth in the Heartstream Schedules, Heartstream is not a party to nor is it bound by:

        (a) any employment or consulting agreement, contract or commitment with any officer or director level employee or member of Heartstream's Board of Directors, other than those that are terminable by Heartstream on no more than thirty days notice without liability or financial obligation, except to the extent general principles of wrongful termination law may limit Heartstream's ability to terminate employees at will;

        (b) any agreement or plan, including, without limitation, any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

        (c) any agreement of indemnification or guaranty other than indemnification agreements between Heartstream and any of its officers or directors;

        (d) any agreement, contract or commitment containing any covenant limiting the freedom of Heartstream to engage in any line of business or compete with any person or granting any exclusive distribution rights;

        (e) any agreement, contract or commitment currently in force relating to the disposition or acquisition of assets not in the ordinary course of business or any ownership interest in any corporation, partnership, joint venture or other business enterprise;

        (f) any joint marketing or development agreement;

        (g) any agreement, contract or commitment currently in force to provide or receive source code for any product, service or technology except for maintenance purposes;

        (h) any agreement, contract or commitment currently in force to license any third party to manufacture or reproduce any Heartstream product, service or technology;

        (i) any supply agreement;

        (j) any distribution agreement;

        (k) any agreement relating to the acquisition, transfer, development, sharing or license of any asset;

        (l) any agreement that has a term of more than 60 days and that may not be terminated by Heartstream (without penalty) within 60 days after the delivery of a termination notice by Heartstream;

        (m) any agreement that contemplates or involves (i) the payment or delivery of cash or other consideration on or after the date hereof having a value in excess of $50,000 in the aggregate or (ii) the performance of services on or after the date hereof having a value in excess of $50,000 in the aggregate;

        (n) (i) any agreement to which any United States federal or foreign Governmental Entity is a party or has any rights or obligations, other than purchase orders issued in the ordinary course of business or (ii) under which any Governmental Entity has any non-standard indemnity or audit obligations; and

        (o) any other agreement, not otherwise identified in clauses "(a)" through "(n)", if Heartstream's performance or breach of such agreement could reasonably be expected to have a Material Adverse Effect.

    Neither Heartstream, nor to Heartstream's knowledge any other party to a Heartstream Contract (as defined below), has breached, violated or defaulted under, or received notice that it has breached violated or defaulted under, any of the material terms or conditions of any of the agreements, contracts or commitments to which Heartstream is a party or by which it is bound of the type described in clauses (a) through (o) above (any such agreement, contract or commitment, a "HEARTSTREAM CONTRACT") in such a manner as would permit any other party to cancel or terminate any such Heartstream Contract, or would permit any other party to seek damages, which would be reasonably likely to be material to Heartstream.

    2.17  PRODUCT LIABILITY AND RECALLS.

        (a) Except as disclosed in Section 2.17 of the Heartstream Schedules, Heartstream is not aware of any claim, or the basis of any claim, against Heartstream or any of its customers for injury to person or property of employees or any third parties suffered as a result of the sale or performance of any product or performance of any service by Heartstream, including claims arising out of the defective, unsafe or ineffective nature of its products or services.

        (b) Except as disclosed in Section 2.17 of the Heartstream Schedules, there is no pending or, to the knowledge of Heartstream, threatened recall or investigation of any product sold by the Company.

    2.18 CHANGE OF CONTROL PAYMENTS. The Heartstream Schedules set forth each plan or agreement pursuant to which any amounts may become payable (whether currently or in the future) to current or former officers and directors of Heartstream as a result of or in connection with the Merger.

    2.19 STATEMENTS; PROXY STATEMENT/PROSPECTUS. The information supplied by Heartstream for inclusion in the Registration Statement (as defined in Section 3.3(b)) shall not at the time the Registration Statement is filed with the SEC and at the time it becomes effective under the Securities Act contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The information supplied by Heartstream for inclusion in the proxy statement/ prospectus to be sent to the stockholders of Heartstream in connection with the meeting of Heartstream's stockholders to consider the approval and adoption of this Agreement and the approval of the Merger (the "HEARTSTREAM STOCKHOLDERS' MEETING") (such proxy statement/prospectus as amended or supplemented is referred to herein as the "PROXY STATEMENT") shall not, on the date the Proxy Statement is first mailed to Heartstream's stockholders, at the time of the Heartstream Stockholders' Meeting and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Heartstream Stockholders' Meeting which has become false or misleading. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. If at any time prior to the Effective Time any event relating to Heartstream or any of its affiliates, officers or directors should be discovered by Heartstream which should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement, Heartstream shall promptly inform HP. Notwithstanding the foregoing, Heartstream makes no representation or warranty with respect to any information supplied by HP or Merger Sub which is contained in any of the foregoing documents.

    2.20 BOARD APPROVAL. The Board of Directors of Heartstream has, as of the date of this Agreement, determined (i) that the Merger is fair to, and in the best interests of Heartstream and its stockholders, and (ii) to recommend that the stockholders of Heartstream approve and adopt this Agreement and approve the Merger.

    2.21 FAIRNESS OPINION. Heartstream's Board of Directors has received an opinion from Goldman Sachs & Co. dated as of the date hereof, to the effect that as of the date hereof, the Exchange Ratio is fair to Heartstream's stockholders from a financial point of view and Heartstream will deliver to HP a written copy of such opinion not later than January 5, 1998.

    2.22  SECTION 203 OF THE DELAWARE GENERAL CORPORATION LAW NOT
APPLICABLE. The Board of Directors of Heartstream has taken all actions so that the restrictions contained in Section 203 of the Delaware General Corporation Law applicable to a "business combination" (as defined in such Section 203) will notapply to the execution, delivery or performance of this Agreement or to the consummation of the Merger or the other transactions contemplated by this Agreement.

    2.23 CUSTOMS. All goods imported into the United States or any other country by Heartstream ("Imported Goods") have been, with such exceptions as are not material, properly valued and classified in accordance with applicable tariff laws, rules and regulations, and all proper duties, tariffs or excise taxes have been paid with respect to the Imported Goods. No penalties have been assessed, asserted or claimed with respect to any Imported Goods. All Imported Goods have been properly marked as to country of origin, content and material.

                                  ARTICLE III
              REPRESENTATIONS AND WARRANTIES OF HP AND MERGER SUB

    HP and Merger Sub represent and warrant to Heartstream, subject to the exceptions specifically disclosed in writing in the disclosure letter supplied by HP to Heartstream dated as of the date hereof and certified by a duly authorized employee of HP (the "HP SCHEDULES"), as follows:

    3.1  ORGANIZATION OF HP.

        (a) Each of HP and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation; has the corporate power and authority to own, lease and operate its assets and property and to carry on its business as now being conducted and as proposed to be conducted; and is duly qualified or licensed to do business and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except where the failure to be so qualified would not have a Material Adverse Effect (as defined below) on HP.

        (b) HP has delivered or made available to Heartstream a true and correct copy of the charter and Bylaws of HP and Merger Sub, each as amended to date, and each such instrument is in full force and effect. Neither HP nor Merger Sub is in violation of any of the provisions of its charter or Bylaws.

        (c) When used in connection with HP, the term "MATERIAL ADVERSE EFFECT" means, for purposes of this Agreement, any change, event or effect that is materially adverse to the business, assets (including intangible assets), financial condition or results of operations of HP and its subsidiaries taken as a whole; provided, however, that any occurrences directly attributable to conditions affecting the economy in general or HP's industry in general and not specifically relating to HP shall not be taken into account in determining whether there has been or would be a "Material Adverse Effect" with respect to HP (unless such conditions adversely affect HP in a materially disproportionate manner).

    3.2 HP AND MERGER SUB CAPITAL STRUCTURE. The authorized capital stock of HP consists of 2,400,000,000 shares of Common Stock, of which there were approximately 1,041,000,000 shares issued and outstanding as of December 26, 1997, and 300,000,000 shares of Preferred Stock, of which no shares are issued or outstanding. The authorized capital stock of Merger Sub consists of 100 shares of Common Stock, $.01 par value, all of which, as of the date hereof, are issued and outstanding and are held by HP. Merger Sub was formed on December 29, 1997, for the purpose of consummating a merger and has no material assets or liabilities except as necessary for such purpose. All outstanding shares of HP Common Stock are duly authorized, validly issued, fully paid and nonassessable and are not subject to preemptive rights created by statute, the Articles of Incorporation or Bylaws of HP or any agreement or document to which HP is a party or by which it is bound.

    3.3  AUTHORITY.

        (a) Each of HP and Merger Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of HP, subject only to the filing and recordation of the Certificate of Merger pursuant to Delaware Law. This Agreement has been duly executed and delivered by each of HP and Merger Sub and, assuming the due authorization, execution and delivery by Heartstream, constitutes the valid and binding obligation of HP and Merger Sub, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy and other similar laws and general principles of equity. The execution and delivery of this Agreement by each of HP and Merger Sub does not, and the performance of this Agreement by each of HP and Merger Sub will not, (i) conflict with or violate the Articles of Incorporation or Bylaws of HP or the Certificate of Incorporation or Bylaws of Merger Sub, (ii) subject to compliance with the requirements set forth in Section 3.3(b) below, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to HP or Merger Sub or by which any of their respective properties is bound or affected or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair HP's or Merger Sub's rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of HP or Merger Sub pursuant to, any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which HP or Merger Sub is a party or by which HP or Merger Sub or any of their respective properties are bound or affected.

        (b) No consent, approval, order or authorization of, or registration, declaration or filing with any Governmental Entity is required by or with respect to HP or Merger Sub in connection with the execution and delivery of this Agreement or the consummation of the Merger, except for (i) the filing of a Form S-4 Registration Statement (the "REGISTRATION STATEMENT") with, and the declaration of the effectiveness of the Registration Statement by, the SEC in accordance with the Securities Act, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (iii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws and the HSR Act and the securities or antitrust laws of any foreign country, and (iv) such other consents, authorizations, filings, approvals and registrations which if not obtained or made would not be material to HP or Heartstream or have a material adverse effect on the ability of the parties to consummate the Merger.

    3.4  SEC FILINGS; HP FINANCIAL STATEMENTS.

        (a) HP has filed all forms, reports and documents required to be filed with the SEC since January 1, 1996, and has made available to Heartstream such forms, reports and documents in the form filed with the SEC. All such required forms, reports and documents (including those that HP may file subsequent to the date hereof) are referred to herein as the "HP SEC REPORTS." As of their respective dates, the HP SEC Reports (i) were prepared in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such HP SEC Reports, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of HP's subsidiaries is required to file any forms, reports or other documents with the SEC.

        (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in HP SEC Reports (the "HP FINANCIALS"), including any HP SEC Reports filed after the date hereof until the Closing, (x) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (y) was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q under the Exchange Act) and (z) fairly presented the consolidated financial position of HP and its subsidiaries as at the respective dates thereof and the consolidated results of HP's operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments. The balance sheet of HP contained in HP SEC Reports as of July 31, 1997 is hereinafter referred to as the "HP BALANCE SHEET."

    3.5 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since the date of the HP Balance Sheet, there has not been any Material Adverse Effect on HP.

    3.6 STATEMENTS; PROXY STATEMENT/PROSPECTUS. The information supplied by HP for inclusion in the Registration Statement shall not at the time the Registration Statement is filed with the SEC and at the time it becomes effective under the Securities Act contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The information supplied by HP for inclusion in the Proxy Statement shall not, on the date the Proxy Statement is first mailed to Heartstream's stockholders, at the time of the Heartstream Stockholders' Meeting and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Heartstream Stockholders' Meeting which has become false or misleading. If at any time prior to the Effective Time, any event relating to HP or any of its affiliates, officers or directors should be discovered by HP which should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement, HP shall promptly inform Heartstream. Notwithstanding the foregoing, HP makes no representation or warranty with respect to any information supplied by Heartstream which is contained in any of the foregoing documents.

                                   ARTICLE IV
                      CONDUCT PRIOR TO THE EFFECTIVE TIME

    4.1 CONDUCT OF BUSINESS. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, Heartstream, (which for the purposes of this Article 4 shall include Heartstream and each of its subsidiaries) shall, except to the extent that HP shall otherwise consent in writing, carry on its business diligently and in accordance with good commercial practice and in the usual, regular and ordinary course, in substantially the same manner as heretofore conducted and in compliance in all material respects with all applicable laws and regulations, pay its debts and taxes when due subject to good faith disputes over such debts or taxes, pay or perform other material obligations when due, and use its reasonable best efforts consistent with past practices and policies to (i) preserve intact its present business organization, (ii) keep available the services of its present officers and employees, (iii) preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others with which it has business dealings and (iv) keep its shares of Common Stock quoted on the Nasdaq National Market. In addition, Heartstream will promptly notify HP of any material event involving its business or operations.

    In addition, except as permitted by the terms of this Agreement, and except as provided in Article 4 of the Heartstream Schedules, without the prior written consent of HP, Heartstream shall not do any of the following and shall not permit its subsidiaries to do any of the following:

        (a) Waive any stock repurchase rights, accelerate, amend or change the period of exercisability of options or restricted stock, or reprice options granted under any employee, consultant or director stock plans or authorize cash payments in exchange for any options granted under any of such plans;

        (b) Grant any severance or termination pay to any officer or employee except payments in amounts consistent with policies and past practices or pursuant to written agreements outstanding, or policies existing, on the date hereof and as previously disclosed in writing to HP, or adopt any new severance plan;

        (c) Transfer or license to any person or entity or otherwise extend, amend or modify in any material respect any rights to the Heartstream Intellectual Property or enter into grants to future patent rights, other than non-exclusive licenses in the ordinary course of business and consistent with past practice;

        (d) Declare or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock;

        (e) Repurchase or otherwise acquire, directly or indirectly, any shares of capital stock;

        (f) Issue, deliver, sell, authorize or propose the issuance, delivery or sale of, any shares of capital stock or any securities convertible into shares of capital stock, or subscriptions, rights, warrants or options to acquire any shares of capital stock or any securities convertible into shares of capital stock, or enter into other agreements or commitments of any character obligating it to issue any such shares or convertible securities, other than the issuance
(i) of shares of Heartstream Common Stock pursuant to the exercise of stock options therefor outstanding as of the date of this Agreement and (ii) shares of Heartstream Common Stock issuable to participants in the Heartstream Employee Stock Purchase Plan consistent with past practice and the terms thereof;

        (g) Cause, permit or propose any amendments to any charter document or Bylaw (or similar governing instruments of any subsidiaries);

        (h) Acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a material portion of the assets of, or by any other manner, any business or any corporation, partnership interest, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the business of Heartstream or enter into any material joint ventures, strategic partnerships or alliances;

        (i) Sell, lease, license, encumber or otherwise dispose of any properties or assets which are material, individually or in the aggregate, to the business of Heartstream, except in the ordinary course of business consistent with past practice;

        (j) Incur any indebtedness for borrowed money (other than ordinary course trade payables or pursuant to existing credit facilities in the ordinary course of business) or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire debt securities of Heartstream or guarantee any debt securities of others;

        (k) Increase the salaries or wage rates of its officers or employees other than in the ordinary course of business, consistent with past practice, or adopt or amend any employee benefit or employee stock purchase or employee option plan, or enter into any employment contract, pay any special bonus or special remuneration to any director or employee, or change in any material respect any management policies or procedures;

        (l) Pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business;

        (m) Make any grant of exclusive rights to any third party;

        (n) Enter into any distribution agreement;

        (o) Enter into any material agreement requiring the consent or approval of any third party with respect to the Merger;

        (p) Commence or institute any litigation (including, without limitation, any counterclaim) or arbitration, or settle or agree to settle any claim, dispute, litigation or arbitration;

        (q) Create any subsidiaries; or

        (r) Agree in writing or otherwise to take any of the actions described in Section 4.1 (a) through (q) above.

                                   ARTICLE V
                             ADDITIONAL AGREEMENTS

    5.1 PROXY STATEMENT/PROSPECTUS; REGISTRATION STATEMENT; OTHER FILINGS; BOARD RECOMMENDATIONS.

        (a) As promptly as practicable after the execution of this Agreement, Heartstream and HP will prepare and file with the SEC, the Proxy Statement and HP will prepare and file with the SEC the Registration Statement in which the Proxy Statement will be included as a prospectus. Each of Heartstream and HP will respond to any comments of the SEC, will use its respective reasonable best efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and will cause the Proxy Statement to be mailed to the Heartstream stockholders at the earliest practicable time. As promptly as practicable after the date of this Agreement, Heartstream and HP will prepare and file any other filings required under the Exchange Act, the Securities Act or any other Federal, foreign or Blue Sky laws relating to the Merger and the transactions contemplated by this Agreement (the "OTHER FILINGS"). Each of Heartstream and HP will notify the other promptly upon the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Registration Statement, the Proxy Statement or any Other Filing or for additional information and will supply the other with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Registration Statement, the Proxy Statement, the Merger or any Other Filing. The Proxy Statement, the Registration Statement and the Other Filings will comply in all material respects with all applicable requirements of law and the rules and regulations promulgated thereunder. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Proxy Statement, the Registration Statement or any Other Filing, Heartstream or HP, as the case may be, will promptly inform the other of such occurrence and cooperate in filing with the SEC or its staff or any other government officials, and/or mailing to stockholders of Heartstream, such amendment or supplement.

        (b) The Proxy Statement will include the recommendation of the Board of Directors of Heartstream in favor of adoption and approval of this Agreement and approval of the Merger, except to the extent that the Board of Directors of Heartstream shall have withdrawn or modified its approval of this Agreement or the Merger in accordance with Section 5.4(b).

    5.2 MEETING OF STOCKHOLDERS. Promptly after the date hereof, Heartstream will take all action necessary in accordance with the Delaware General Corporation Law and its Certificate of Incorporation and Bylaws to convene the Heartstream Stockholders' Meeting to be held as promptly as practicable, and in any event (to the extent permissible under applicable law) within 45 days after the declaration of effectiveness of the Registration Statement, for the purpose of voting upon this Agreement and the Merger; provided, however, that notwithstanding the foregoing, Heartstream may adjourn or postpone the Heartstream Stockholders' Meeting to the extent necessary to ensure that any necessary supplement or amendment to the Proxy Statement shall be provided to Heartstream's stockholders in advance of a vote on the Merger and this Agreement. Heartstream will use its reasonable best efforts to solicit from its stockholders proxies in favor of the adoption and approval of this Agreement and the approval of the Merger and will take all other action necessary or advisable to secure the vote or consent of its stockholders required by the rules of Nasdaq or Delaware Law to obtain such approvals except to the extent that the Board of Directors of Heartstream shall have withdrawn or modified its approval of this Agreement or the Merger in accordance with Section 5.4(b).

    5.3  CONFIDENTIALITY; ACCESS TO INFORMATION.

        (a) The parties acknowledge that Heartstream and HP have previously executed a Nondisclosure Agreement, dated as of May 28, 1997 (the
"CONFIDENTIALITY AGREEMENT"), which Confidentiality Agreement will continue in full force and effect in accordance with its terms.

        (b) ACCESS TO INFORMATION. Heartstream will afford HP and its accountants, counsel and other representatives reasonable access during normal business hours to the properties, books, records and personnel of Heartstream during the period prior to the Effective Time to obtain all information concerning the business, including the status of product development efforts, properties, results of operations and personnel of Heartstream, as HP may reasonably request. No information or knowledge obtained by HP in any investigation will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.

    5.4  NO SOLICITATION.

        (a) From and after the date of this Agreement until the earlier of the Effective Time or termination of this Agreement pursuant to its terms, Heartstream and its subsidiaries will not, and will instruct their respective directors, officers, employees, representatives, investment bankers, agents and affiliates not to, directly or indirectly, (i) solicit or knowingly encourage submission of, any proposals or offers by any person, entity or group (other than HP and its affiliates, agents and representatives), or (ii) participate in any discussions or negotiations with, or disclose any non-public information concerning Heartstream or any of its subsidiaries to, or afford any access to the properties, books or records of Heartstream or any of its subsidiaries to, or otherwise assist or facilitate, or enter into any agreement or understanding with, any person, entity or group (other than HP and its affiliates, agents and representatives), in connection with any Acquisition Proposal with respect to Heartstream. For the purposes of this Agreement, an "ACQUISITION PROPOSAL" means any proposal or offer relating to (i) any merger, consolidation, sale of substantial assets or similar transactions involving Heartstream or any of its subsidiaries (other than sales of assets or inventory in the ordinary course of business or as permitted under the terms of this Agreement), (ii) sale by Heartstream of any shares of capital stock of Heartstream (including without limitation by way of a tender offer or an exchange offer) except as may be permitted pursuant to Article 4, (iii) without limiting clause (ii) above, the acquisition by any person of beneficial ownership or a right to acquire beneficial ownership of, or the formation of any "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) which beneficially owns, or has the right to acquire beneficial ownership of, 10% or more of the then outstanding shares of capital stock of Heartstream (except for acquisitions for passive investment purposes of not more than 15% of the then outstanding shares of capital stock of Heartstream only in circumstances where the person or group qualifies for and files a Schedule 13G with respect thereto and does not become obligated to file a Schedule 13D); or (iv) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing. Heartstream will immediately cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. Heartstream will (i) notify HP as promptly as practicable if it receives any proposal or inquiry or any request for information or access in connection with a bona fide Acquisition Proposal or potential bona fide Acquisition Proposal and (ii) as promptly as practicable notify HP of the significant terms and conditions of any such Acquisition Proposal. In addition, subject to the other provisions of this Section 5.4, from and after the date of this Agreement until the earlier of the Effective Time and termination of this Agreement pursuant to its terms, Heartstream and its subsidiaries will not, and will instruct their respective directors, officers, employees, representatives, investment bankers, agents and affiliates not to, directly or indirectly, make or authorize any public statement, recommendation or solicitation in support of any Acquisition Proposal made by any person, entity or group (other than HP); PROVIDED, HOWEVER, that nothing herein shall prohibit Heartstream's Board of Directors from taking and disclosing to Heartstream's stockholders a position with respect to a tender offer pursuant to Rules 14d-9 and 14e-2 promulgated under the Exchange Act.

        (b) Notwithstanding the provisions of paragraph (a) above, prior to the Effective Time, Heartstream may, to the extent the Board of Directors of Heartstream determines, in good faith, after consultation with and based upon the advice of outside legal counsel, that the Board's fiduciary duties under applicable law require it to do so, participate in discussions or negotiations with, and, subject to the requirements of paragraph (c), below, furnish information to any person, entity or group after such person, entity or group has delivered to Heartstream in writing, an unsolicited bona fide Acquisition Proposal (which may be subject to customary conditions, including a "due diligence" condition) if the Board of Directors of Heartstream in its good faith reasonable judgment determines, after consultation with its independent financial advisors, that (i) such Acquisition Proposal would result in a transaction more favorable than the Merger to the stockholders of Heartstream from a financial point of view and (ii) the person making such Acquisition Proposal is financially capable of consummating such Acquisition Proposal or that the financing necessary to consummate such Acquisition Proposal, to the extent required, is then committed or is capable of being obtained by such person (a "HEARTSTREAM SUPERIOR PROPOSAL"). In addition, notwithstanding the provisions of paragraph (a) above, in connection with a possible Acquisition Proposal, Heartstream may refer any third party to this Section 5.4 or make a copy of this Section 5.4 available to a third party. In the event Heartstream receives a Heartstream Superior Proposal, nothing contained in this Agreement (but subject to the terms hereof) will prevent the Board of Directors of Heartstream from recommending such Heartstream Superior Proposal to its stockholders, if the Board determines, in good faith, after consultation with and based upon the advice of outside legal counsel, that such action is required by its fiduciary duties under applicable law; in such case, the Board of Directors of Heartstream may withdraw, modify or refrain from making its recommendation set forth in Section 5.1(b), and, to the extent it does so, Heartstream may refrain from soliciting proxies to secure the vote of its stockholders as may be required by Section 5.2; PROVIDED, HOWEVER, that Heartstream shall (i) provide HP at least twenty-four (24) hours prior notice of any Heartstream Board meeting at which it is reasonably expected to contemplate a Heartstream Superior Proposal and (ii) not accept or recommend to its stockholders a Heartstream Superior Proposal for a period of not less than five business days after HP's receipt of a copy of such Heartstream Superior Proposal (or a written description of the significant terms and conditions thereof, if not in writing); and PROVIDED FURTHER, that, unless this Agreement has been terminated in accordance with Section 7.1 below, nothing contained in this Section shall limit Heartstream's obligation to hold and convene the Heartstream Stockholders' Meeting (regardless of whether the recommendation of the Board of Directors of Heartstream shall have been withdrawn, modified or not yet made) or to provide the Heartstream stockholders with material information relating to such meeting.

        (c) Notwithstanding anything to the contrary in this Section 5.4, Heartstream will not provide any non-public information to a third party unless:
(i) Heartstream provides such non-public information pursuant to a nondisclosure agreement with terms regarding the protection of confidential information at least as restrictive as such terms in the Confidentiality Agreement; (ii) such non-public information has been previously delivered to HP; and (iii) Heartstream advises HP in writing of such disclosure, including the party to whom such non-public information is disclosed.

    5.5 PUBLIC DISCLOSURE. HP and Heartstream will consult with each other, and to the extent practicable, agree, before issuing any press release or otherwise making any public statement with respect to the Merger, this Agreement or an Acquisition Proposal and will not issue any such press release or make any such public statement prior to such consultation, except as may be required by law or any listing agreement with a national securities exchange. The parties have agreed to the text of the joint press release announcing the signing of this Agreement.

    5.6 LEGAL REQUIREMENTS. Each of HP, Merger Sub and Heartstream will take all reasonable actions necessary or desirable to comply promptly with all legal requirements which may be imposed on them with respect to the consummation of the transactions contemplated by this Agreement (including furnishing all information required in connection with approvals by or filings with any Governmental Entity, and prompt resolution of any litigation prompted hereby) and will promptly cooperate with and furnish information to any party hereto necessary in connection with any such filings with or investigations by any Governmental Entity, and any other such requirements imposed upon any of them or their respective subsidiaries in connection with the consummation of the transactions contemplated by this Agreement. HP will use its commercially reasonable efforts to take such steps as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable to the issuance of HP Common Stock pursuant hereto. Heartstream will use its commercially reasonable efforts to assist HP as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable in connection with the issuance of HP Common Stock pursuant hereto.

    5.7 THIRD PARTY CONSENTS. As soon as practicable following the date hereof, HP and Heartstream will each use its reasonable best efforts to obtain all material consents, waivers and approvals under any of its or its subsidiaries' agreements, contracts, licenses or leases required to be obtained in connection with the consummation of the transactions contemplated hereby.

    5.8 NOTIFICATION OF CERTAIN MATTERS. HP and Merger Sub will give prompt notice to Heartstream, and Heartstream will give prompt notice to HP, of the occurrence, or failure to occur, of any event, which occurrence or failure to occur would be reasonably likely to cause (a) any representation or warranty contained in this Agreement and made by it to be untrue or inaccurate in any material respect at any time from the date of this Agreement to the Effective Time such that the conditions set forth in Section 6.2(a) or 6.3(a), as the case may be, would not be satisfied as a result thereof or (b) any material failure of HP and Merger Sub or Heartstream, as the case may be, or of any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement. Notwithstanding the above, the delivery of any notice pursuant to this Section will not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

    5.9 BEST EFFORTS AND FURTHER ASSURANCES. Subject to the respective rights and obligations of HP and Heartstream under this Agreement, each of the parties to this Agreement will use its reasonable best efforts to effectuate the Merger and the other transactions contemplated hereby and to fulfill and cause to be fulfilled the conditions to closing under this Agreement; provided that neither HP nor Heartstream nor any subsidiary or affiliate thereof will be required to agree to any divestiture by itself or any of its affiliates of shares of capital stock or of any business, assets or property, or the imposition of any material limitation on the ability of any of them to conduct their businesses or to own or exercise control of such assets, properties and stock. Subject to the foregoing, each party hereto, at the reasonable request of another party hereto, will execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of the transactions contemplated hereby.

    5.10  EMPLOYEE BENEFITS.

        (a) From and after the Effective Time, HP shall grant all continuing employees of Heartstream credit for service (to the same extent as service with HP or any subsidiary of HP is taken into account with respect to similarly situated employees of HP and the subsidiaries of HP) with Heartstream for determining the following HP employee benefits: accrual of flexible time off
(FTO) and eligibility for participation in HP's profit sharing. Except as set forth above, such employees will be treated as new hires by HP and the Surviving Corporation and will not receive credit for past service with Heartstream for determination of benefits under HP's benefit plans, including HP's Retirement Plan, Service Award Program, Work-Force-Balancing and service-based retiree health benefits. Nothing contained herein shall create or imply any obligation on the part of HP, Merger Sub, Heartstream or the Surviving Corporation to provide any continuing employment right to any individual.

        (b) Except as otherwise provided below, each holder of a Heartstream Stock Option shall be permitted to elect to receive (subject to any required tax withholding) at the Effective Time from the Surviving Corporation, for each Heartstream Stock Option held by such holder immediately prior to the Effective Time, an amount in cash equal to the product of (x) the excess, if any, of the Indicated Value (as defined below) over the applicable exercise price per share of such Heartstream Stock Option (determined on an option by option basis) and
(y) the number of shares of Heartstream Common Stock subject to such Heartstream Stock Option (assuming full exercisability thereof) immediately prior to the Effective Time (such amount with respect to any Heartstream Stock Option, the "Option Consideration"), and thereafter each such Heartstream Stock Option shall be canceled. Promptly following the date hereof, Heartstream shall cause to be delivered or mailed to each holder of a Heartstream Stock Option (i) any notification with respect to the effect of the Merger on such Heartstream Stock Options as may be required by any Heartstream Stock Option Plan and (ii) a form of election (an "Election Form") which shall indicate that such holder may elect either (A) to have such holder's Heartstream Stock Options canceled in the Merger in the manner contemplated therefor, or (B) to exercise such Heartstream Stock Options effective immediately prior to the Effective Time by the payment of the exercise price contemplated thereby. Such Election Forms shall indicate
(1) that any election indicated thereon shall be contingent upon the occurrence of the Merger, (2) that if such holder elects to receive the Option Consideration (a "Cash Election") in respect of such holder's Heartstream Stock Options and the Merger shall occur, such holder's Cash Election shall constitute such holder's (a) consent to and acknowledgment of the cancellation of such holder's Heartstream Stock Options at the Effective Time, (b) release of HP and the Surviving Corporation from any and all liability or obligation in connection with each of such holder's Heartstream Stock Options, and (c) such holder's agreement not to exercise such Heartstream Stock Options prior to the earlier of the Effective Time or the termination of this Agreement. No interest shall accrue or be paid to the beneficial owner or holder of any Heartstream Stock Option with respect to the Option Consideration payable upon the cancellation of any Heartstream Stock Option. For purposes hereof, the "Indicated Value" shall mean the product obtained by multiplying the Exchange Ratio as determined in accordance with Section 1.6(a) by the Average Closing Price as determined in accordance with Section 1.6(a).

    5.11  INDEMNIFICATION.

        (a) From and after the Effective Time, HP will fulfill and honor and will cause the Surviving Corporation to fulfill and honor in all respects the obligations of Heartstream pursuant to any indemnification agreements between Heartstream and its directors and officers or indemnification provisions under Heartstream's Certificate of Incorporation or Bylaws existing prior to the date hereof. From and after the

Effective Time, such obligations shall be the joint and several obligations of HP and the Surviving Corporation and, by executing this Agreement, HP hereby assumes such obligations. The Certificate of Incorporation and Bylaws of the Surviving Corporation will contain indemnification provisions substantially similar to those set forth in Heartstream's Certificate of Incorporation and Heartstream's Bylaws, and such provisions shall not be amended, repealed or otherwise modified after the Effective Time in any manner that would adversely affect the rights thereunder of the individuals who immediately prior to the Effective Time were entitled to indemnification thereunder, unless any such amendment or modification shall be required by applicable law.

        (b) For a period of three (3) years from and after the Effective Time, HP shall cause the Surviving Corporation to maintain in effect directors' and officers' liability insurance policies covering the persons who are currently covered in Heartstream's policies and on terms not materially less favorable than the existing insurance coverage with respect to matters occurring prior to the Effective Time; PROVIDED, HOWEVER, that in no event shall the Surviving Corporation be required to expend pursuant to this subsection (b) more than an amount per year equal to 110% of current annual premiums paid by Heartstream for such insurance, PROVIDED FURTHER that if the annual premiums exceed such amount, the Surviving Corporation shall only be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount.

        (c) This Section 5.11 will survive the consummation of the Merger at the Effective Time, is intended to benefit Heartstream, the Surviving Corporation and the indemnified parties, and will be binding on all successors and assigns of the Surviving Corporation and HP.

    5.12 NYSE LISTING. HP agrees to authorize for listing on the New York Stock Exchange the shares of HP Common Stock issuable in connection with the Merger, upon official notice of issuance.

    5.13 HEARTSTREAM AFFILIATE AGREEMENT. Set forth on the Heartstream Schedules is a list of those persons who may be deemed to be, in Heartstream's reasonable judgment, affiliates of Heartstream within the meaning of Rule 145 promulgated under the Securities Act (each a "HEARTSTREAM AFFILIATE"). Heartstream will provide HP with such information and documents as HP reasonably requests for purposes of reviewing such list. Heartstream will use its reasonable best efforts to deliver or cause to be delivered to HP, as promptly as practicable on or following the date hereof, from each Heartstream Affiliate an executed affiliate agreement in substantially the form attached hereto as EXHIBIT B (the "HEARTSTREAM AFFILIATE AGREEMENT"), each of which will be in full force and effect as of the Effective Time. HP will be entitled to place appropriate legends on the certificates evidencing any HP Common Stock to be received by a Heartstream Affiliate pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for the HP Common Stock, consistent with the terms of the Heartstream Affiliate Agreement.

    5.14 REGULATORY FILINGS; REASONABLE EFFORTS. As soon as may be reasonably practicable, Heartstream and HP each shall file with the United States Federal Trade Commission (the "FTC") and the Antitrust Division of the United States Department of Justice ("DOJ") Notification and Report Forms relating to the transactions contemplated herein as required by the HSR Act, as well as comparable pre-merger notification forms required by the merger notification or control laws and regulations of any applicable jurisdiction, as agreed to by the parties. Heartstream and HP each shall promptly (a) supply the other with any information which may be required in order to effectuate such filings and (b) supply any additional information which reasonably may be required by the FTC, the DOJ or the competition or merger control authorities of any other jurisdiction and which the parties may reasonably deem appropriate.

    5.15 TAX-FREE REORGANIZATION. No party shall take any action either prior to or after the Effective Time that could reasonably be expected to cause the merger to fail to qualify as a "reorganization" under Section 368(a) of the Code.

    5.16 COMFORT LETTER. Heartstream shall use its reasonable best efforts to cause Ernst & Young LLP, certified public accountants to Heartstream, to provide a letter reasonably acceptable to HP, relating to their review of the financial statements relating to Heartstream contained in or incorporated by reference in the Registration Statement.

    5.17 RIGHTS AGREEMENT. Prior to the Effective Time, Heartstream shall take all necessary action to (i) render rights (the "HEARTSTREAM RIGHTS") issued pursuant to the Preferred Share Rights Agreement by and between Heartstream and Chemical Mellon Shareholder Services, L.L.C., as Rights Agent (the "HEARTSTREAM RIGHTS AGREEMENT"), inapplicable to the Merger, and (ii) ensure that (x) neither HP nor any of its Affiliates (as defined in the Heartstream Rights Agreement) is an Acquiring Person (as defined in the Heartstream Rights Agreement) solely by reason of the approval, execution or delivery of this Agreement or the announcement or consummation of the Merger, (y) no Distribution Date, Section 13 Event, Triggering Event or Shares Acquisition Date (each as defined in the Heartstream Rights Agreement) shall occur solely by reason of the approval, execution or delivery of this Agreement, or the announcement or consummation of the Merger, and (z) the right to buy Heartstream Common Stock pursuant to
Section 11(a)(ii) of the Heartstream Rights Agreement shall not arise solely by reason of the approval, execution or delivery of this Agreement, or the announcement or consummation of the Merger.

    5.18 VOTING AGREEMENTS. Heartstream shall use its reasonable best efforts to cause each of the stockholders of Heartstream listed in Section 5.18 of the Heartstream Schedules to enter into a Heartstream Voting Agreement not later than five business days following the mailing of the Proxy Statement to Heartstream's stockholders.

    5.19 401(K) PLAN TERMINATION. Heartstream, by resolution of its Board of Directors, shall terminate Heartstream's 401(k) Plan, which termination shall be effective one day prior to the Effective Time.

    5.20 NONCOMPETITION AGREEMENTS. Heartstream shall use its reasonable best efforts to cause each of the individuals listed in Section 5.20 of the Heartstream Schedules to enter into a Noncompetition Agreement substantially in the form attached hereto as EXHIBIT C.

                                   ARTICLE VI
                            CONDITIONS TO THE MERGER

    6.1 CONDITIONS TO OBLIGATIONS OF EACH PARTY TO EFFECT THE MERGER. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

        (a) HEARTSTREAM STOCKHOLDER APPROVAL. This Agreement shall have been approved and adopted, and the Merger shall have been duly approved, by the requisite vote under applicable law, by the stockholders of Heartstream.

        (b) REGISTRATION STATEMENT EFFECTIVE; PROXY STATEMENT. The SEC shall have declared the Registration Statement effective. No stop order suspending the effectiveness of the Registration Statement or any part thereof shall have been issued and no proceeding for that purpose, and no similar proceeding in respect of the Proxy Statement, shall have been initiated or threatened in writing by the SEC.

        (c) NO ORDER; HSR ACT. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger. All waiting periods, if any, under the HSR Act relating to the transactions contemplated hereby will have expired or terminated early.

        (d) TAX OPINIONS. HP and Heartstream shall each have received written opinions from their respective tax counsel (the General Tax Counsel of HP and Venture Law Group, respectively), in form and substance reasonably satisfactory to them, to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code and such opinions shall not have been withdrawn; PROVIDED, HOWEVER, that if the counsel to either HP or Heartstream does not render such opinion, this condition shall nonetheless be deemed to be satisfied with respect to such party if counsel to the other party renders such opinion to such party. The parties to this Agreement agree to make reasonable representations as requested by such counsel for the purpose of rendering such opinions.

        (e) NYSE LISTING. The shares of HP Common Stock issuable to stockholders of Heartstream pursuant to this Agreement shall have been authorized for listing on the New York Stock Exchange upon official notice of issuance.

    6.2 ADDITIONAL CONDITIONS TO OBLIGATIONS OF HEARTSTREAM. The obligation of Heartstream to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by Heartstream:

        (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of HP and Merger Sub contained in this Agreement shall have been true and correct in all material respects on and as of the date of this Agreement. In addition, the representations and warranties of HP and Merger Sub contained in this Agreement shall be true and correct in all respects on and as of the Effective Time except for changes contemplated by this Agreement and except for those representations and warranties which address matters only as of a particular date (which shall remain true and correct as of such particular date), with the same force and effect as if made on and as of the Effective Time, except in such cases (other than the representation in Section 3.2) where the failure to be so true and correct would not have a Material Adverse Effect on HP. Heartstream shall have received a certificate with respect to the foregoing signed on behalf of HP by an authorized employee of HP;

        (b) AGREEMENTS AND COVENANTS. HP and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Effective Time, and Heartstream shall have received a certificate to such effect signed on behalf of HP by an authorized employee of HP; and

        (c) MATERIAL ADVERSE EFFECT. No Material Adverse Effect with respect to HP shall have occurred since the date of this Agreement.

    6.3 ADDITIONAL CONDITIONS TO THE OBLIGATIONS OF HP AND MERGER SUB. The obligations of HP and Merger Sub to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by HP:

        (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Heartstream contained in this Agreement shall have been true and correct in all material respects as of the date of this Agreement. In addition, the representations and warranties of Heartstream contained in this Agreement shall be true and correct in all respects on and as of the Effective Time except for changes contemplated by this Agreement and except for those representations and warranties which address matters only as of a particular date (which shall remain true and correct as of such particular date), with the same force and effect as if made on and as of the Effective Time, except in such cases (other than the representations in Sections 2.2, 2.3 and 2.21) where the failure to be so true and correct would not have a Material Adverse Effect on Heartstream. HP shall have received a certificate with respect to the foregoing signed on behalf of Heartstream by the Chief Executive Officer and the Chief Financial Officer of Heartstream;

        (b) AGREEMENTS AND COVENANTS. Heartstream shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time, and the HP shall have received a certificate to such effect signed on behalf of Heartstream by the Chief Executive Officer and the Chief Financial Officer of Heartstream; and

        (c) MATERIAL ADVERSE EFFECT. No Material Adverse Effect with respect to Heartstream shall have occurred since the date of this Agreement.

        (d) CONSENTS. Heartstream shall have obtained all material consents, waivers and approvals required in connection with the consummation of the transactions contemplated hereby under the agreements, contracts, licenses or leases set forth in Section 6.3(d) of the Heartstream Schedules.

                                  ARTICLE VII
                       TERMINATION, AMENDMENT AND WAIVER

    7.1 TERMINATION. This Agreement may be terminated at any time prior to the Effective Time of the Merger, whether before or after approval of the Merger by the stockholders of Heartstream:

        (a) by mutual written consent duly authorized by the Executive Committee of HP and the Board of Directors of Heartstream;

        (b) by either Heartstream or HP if the Merger shall not have been consummated by June 30, 1998 for any reason; PROVIDED, HOWEVER, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

        (c) by either Heartstream or HP if a Governmental Entity shall have issued an order, decree or ruling or taken any other action in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which order, decree or ruling is final and nonappealable;

        (d) by either Heartstream or HP if the required approvals of the stockholders of Heartstream contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote at a meeting of Heartstream stockholders duly convened therefor or at any adjournment thereof (PROVIDED that the right to terminate this Agreement under this Section 7.1(d) shall not be available to Heartstream where the failure to obtain Heartstream stockholder approval shall have been caused by the action or failure to act of Heartstream in breach of this Agreement);

        (e) by HP, if (i) the Board of Directors of Heartstream shall have withheld, withdrawn or modified in a manner adverse to HP its recommendation in favor of adoption and approval of this Agreement or the Merger, (ii) Heartstream shall have failed to include in the Proxy Statement/Prospectus the recommendation of the Board of Directors of Heartstream in favor of the Merger and this Agreement, (iii) the Board of Directors of Heartstream shall have failed to reconfirm such recommendation within ten business days after a written request to do so at any time following the announcement or disclosure of an Acquisition Proposal, (iv) the Board of Directors of Heartstream shall have accepted a Heartstream Superior Proposal or recommended a Heartstream Superior Proposal to the stockholders of Heartstream, or (v) the Board of Directors of Heartstream shall have resolved to do any of the foregoing;

        (f) by Heartstream, upon a breach of any representation, warranty, covenant or agreement on the part of HP set forth in this Agreement, or if any representation or warranty of HP shall have become untrue, in either case such that the conditions set forth in Section 6.2(a) or Section 6.2(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided that if such inaccuracy in HP's representations and warranties or breach by HP is curable by HP through the exercise of its commercially reasonable efforts, then Heartstream may not terminate this Agreement under this Section 7.1(f) for thirty days after notice from Heartstream of such breach, provided HP continues to exercise such commercially reasonable efforts to cure such breach;

        (g) by HP, upon a breach of any representation, warranty, covenant or agreement on the part of Heartstream set forth in this Agreement, or if any representation or warranty of Heartstream shall have become untrue, in either case such that the conditions set forth in Section 6.3(a) or Section 6.3(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, PROVIDED, that if such inaccuracy in Heartstream's representations and warranties or breach by Heartstream is curable by Heartstream through the exercise of its commercially reasonable efforts, then HP may not terminate this Agreement under this Section 7.1(g) for thirty days after notice from HP of such breach, provided Heartstream continues to exercise such commercially reasonable efforts to cure such breach;

        (h) by Heartstream at any time prior to the approval of the Merger by the stockholders of Heartstream, if the Board of Directors accepts a Heartstream Superior Proposal (by the execution of a definitive agreement with respect thereto or otherwise) or recommends a Heartstream Superior Proposal to the stockholders of Heartstream.

    7.2 NOTICE OF TERMINATION; EFFECT OF TERMINATION. Any termination of this Agreement under Section 7.1 above will be effective immediately upon the delivery of written notice of the terminating party to the other parties hereto. In the event of the termination of this Agreement as provided in Section 7.1, this Agreement shall be of no further force or effect, except (i) as set forth in this Section 7.2, Section 7.3 and Article VIII (General Provisions), each of which shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any party from liability for any willful or intentional breach of this Agreement. No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.

    7.3  FEES AND EXPENSES.

        (a) GENERAL. Except as set forth in this Section 7.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses whether or not the Merger is consummated; PROVIDED, HOWEVER, that HP and Heartstream shall share equally all fees and expenses, other than attorneys' and accountants fees and expenses, incurred in relation to the printing and filing of the Proxy Statement (including any preliminary materials related thereto) and the Registration Statement (including financial statements and exhibits) and any amendments or supplements thereto.

        (b)  HEARTSTREAM PAYMENTS.

            (i) If prior to or concurrent with the termination of this Agreement
(A) the Board of Directors of Heartstream shall have withheld, withdrawn or modified in a manner adverse to HP its recommendation in favor of the adoption and approval of this Agreement and the approval of the Merger, or (B) Heartstream shall have failed to include in the Proxy Statement/Prospectus the recommendation of the Board of Directors of Heartstream in favor of this Agreement and the Merger, or (C) the Board of Directors of Heartstream shall have failed to reconfirm such recommendation within ten business days after a written request from HP to do so at any time following the announcement or disclosure of an Acquisition Proposal, or (D) the Board of Directors of Heartstream shall have accepted a Heartstream Superior Proposal or recommended a Heartstream Superior Proposal to the stockholders of Heartstream, or (E) the Board of Directors shall have resolved to take any of the actions described in the foregoing clauses (A) through (D), then Heartstream shall pay to HP an amount equal to $6 million in immediately available funds within one business day following the earlier to occur of (x) the termination of this Agreement pursuant to Section 7.1(e), (y) the termination of this Agreement pursuant to
Section 7.1(h) or (z) a Heartstream Negative Vote (as defined below).

            (ii) If no payment shall be required pursuant to clause 7.3(b)(i) above, and if (x) the vote of the stockholders of Heartstream as contemplated by this Agreement approving and adopting this Agreement and approving the Merger shall not have been obtained by reason of the failure to obtain the required vote at a meeting duly convened therefor or at any adjournment thereof (a "Heartstream Negative Vote") and (y) prior to such Heartstream Negative Vote there shall have occurred an Acquisition

Proposal for a Heartstream Acquisition with respect to Heartstream which shall have been publicly disclosed and (z) within 12 months following such Heartstream Negative Vote Heartstream shall enter into a definitive agreement with respect to a Heartstream Acquisition or a Heartstream Acquisition shall have been consummated, then Heartstream shall pay to HP an amount equal to $6 million in immediately available funds within one business day following consummation of a Heartstream Acquisition. "HEARTSTREAM ACQUISITION" shall mean any of the following transactions or series of related transactions: (i) a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Heartstream pursuant to which the stockholders of Heartstream immediately preceding such transaction or series of related transactions hold less than 60% of the equity interests in the surviving or resulting entity of such transaction or transactions; (ii) a sale and issuance by Heartstream of shares of capital stock of Heartstream which would, upon issuance, represent more than 40% of the outstanding shares of capital stock of Heartstream; (iii) a sale or other disposition by Heartstream of assets (excluding inventory and used equipment sold in the ordinary course of business) representing in excess of 40% of the fair market value of Heartstream's business immediately prior to such sale; or (iv) the acquisition by any person or group (including by way of a tender offer or an exchange offer or issuance by Heartstream), directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of 40% or more of the then outstanding shares of capital stock of Heartstream.

        (c) Heartstream acknowledges that the agreements contained in Section 7.3(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, HP would not enter into this Agreement; accordingly, if Heartstream fails promptly to pay the amounts due pursuant to
Section 7.3(b), and, in order to obtain such payment, HP commences a suit which results in a judgment against Heartstream for the amounts set forth in Section 7.3(b) and such judgment is not set aside or reversed, Heartstream shall pay to HP its reasonable costs and expenses (including attorneys' fees and expenses) in connection with such suit, together with interest on the amounts set forth in
Section 7.3(b) at the prime rate of Bank of America in effect on the date such payment was required to be made.

        (d) Payment of the fees described in Section 7.3(b) above shall not be in lieu of damages incurred in the event of breach of this Agreement.

    7.4 AMENDMENT. Subject to applicable law, this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of the parties hereto.

    7.5 EXTENSION; WAIVER. At any time prior to the Effective Time any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right.

                                  ARTICLE VIII
                               GENERAL PROVISIONS

    8.1 NON-SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of Heartstream, HP and Merger Sub contained in this Agreement shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time shall survive the Effective Time.

    8.2 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or sent via telecopy (receipt confirmed) to the parties at the following addresses or telecopy numbers (or at such other address or telecopy numbers for a party as shall be specified by like notice):

        (a) if to Hewlett-Packard Company or Merger Sub, to:

            Hewlett-Packard Company

            Cardiology Products Division

            3000 Minuteman Road

            Andover, MA 01810

            Attention: General Manager

            Telephone No.: (978) 659-4800

            Telecopy No.: (978) 794-8152

            with copies to:

            Hewlett-Packard Company

            3000 Hanover Street

            Palo Alto, CA 94304

            Attention: General Counsel

            Telephone No.: (650) 857-1501

            Telecopy No.: (650) 857-4392

            and

            Wilson Sonsini Goodrich & Rosati,

            Professional Corporation

            650 Page Mill Road

            Palo Alto, California 94304-1050

            Attention: Larry W. Sonsini, Esq.

                    David C. Drummond, Esq.

            Telephone No.: (650) 493-9300

            Telecopy No.: (650) 493-6811

            if to Heartstream, Inc. to:

            Heartstream, Inc.

            2401 Fourth Avenue, Suite 300

            Seattle, WA 98121

            Attention: General Counsel

            Telephone No.: (206) 834-7630

            Telecopy No.: (206) 834-9694

            with copies to:

            Venture Law Group

            A Professional corporation

            2800 Sand Hill Road

            Menlo Park, CA 94025

            Attention: Steven Tonsfeldt

            Telephone No.: (650) 854-4488

            Telecopy No.: (650) 233-8386

            and

            Venture Law Group

            A Professional corporation

            4750 Carillon Point

            Kirkland, WA 98033

            Attention: William Ericson

            Telephone No.: (425) 739-8700

            Telecopy No.: (425) 739-8750

    8.3  INTERPRETATION; KNOWLEDGE.

        (a) When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. The words "INCLUDE," "INCLUDES" and "INCLUDING" when used herein shall be deemed in each case to be followed by the words "without limitation." The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to "THE BUSINESS OF" an entity, such reference shall be deemed to include the business of all direct and indirect subsidiaries of such entity. Reference to the subsidiaries of an entity shall be deemed to include all direct and indirect subsidiaries of such entity.

        (b) For purposes of this Agreement (a) as it relates to HP, the term "KNOWLEDGE" means, with respect to any matter in question, that any of the Chief Executive Officer, Chief Financial Officer or Controller of HP, has actual knowledge of such matter; (b) as it relates to Heartstream, the term "KNOWLEDGE" means, with respect to any matter in question, that any of the Chief Executive Officer, Chief Financial Officer, General Counsel or other persons listed in
Section 8.3(b) of the Heartstream Schedules has knowledge of such matter.

    8.4 COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

    8.5 ENTIRE AGREEMENT; THIRD PARTY BENEFICIARIES. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including Heartstream Schedules (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, it being understood that the Confidentiality Agreement shall continue in full force and effect until the Closing and shall survive any termination of this Agreement; and (b) are not intended to confer upon any other person any rights or remedies hereunder, except as specifically provided in Section 5.11.

    8.6 SEVERABILITY. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

    8.7 OTHER REMEDIES; SPECIFIC PERFORMANCE. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

    8.8 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of California, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof; provided that issues involving the Merger and related matters shall be governed by the laws of the State of Delaware; and provided further that the corporate governance of any of the parties hereto shall be governed by their respective jurisdictions of incorporation.

    8.9 RULES OF CONSTRUCTION. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

    8.10 ASSIGNMENT. Heartstream acknowledges that HP may change its jurisdiction of incorporation prior to the Effective Time. Except for an assignment by HP in connection with a merger consummated for the purpose of effecting a change in HP's jurisdiction of incorporation, no party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other party. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized respective officers as of the date first written above.

                                HEWLETT-PACKARD COMPANY

                                By:  /s/ STEPHEN H. RUSCKOWSKI
                                     -----------------------------------------
                                     Name: Stephen H. Rusckowski
                                     Title:General Manager
                                          Cardiology Products Division

                                WHISTLER ACQUISITION CORPORATION

                                By:  /s/ STEPHEN H. RUSCKOWSKI
                                     -----------------------------------------
                                     Name: Stephen H. Rusckowski
                                     Title:General Manager
                                          Cardiology Products Division

                                HEARTSTREAM, INC.

                                By:  /s/ ALAN LEVY
                                     -----------------------------------------
                                     Name: Alan Levy
                                     Title: President and CEO

                       **** REORGANIZATION AGREEMENT ****

                                                                         ANNEX B

                       GOLDMAN, SACHS & CO. FAIRNESS OPINION

                                                            [GOLDMAN SACHS LOGO]

PERSONAL AND CONFIDENTIAL

December 29, 1997

Board of Directors
Heartstream, Inc.
2401 Fourth Avenue
Suite 300
Seattle, Washington 98121

Ladies and Gentlemen:

    You have requested our opinion as to the fairness from a financial point of view to the holders of the outstanding shares of Common Stock, par value $.001 per share (the "Shares"), of Heartstream, Inc. (the "Company") of the Exchange Ratio (as defined below) to be received for each Share pursuant to the Agreement and Plan of Merger, dated as of December 29, 1997, among Hewlett-Packard Company ("HP"), Whistler Acquisition Corp., a wholly owned subsidiary of HP ("Merger Sub"), and the Company (the "Agreement"). Pursuant to the Agreement, HP will cause Merger Sub to merge with and into the Company and each Share (other than Shares held by the Company or owned by Merger Sub, HP or any direct or indirect wholly owned subsidiary of the Company or HP) will be canceled and extinguished and automatically converted into the right to receive that number of shares (the "Exchange Ratio") of Common Stock, par value $1.00 per share (the "HP Common Stock"), of HP derived by dividing $11.00 by the Average Closing Price (as defined in the Agreement).

    Goldman, Sachs & Co., as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. We are familiar with the Company, having acted as its financial advisor in connection with, and having participated in certain of the negotiations leading to, the Agreement. We also have provided certain investment banking services to HP from time to time, including acting as a dealer for HP's ongoing commercial paper program, having acted as agent in connection with HP's open market stock repurchase program in September 1997 and having acted as lead manager of HP's offering of $200 million principal amount of 6.125% Notes due 2000 in July 1997, and may provide investment banking services to HP and its subsidiaries in the future. Goldman, Sachs & Co. provides a full range of financial advisory and securities services and, in the course of its normal trading activities, may from time to time effect transactions and hold securities, including derivative securities, of the Company or HP for its own account and for the account of customers.

    In connection with this opinion, we have reviewed, among other things, the Agreement; the Registration Statement on Form S-1 of the Company dated January 31, 1996; the Annual Report to Stockholders and Annual Report on Form 10-K of the Company for the year ended December 31, 1996; Annual Reports

Heartstream, Inc.
December 29, 1997
Page Two

to Stockholders and Annual Reports on Form 10-K of HP for the five fiscal years ended October 31, 1996; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company and HP; certain other communications from the Company and HP to their respective stockholders; and certain internal financial analyses and forecasts for the Company prepared by its management. We also have held discussions with members of the senior management of the Company and HP regarding the strategic rationale for, and the potential benefits of, the transaction contemplated by the Agreement and the past and current business operations, financial condition and future prospects of their respective companies. In addition, we have reviewed the reported price and trading activity for the Shares and the HP Common Stock, compared certain financial and stock market information for the Company and HP with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the medical device industry specifically and in other industries generally and performed such other studies and analyses as we considered appropriate.

    We have relied upon the accuracy and completeness of all of the financial and other information reviewed by us and have assumed such accuracy and completeness for purposes of rendering this opinion. In that regard, you have informed us that you believe there are risks and uncertainties in achieving the financial forecasts for the Company prepared by its management. In addition, we have not made an independent evaluation or appraisal of the assets and liabilities of the Company or HP or any of their subsidiaries and we have not been furnished with any such evaluation or appraisal. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated by the Agreement and such opinion does not constitute a recommendation as to how any holder of Shares should vote with respect to such transaction.

    Based upon and subject to the foregoing and based upon such other matters as we consider relevant, it is our opinion that as of the date hereof the Exchange Ratio pursuant to the Agreement is fair from a financial point of view to the holders of Shares.

                                          Very truly yours,

                                          GOLDMAN, SACHS & CO.

                                          --------------------------------------

                             HEARTSTREAM, INC.

            SPECIAL MEETING OF STOCKHOLDERS - MARCH 26, 1998
        THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                 OF HEARTSTREAM, INC. (THE "COMPANY")

     The undersigned hereby appoints Alan J. Levy and James R. Shay, and each of them, as attorneys-in-fact and proxies of the undersigned, with full power of substitution, to vote all of the shares of the Company's common stock which the undersigned may be entitled to vote at the Special Meeting of Stockholders of the Company to be held at The Edgewater, 2411 Alaskan Way, Seattle, Washington 98121, on March 26, 1998 at 9:00 a.m., local time, and at any and all adjournments or postponements thereof, with all of the powers the undersigned would possess if personally present, upon and in respect of the following proposal and in accordance with the following instructions. The proposal referred to herein is described in detail in the accompanying Proxy Statement/Prospectus.

     UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR THE PROPOSAL SPECIFIED ON THE REVERSE SIDE. IF A SPECIFIC DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.

             (CONTINUED AND TO BE SIGNED ON REVERSE SIDE)


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

                                                               PLEASE
                                                             MARK VOTES   /X/
                                                             AS IN THIS
                                                               EXAMPLE

PLEASE MARK, DATE, SIGN AND RETURN THIS PROXY CARD PROMPTLY IN THE ENCLOSED POSTPAID RETURN ENVELOPE. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE FOLLOWING PROPOSAL.

1. To (i) approve and adopt the Agreement and Plan of Reorganization, dated          FOR     AGAINST    ABSTAIN
   as of December 29, 1997, among the Company, Hewlett-Packard Company, a            / /       / /        / /
   California corporation ("HP"), and Whistler Acquisition Corporation, a
   Delaware corporation and wholly-owned subsidiary of HP, and (ii) approve the merger of Whistler Acquisition Corporation with and into the Company pursuant to which the Company will become a wholly-owned subsidiary of HP and all outstanding shares of the Company's Common Stock will be converted into shares of HP Common Stock

   The undersigned acknowledges receipt of a copy of the Notice of Special
   Meeting of Stockholders and Proxy Statement/Prospectus relating to the meeting.

                                                                   IMPORTANT: In signing this proxy please sign
                                                                   exactly as your name(s) is (are) shown on the share
                                                                   certificate to which the proxy applies. When signing
                                                                   as an attorney, executor, administrator, trustee or
                                                                   guardian, please give your full title as such. If a
                                                                   corporation, please sign in full corporate name by
                                                                   President or other authorized officer. If a
                                                                   partnership, please sign in partnership name by
                                                                   authorized person. EACH JOINT TENANT OR COMMUNITY
                                                                   PROPERTY HOLDER OF THE SHARES MUST SIGN.

                                                                   PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD
                                                                   PROMPTLY USING THE ENCLOSED ENVELOPE.


SIGNATURE(s)_______________________________________________________________  DATE__________________________________
(Additional signature if held jointly)_____________________________________


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